UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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of the Securities Exchange Act of 1934

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Qorvo, Inc.
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June 28, 2017

Dear Stockholders:

You are cordially invited to attend Qorvo’s 2017 Annual Meeting of Stockholders, which will be held on Tuesday, August 8, 2017, at 8:00 a.m. Pacific Time at Hotel deLuxe, 729 SW 15th Avenue, Portland, Oregon 97205. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting of Stockholders and Proxy Statement.

On or about June 28, 2017, we began mailing to certain stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2017 Annual Report, via the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials. Stockholders who did not receive the Notice of Internet Availability of Proxy Materials will receive a paper copy of the Notice of Annual Meeting of Stockholders, Proxy Statement, Form of Proxy and 2017 Annual Report, which we also began mailing on or about June 28, 2017. Copies of our Notice of Annual Meeting of Stockholders, Proxy Statement, Form of Proxy and 2017 Annual Report are available at www.proxyvote.com.

Your vote is important to us. It is important that your shares of common stock be represented at the Annual Meeting so that a quorum may be established. Even if you plan to attend the Annual Meeting in person, please read the proxy materials carefully and then vote your proxy as soon as possible. You may vote over the Internet, by telephone or by mailing a completed proxy card. Additional information is provided in the proxy materials. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

Sincerely,

Jeffrey C. Howland

Secretary

QORVO, INC.

7628 THORNDIKE ROAD

GREENSBORO, NORTH CAROLINA 27409-9421

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AUGUST 8, 2017

Dear Stockholders:

We hereby give notice that the Annual Meeting of Stockholders of Qorvo, Inc. (“Qorvo”) will be held on Tuesday, August 8, 2017, at 8:00 a.m. Pacific Time at Hotel deLuxe, 729 SW 15th Avenue, Portland, Oregon 97205 for the following purposes:

(1)	To elect the eleven directors named in the accompanying proxy statement to serve a one-year term and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.

(2)	To approve, on an advisory basis, the compensation of our Named Executive Officers (as defined in the proxy statement).

(3)	To reapprove the Qorvo, Inc. 2012 Stock Incentive Plan, for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

(4)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018.

(5)	To transact such other business as may properly come before the meeting.

Under Delaware law, only stockholders of record at the close of business on the record date, which is June 15, 2017, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Jeffrey C. Howland

Secretary

June 28, 2017

    2017 Proxy Statement    i

2017 Proxy Statement Summary

2017 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

●	Time and Date	8:00 a.m. Pacific Time, August 8, 2017
●	Place	Hotel deLuxe 729 SW 15th Avenue Portland, Oregon 97205
●	Record Date	June 15, 2017
●	Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals.
●	Entry	If you decide to attend the meeting in person, upon your arrival you will need to present valid photo identification and, if you are not a registered holder, present proof of ownership of Qorvo common stock. See page 1 for further instructions.

Meeting Agenda

		Board Vote Recommendation	Page Reference (for more detail)

●	Election of eleven directors	FOR ALL	3

●	Approval, on an advisory basis, of the compensation of our Named Executive Officers	FOR	48

●	Reapproval of the Qorvo, Inc. 2012 Stock Incentive Plan, for purposes of Section 162(m) of the Internal Revenue Code	FOR	49

●	Ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2018	FOR	57

Transact such other business that properly comes before the meeting

Board Nominees

The following table provides summary information about each director nominee. The nominees receiving a majority of the votes cast at the meeting will be elected as directors.

Name	Age	Director Since	Occupation	Independent	AC	CC	GNC	CDC
Ralph G. Quinsey	61	2015	Chairman of the Board of Qorvo					X
Robert A. Bruggeworth	56	2013	President and CEO of Qorvo					X
Daniel A. DiLeo	69	2015	Principal of Daniel DiLeo, LLC	X	X			C
Jeffery R. Gardner	57	2015	President and CEO of MONI Smart Security	X	C		X
Charles Scott Gibson	65	2015	Chairman of Gibson Enterprises	X	X		X
John R. Harding	62	2015	Co-founder, President and CEO of eSilicon Corporation	X		X		X
David H. Y. Ho	58	2015	Chairman and Founder of Kiina Investment Ltd.	X		X		X
Roderick D. Nelson	57	2015	Chief Technology Officer of Globetouch, Inc. and Co-founder and Principal of Tritech Sales and Services, LLC	X	X			X
Dr. Walden C. Rhines	70	2015	CEO and Chairman of Mentor Graphics Corporation	X		C	X
Susan L. Spradley	56	2017	Principal of Spradley Consulting LLC	X			X	X
Walter H. Wilkinson, Jr.	71	2015	Founder and General Partner of Kitty Hawk Capital	X		X	C

AC	Audit Committee
CC	Compensation Committee
GNC	Governance and Nominating Committee

CDC	Corporate Development Committee
C	Committee Chair

ii         2017 Proxy Statement

2017 Proxy Statement Summary

Advisory Vote on the Compensation of our Named Executive Officers

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers. The Board believes that our compensation policies and practices are effective in achieving our goals of paying for financial and operating performance and aligning the interests of our Named Executive Officers with those of our stockholders.

We refer to our CEO, our CFO, our three other executive officers and our former CFO as our Named Executive Officers throughout this proxy statement. We refer to our CEO, our CFO and our three other executive officers as our continuing Named Executive Officers throughout this proxy statement.

Reapproval of the Qorvo, Inc. 2012 Stock Incentive Plan, for Purposes of Section 162(m) of the Internal Revenue Code

We are asking our stockholders to reapprove the Qorvo, Inc. 2012 Stock Incentive Plan, or the 2012 Plan, including the material terms of the performance goals, to allow certain awards to continue to qualify as performance-based compensation deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

Independent Registered Public Accounting Firm

As a matter of good governance, we are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2018.

Fiscal 2017 Executive Compensation Elements

Cash compensation, which accounts for approximately 35% of each Named Executive Officer’s total compensation, consists of base salary and cash bonuses as further described below.

Equity compensation, which accounts for approximately 65% of each Named Executive Officer’s total compensation, consists of performance-based and service-based restricted stock unit awards as further described below.

Type	Form	Terms
Cash	Salary	Generally eligible for annual increase.
	Bonus	Based on attainment of Company performance metrics.
Equity	Performance-Based Restricted Stock Units (RSUs)	One-half earned based on total stockholder return, or TSR, and one-half earned based on Company performance objectives.
	Total Stockholder Return (TSR) RSUs	Based on Qorvo TSR compared to external TSR benchmark index. Earned and vested over one-year, two-year and three-year performance periods.
	Company Objectives RSUs	Based on achievement of Company performance objectives. Earned at the end of a specified performance period, with 50% vesting at the end of the performance period and the remaining 50% vesting in equal installments over the following two years.
	Service-Based RSUs	Vest in increments of 25% per year over four years.

Other Employee Benefits	Health & Disability Insurance, 401(k) Plan, Employee Stock Purchase Plan & Deferred Compensation Plan	Eligible to participate in same employee benefit plans generally available to all employees.

    2017 Proxy Statement    iii

2017 Proxy Statement Summary

Fiscal 2017 Compensation Decisions

Effective as of the start of fiscal 2017, we increased the base salaries for each of Robert A. Bruggeworth, Steven E. Creviston, James L. Klein and Gina B. Harrison by between 3% and 4% in order to keep their base salaries competitive with those of their peers. As a result of our strong financial performance in the first six months of fiscal 2017, our continuing Named Executive Officers received cash bonuses at 158.1% of their target percentage based on their base salary paid during this semi-annual performance period. Based on our financial performance in the second six months of fiscal 2017, the continuing Named Executive Officers received cash bonuses at 64.3% of their target percentage based on their base salary paid during this semi-annual performance period. Additionally, the continuing Named Executive Officers earned (i) TSR RSUs at 105.6% of their targeted number of 2017 TSR RSUs based on the performance of our stock in fiscal 2017 in comparison to a benchmark index, (ii) Company Objectives-based RSUs at 95% of the targeted number of units, reflecting the achievement of four of six specified Company goals, and (iii) Service-Based RSUs in amounts consistent with our equity-based compensation practices.

We believe our compensation program provides a balanced and stable foundation for awarding our Named Executive Officers for achieving our corporate objectives. Our compensation philosophy emphasizes team effort, which we believe fosters rapid adjustment and adaptation to fast-changing market conditions and helps not only to achieve our short-term and long-term goals, but also to align the interests of our management team with those of Qorvo and our stockholders.

Fiscal 2017 Compensation Summary

The following table summarizes the compensation of our Named Executive Officers for the fiscal year ended April 1, 2017, as determined by the rules of the Securities and Exchange Commission, or SEC. The table includes information with respect to Steven J. Buhaly, who served as our CFO until June 5, 2016 and retired from Qorvo effective July 30, 2016.

Name	Year	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Compensation ($)
Robert A. Bruggeworth, President and CEO	2017	794,398	4,854,843	940,604	9,340	6,599,185
Mark J. Murphy, CFO (1)	2017	367,784	4,324,853	194,903	18,884	4,906,424
Steven E. Creviston, Corporate VP	2017	469,601	1,985,711	333,618	9,386	2,798,316
James L. Klein, Corporate VP	2017	415,912	1,544,793	295,475	8,026	2,264,206
Gina B. Harrison, VP and Corporate Controller	2017	268,140	385,669	109,165	6,471	769,445
Steven J. Buhaly, Former CFO (2)	2017	128,802	–	–	566,335	695,137

(1)	Mr. Murphy was appointed as our Chief Financial Officer effective June 6, 2016.

(2)	Mr. Buhaly served as our Chief Financial Officer until June 5, 2016 and retired from the Company effective July 30, 2016.

2018 Annual Meeting

●	Stockholder proposals submitted pursuant to SEC Rule 14a-8 must be received by us no later than February 28, 2018.

●

Notice of stockholder proposals outside of SEC Rule 14a-8 submitted pursuant to the advance notice provisions of our bylaws must be delivered to us no earlier than April 10, 2018 and no later than May 10, 2018.

●	Notice of stockholder nominations for director pursuant to the proxy access provisions of our bylaws must be delivered to us no earlier than January 29, 2018 and no later than February 28, 2018.

iv         2017 Proxy Statement

    2017 Proxy Statement    v

General Information

QORVO, INC.

7628 THORNDIKE ROAD

GREENSBORO, NORTH CAROLINA 27409-9421

PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies

The accompanying proxy, for use at the Annual Meeting of Stockholders to be held on Tuesday, August 8, 2017, at 8:00 a.m. Pacific Time at Hotel deLuxe, 729 SW 15th Avenue, Portland, Oregon 97205, and any adjournment thereof (the “annual meeting” or the “meeting”), is solicited on behalf of the Board of Directors of Qorvo, Inc. (the “Company” or “Qorvo”). We are first sending and making available these proxy materials to stockholders on or about June 28, 2017. This solicitation is being made by mail and may also be made in person or by fax, telephone or Internet by our officers or employees. We will pay all expenses incurred in this solicitation. Qorvo will request banks, brokerage houses and other institutions, nominees and fiduciaries to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. We will, upon request, reimburse these parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders Meeting to be held on August 8, 2017:

The Notice of Annual Meeting of Stockholders, Proxy Statement, Form of Proxy and 2017 Annual Report to

Stockholders are available at www.proxyvote.com.

The accompanying proxy is for use at the meeting if a stockholder either will be unable to attend in person or will attend but wishes to vote by proxy. “Registered holders” who have shares registered in the owner’s name through our transfer agent may vote by returning a completed proxy card in the enclosed postage-paid envelope. If your shares are held in “street name,” that is, shares held in the name of a brokerage firm, bank or other nominee, you may receive a voting instruction form from that institution in lieu of a proxy card. In order to lower costs, we have instructed these nominees to send a notice of internet availability of proxy materials to certain beneficial owners. These beneficial owners will have electronic access to our proxy materials but will not receive paper proxy materials unless they request them as provided for in the notice. The notice or voting instruction form will provide information, if applicable, regarding the process for beneficial owners to vote over the Internet, by telephone or by mail. A large number of banks and brokerage firms participate in the Broadridge Financial Solutions online program, which provides eligible beneficial owners the opportunity to vote over the Internet or by telephone. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time on Monday, August 7, 2017. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. If a voting instruction form does not reference Internet or telephone information, or if the stockholder prefers to vote by mail, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided.

Stockholders who elected to access the proxy statement and annual report electronically over the Internet through an arrangement with their brokerage firm, bank or other nominee should receive an e-mail with information on how to access the stockholder information and voting instructions. Stockholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers, for which the stockholder is responsible. Registered holders may also vote their shares in person at the annual meeting. In order to vote shares held in street name in person at the meeting, a proxy issued in the owner’s name must be obtained from the record holder (typically the bank, broker or other nominee) and presented at the annual meeting. If you need directions to Hotel deLuxe so that you can attend the annual meeting and vote in person, please contact Jeffrey C. Howland, our Corporate Secretary, at (336) 664-1233.

If you decide to attend the meeting in person, upon your arrival you will need to present a state or other government-issued photo identification. After a determination that you are a registered holder of Qorvo common stock as of the record date, you will be allowed to attend our annual meeting. If you are not a registered holder, please be sure that you bring your state or government-issued photo identification as well as either (i) a proxy issued to you in your name by your brokerage firm, bank or other nominee, or (ii) a brokerage statement showing your beneficial ownership of Qorvo common stock as of the record date (and a legal proxy from your brokerage firm, bank or other nominee if you wish to vote your shares at the meeting), to present to the registration desk upon your arrival.

You may revoke your proxy at any time before it is exercised by filing with our corporate secretary an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone) or by attending the meeting and electing to vote in person. All shares of our common stock represented by valid proxies received pursuant to this solicitation, and

    2017 Proxy Statement    1

General Information

not revoked before they are exercised, will be voted in the manner specified. If no specification is made, properly executed and returned proxies will be voted “for” all director nominees, “for” approval, on an advisory basis, of the compensation of our Named Executive Officers, “for” reapproval of our 2012 Plan and “for” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2018. Management is not aware of any matters, other than those specified herein, that will be presented for action at the annual meeting. If other matters are properly presented at the annual meeting for consideration, the agents named on the proxy card will have the discretion to vote on those matters for you.

The presence in person or by proxy of a majority of the shares of our common stock outstanding on the record date constitutes a quorum for purposes of voting on a particular matter and conducting business at the meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting. Brokers that are members of certain securities exchanges and that hold shares of our common stock in street name on behalf of beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Under applicable securities exchange rules, the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm is considered a “discretionary” item. This means that brokers may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions. In contrast, certain items are considered “non-discretionary,” and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to such items. Proposals 1-3 in this proxy statement are “non-discretionary” items, which means that brokers that have not received voting instructions from beneficial owners with respect to these matters may not vote on these proposals.

Signed proxies that withhold authority or reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present. Assuming the existence of a quorum at the meeting:

●

The director nominees receiving a majority of the votes cast at the meeting will be elected as directors. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” or “withheld” for that nominee. Broker non-votes are not counted as votes “for” or “against” a director nominee and will have no effect on the outcome of the vote on this proposal.

●

The compensation of our Named Executive Officers will be approved, on an advisory basis, if a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal vote “for” the proposal. Because abstentions constitute shares present and entitled to vote, they will have the effect of a vote against this proposal. Because broker non-votes are not considered present and entitled to vote for purposes of this proposal, they will not be counted as a vote for or against the proposal and will have no effect on the outcome of the vote on this proposal. Because your vote is advisory, it will not be binding on the Company, our Board of Directors or our Compensation Committee. However, the Board of Directors and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our executive officers.

●

Our 2012 Plan will be reapproved if a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal vote “for” the proposal. Because abstentions constitute shares present and entitled to vote, they will have the effect of a vote against this proposal. Because broker non-votes are not considered present and entitled to vote for purposes of this proposal, they will not be counted as a vote for or against the proposal and will have no effect on the outcome of the vote on this proposal.

●

The ratification of the appointment of KPMG LLP will be approved if a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal vote “for” the proposal. Because abstentions constitute shares present and entitled to vote, they will have the effect of a vote against the proposal. If your shares are held in street name and you do not provide voting instructions to your broker, bank or other nominee, your broker, bank or other nominee has discretionary authority to vote your shares with respect to the proposal.

Voting Securities Outstanding

In accordance with Delaware law, June 15, 2017 was fixed as the record date for determining holders of our common stock entitled to notice of and to vote at the meeting. Each share of our common stock issued and outstanding on June 15, 2017 is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Holders of shares of common stock vote together as a voting group on all proposals. At the close of business on June 15, 2017, there were 127,183,374 shares of Qorvo’s common stock outstanding and entitled to vote.

2         2017 Proxy Statement

Proposal 1 - Election of Directors

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees for Election of Directors

Under our amended and restated bylaws, the Board of Directors consists of one or more members, as determined by the Board or the stockholders from time to time. Each director is elected annually to serve for a one-year term and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. All nominees presently serve as directors. There are no family relationships among any of our directors or officers. We intend that the proxy holders named in the accompanying proxy card will vote properly returned proxies to elect the eleven nominees listed below as directors, unless the authority to vote is withheld. Although we expect that each of the nominees will be available for election, if any vacancy in the slate of nominees occurs, we expect that shares of common stock represented by proxies will be voted for the election of a substitute nominee or nominees recommended by the Governance and Nominating Committee and approved by the Board of Directors.

The names of the nominees for election to the Board, their principal occupations and certain other information follow:

Ralph G. Quinsey Age 61 Director Since: 2015 Committees: Corporate Development

Mr. Quinsey has served as Chairman of the Board of Qorvo since January 2015. He was the President and Chief Executive Officer and a director of TriQuint Semiconductor, Inc. (“TriQuint”) from 2002 until TriQuint’s combination with RF Micro Devices, Inc. (“RFMD”) in a merger of equals to form Qorvo, effective January 1, 2015 (the “Business Combination”). From September 1999 to January 2002, Mr. Quinsey was Vice President and General Manager of the Analog Division of ON Semiconductor, a manufacturer of semiconductors for a wide array of applications. From 1979 to September 1999, Mr. Quinsey held various positions at Motorola, a manufacturer of semiconductors and communications equipment, including Vice President and General Manager of the RF/IF Circuits Division, which developed both silicon and GaAs technologies for wireless phone applications. As the former Chief Executive Officer of TriQuint, Mr. Quinsey brings to the Board his deep institutional knowledge regarding our company, with an exceptional understanding of our company’s strengths, challenges and opportunities. Additionally, Mr. Quinsey has significant experience leading a public company through various phases of growth and brings to the Board his extensive knowledge of and breadth of experience with our business resulting from over 35 years in the semiconductor industry. Mr. Quinsey’s strong leadership skills and unique perspective as the long-time leader of TriQuint make him a tremendous asset to the Board.

Robert A. Bruggeworth Age 56 Director Since: 2013 Committees: Corporate Development

Mr. Bruggeworth has served as our President and Chief Executive Officer and as a director since Qorvo’s incorporation in December 2013 in anticipation of the Business Combination. Prior to the Business Combination, he was RFMD’s President from June 2002 until January 2015 and the Chief Executive Officer and a director of RFMD from January 2003 until January 2015. He served as the Vice President of Wireless Products for RFMD from September 1999 to January 2002 and President of Wireless Products from January 2002 to June 2002. Mr. Bruggeworth was previously employed at AMP Inc. (now TE Connectivity LTD), a supplier of electrical and electronic connection devices, from July 1983 to April 1999. He held a number of manufacturing and engineering management positions at AMP Inc., most recently as Divisional Vice President of Global Computer and Consumer Electronics based in Hong Kong. Mr. Bruggeworth is the independent lead director of the board of directors of MSA Safety Inc., a publicly traded global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. As President and Chief Executive Officer, Mr. Bruggeworth understands our business and the challenges and issues that we face and brings to the Board strong leadership skills and substantial global business experience. Mr. Bruggeworth also has over 30 years of experience with respect to manufacturing, marketing and material sourcing for semiconductors and other electronic products.

    2017 Proxy Statement    3

Proposal 1 - Election of Directors

Daniel A. DiLeo Age 69 Director Since: 2015 Committees: Audit Corporate Development (Chair)

Mr. DiLeo has served on the Board of Directors since January 2015. From 2002 until 2015, he served as a director of RFMD. He is currently the principal of Daniel DiLeo, LLC, a consulting firm that he founded in March 2002. Mr. DiLeo was an Executive Vice President of Agere Systems Inc., a manufacturer of semiconductor components and optoelectronics, from March 2001 to April 2002. He served as President of the Optoelectronics Division of Lucent Technologies, Inc., a manufacturer of semiconductor components and optoelectronics, from November 1999 to March 2001, Vice President from June 1998 to October 1999 and Vice President of the wireless business unit from January 1995 to May 1998. He currently sits on the board of and/or advises several private semiconductor device companies in the U.S. Mr. DiLeo brings to the Board and its committees over 37 years of experience in the semiconductor industry, including specific expertise in device design, development, manufacturing and marketing. In addition, Mr. DiLeo has extensive knowledge of global markets, capital projects and strategic development.

Jeffery R. Gardner Age 57 Director Since: 2015 Committees: Audit (Chair) Governance and Nominating

Mr. Gardner has served on the Board of Directors since January 2015. From 2004 until 2015, he served as a director of RFMD. Since September 2015, Mr. Gardner has served as President and Chief Executive Officer of MONI Smart Security (formerly known as Monitronics), one of the largest home security monitoring companies in the U.S. and a wholly owned subsidiary of publicly traded Ascent Capital Group, Inc. Mr. Gardner has served as a director of Ascent Capital Group, Inc. since November 2016. From 2005 until December 2014, Mr. Gardner was President and Chief Executive Officer of Windstream Corporation, a leading provider of advanced network communications and technology solutions, including cloud computing and managed services. Mr. Gardner also served as a director of Windstream from 2005 until February 2015. From January 2000 to December 2005, Mr. Gardner was the Executive Vice President and Chief Financial Officer of ALLTEL. From August 1998 to January 2000, he was the Senior Vice President of Finance and Treasurer of ALLTEL. Since January 2015, Mr. Gardner has served as a member of the board of directors of CalAmp Corp., a publicly traded company that is a leading provider of wireless communications solutions for a broad array of applications to customers globally. He is a National Association of Corporate Directors (NACD) Leadership Fellow, having completed the NACD’s program for corporate directors. Mr. Gardner is a former member of the Business Roundtable, an association of chief executive officers of leading U.S. companies. He also served as Chairman of the United States Telecom Association, a telecommunications trade association. Mr. Gardner has been in the communications industry since 1986. Mr. Gardner brings to the Board and its committees valuable industry insight, including extensive knowledge regarding the requirements of downstream customers, resulting from his experience as a former CEO and CFO of public companies in the wireless telecommunications industry. Additionally, Mr. Gardner has specific expertise in the areas of strategic development, finance, financial reporting and accounting and internal controls.

Charles Scott Gibson Age 65 Director Since: 2015 Committees: Audit Governance and Nominating

Mr. Gibson has served on the Board of Directors since January 2015. From 1992 until 2015, he served as a director of TriQuint. He is currently the Chairman of Gibson Enterprises, a board service firm that he founded in 1992, and serves as a director of a number of high technology companies and not-for-profit organizations. In 1983, he co-founded Sequent Computer Systems Inc., a computer systems company, and served as its CFO and Senior VP Operations from 1983 to 1984, its President from January 1988 to March 1992 and its Co-Chief Executive Officer from 1990 to March 1992. From 1976 to 1983, Mr. Gibson was employed at Intel Corporation as General Manager, Memory Components Operations. He currently serves on the board of directors of RadiSys Corporation, an embedded solutions company for the communications industry, Pixelworks, Inc., a fabless semiconductor company, and Northwest Natural Company, a natural gas distribution company. Mr. Gibson serves on the Board of Trustees of St. Johns Medical Center and the Community Foundation of Jackson Hole. Mr. Gibson brings to the Board and its committees over 30 years of experience serving as a director of technology companies, including companies operating in the semiconductor industry. He also has extensive financial expertise and executive leadership experience. Mr. Gibson became a NACD Board Leadership Fellow in 2017.

4         2017 Proxy Statement

Proposal 1 - Election of Directors

John R. Harding Age 62 Director Since: 2015 Committees: Compensation Corporate Development

Mr. Harding has served on the Board of Directors since January 2015. From 2006 until 2015, he served as a director of RFMD. Mr. Harding co-founded and is President and Chief Executive Officer of eSilicon Corporation, a privately held company that designs and manufactures complex, custom chips for a broad and growing portfolio of large and small firms. Before starting eSilicon Corporation in May 2000, Mr. Harding served as President, Chief Executive Officer and director of publicly traded Cadence Design Systems, Inc., which acquired his former employer, Cooper & Chyan Technology, Inc. Mr. Harding held a variety of senior management positions at Zycad Corporation, and his career also includes positions with TXL and IBM Corporation. From 2012 to 2016, Mr. Harding served on the board of directors of Advanced Micro Devices, Inc. Mr. Harding has also held leadership roles at Drew University and Indiana University, where he was Vice Chairman of the Board of Trustees and a member of the School of Public and Environmental Affairs Advisory Board, respectively. In addition, Mr. Harding has served as a member of the Steering Committee at the U.S. Council on Competitiveness and was a former National Academies Committee member for Software, Growth and Future of the U.S. Economy. Since 2010, Mr. Harding has served as the value chain producer director to the board of directors of the Global Semiconductor Alliance. Mr. Harding is a frequent international speaker on the topics of innovation, entrepreneurship and semiconductor trends and policies. Mr. Harding brings to the Board and its committees a deep understanding of the challenges and issues facing semiconductor companies gained from his experience as Chairman and Chief Executive Officer of eSilicon Corporation. Additionally, Mr. Harding has substantial operational experience, business acumen and expertise in corporate strategy development.

David H. Y. Ho Age 58 Director Since: 2015 Committees: Compensation Corporate Development

Mr. Ho has served on the Board of Directors since January 2015. From 2010 until 2015, he served as a director of TriQuint. Mr. Ho is Chairman and Founder of Kiina Investment Ltd., a venture capital firm that invests in start-up companies in the technology, media and telecommunications industries. Additionally, Mr. Ho serves as a senior advisor for Permira Advisors LLC, a private equity buyout fund. Mr. Ho previously served as Chairman of Greater China for Nokia Siemens Networks, President of Greater China for Nokia Corporation and Senior Vice President of the Nokia Networks Business Group. He has also held senior leadership roles with Nortel Networks and Motorola in China and Canada. Mr. Ho currently serves as a member of the board of Pentair plc (since 2007) and Air Products and Chemicals, Inc. (since 2013) in the United States and China COSCO Shipping Corporation (since 2016, and of China Ocean Shipping Company, which merged with China Shipping to become China COSCO Shipping Corporation, since 2012), the world’s largest shipping conglomerate and a Chinese state-owned enterprise; and China Mobile Communications Corporation (since 2016), the world’s largest mobile communications carrier and a Chinese state-owned enterprise. Mr. Ho previously was a director of Dong Fang Electric Corporation from 2009 through 2015, 3Com Corporation from 2008 through 2010, Owens-Illinois Inc. from 2008 to 2012 and Sinosteel Corporation from 2008 until 2012. Mr. Ho brings to the Board and its committees extensive experience and business knowledge of global markets in diversified industries, with a strong track record in establishing and building mobile handset and infrastructure businesses in China. He also has significant management expertise in operations, mergers, acquisitions and joint ventures in Asia.

Roderick D. Nelson Age 57 Director Since: 2015 Committees: Audit Corporate Development

Mr. Nelson has served on the Board of Directors since January 2015. From 2012 until 2015, he served as a director of TriQuint. Mr. Nelson currently serves as the Chief Technology Officer for Globetouch, Inc., a privately held global provider of 3G and LTE mobile broadband services for connected devices and Internet of Things (IoT) applications. Since 2009, he has been the co-founder and principal of Tritech Sales and Services, LLC, a strategic product, business development and sales function consulting firm. He served as Executive Vice President and Chief Technology Officer of AT&T Wireless Services, where he led the Technology Development Group responsible for the development and deployment of the first 3G networks in the U.S. During his career, Mr. Nelson has worked closely with both national and international regulators and standards bodies on the creation of 3G specifications and standards. Mr. Nelson holds numerous patents covering broad and fundamental aspects of wireless communications. Mr. Nelson brings to the Board and its committees his substantial experience in the wireless communications industry, including his extensive knowledge regarding the requirements of downstream customers. He also has significant technical expertise, such as his 3G standards development experience, and a deep understanding of the regulatory environment applicable to our business.

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Proposal 1 - Election of Directors

Dr. Walden C. Rhines Age 70 Director Since: 2015 Committees: Compensation (Chair) Governance and Nominating

Dr. Rhines has served on the Board of Directors since January 2015. From 1995 until 2015, he served as a director of TriQuint. He has been the Chief Executive Officer of Mentor Graphics Corporation, an electronic design automation company and, as of March 30, 2017, a wholly owned subsidiary of Siemens Industry, Inc., since 1993 and chairman of its board of directors since 2000. Prior to joining Mentor Graphics, he spent 21 years at Texas Instruments, a semiconductor manufacturer, with his most recent position as the Executive Vice President of its Semiconductor Group with responsibility for its worldwide semiconductor business. Dr. Rhines also served as a director of Cirrus Logic, Inc., a semiconductor company, from 1995 to 2009, is a member of the board of Electronic Design Automation Consortium, a trade association for electronic design companies, and serves on the boards of Semiconductor Research Corporation, a technology research consortium, and GlobalLogic, a private product development services company. Dr. Rhines brings to the Board and its committees over 40 years of experience in the semiconductor industry, including substantial operating experience and management expertise as a CEO of a publicly traded technology company. He also brings strong leadership skills and a significant understanding of international markets.

Susan L. Spradley Age 56 Director Since: 2017 Committees: Governance and Nominating Corporate Development

Ms. Spradley has served on the Board of Directors since January 2017. She is currently the principal of Spradley Consulting LLC, a consulting firm that she founded in February 2017. From January 2013 until January 2017, she served in various roles at Viavi Solutions Inc. (formerly JDS Uniphase), most recently as Executive Vice President and General Manager – Network and Service Enablement. Prior to joining Viavi Solutions Inc., Ms. Spradley served as executive director at US-Ignite from April 2011 to December 2012. Prior to that, Ms. Spradley was President of the North America region at Nokia Siemens Networks from 2007 to 2011, responsible for regional profit and loss, sales and service. From 1997 to 2005, she held executive positions at Nortel Networks Corporation. Ms. Spradley also served on the board of directors of publicly traded EXFO Inc. from October 2011 through November 2012. She brings to the Board and its committees more than 25 years of experience in the wireless telecommunications industry, including broad operating experience in sales, product portfolio management, and research and development for multiple global communications-related companies. Ms. Spradley also has extensive public company executive leadership experience.

Walter H. Wilkinson, Jr. Age 71 Director Since: 2015 Committees: Compensation Governance and Nominating (Chair)

Mr. Wilkinson has served on the Board of Directors, as Lead Independent Director, since January 2015. From 1992 until 2015, he served as a director of RFMD, including as the Chairman of the Board from 2008 until 2015. He is the founder and a general partner of Kitty Hawk Capital, a venture capital firm established in 1980, and a founding investor in RFMD. He currently serves on the board of directors of Gladstone Capital Corporation and three of its affiliated public funds that share an investment advisor and administrator: Gladstone Commercial Corporation; Gladstone Investment Corporation; and Gladstone Land Corporation. He previously served on the board of the N.C. State University Foundation and on the boards of other universities and related organizations. He is a past member and director of the National Venture Capital Association and is a past member and Chairman of the National Association of Small Business Investment Companies. He is Founding Chairman of the Carolinas Chapter of the NACD, where he served as a director until December 2015, and is an NACD Leadership Fellow. Mr. Wilkinson serves or has served as a director of numerous venture-backed companies, both public and private. Mr. Wilkinson brings to the Board and its committees strong leadership skills and a unique perspective gained from over 40 years of venture capital experience. He also understands the challenges of leading both private and public companies through changing economic conditions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

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Corporate Governance

CORPORATE GOVERNANCE

Independent Directors

In accordance with the listing standards of The NASDAQ Stock Market LLC, or Nasdaq, and our Corporate Governance Guidelines, the Board of Directors must consist of a majority of independent directors. The Board has determined that Messrs. DiLeo, Gardner, Gibson, Harding, Ho, Nelson, and Wilkinson, Dr. Rhines and Ms. Spradley each satisfy the definition of “independent director” under these Nasdaq listing standards. The Board, in concert with its Governance and Nominating Committee, performed a review to determine the independence of its members and made a subjective determination as to each of these independent directors that no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Qorvo. In making these determinations, the Board reviewed the information provided by the directors and Qorvo with regard to each director’s business and personal activities as they may relate to Qorvo and its management.

Corporate Governance Guidelines

Effective January 2015, and as most recently amended in May 2016, the Board implemented written Corporate Governance Guidelines designed to assist the Board in fulfilling its duties and responsibilities. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards, Board and committee meetings, executive sessions, director compensation, management succession, director continuing education, stock ownership guidelines, “withheld vote” policy, prohibitions on pledging and hedging of our securities and other matters. These Corporate Governance Guidelines are available in the “Investors” section of our website under the heading “Corporate Governance” at http://www.qorvo.com. A stockholder may request a copy of the Corporate Governance Guidelines by contacting our Investor Relations Department at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421.

Board Leadership Structure

As described in the Corporate Governance Guidelines, the Board has a general policy that the roles of Chairman of the Board and Chief Executive Officer should be separated and that the independent directors should be led by a Lead Independent Director, who would be the Chairman of the Board unless the Chairman is not independent. The Board believes this separation of roles promotes communication between the Board, the Chief Executive Officer and other senior management and enhances the Board’s oversight of management.

We believe our leadership structure provides increased accountability of our Chief Executive Officer to the Board and encourages balanced decision-making. We also separate the Chairman and Chief Executive Officer roles in recognition of the differences in the roles. While the Chief Executive Officer is responsible for day-to-day leadership of Qorvo and the setting of strategic direction, the Chairman of the Board provides guidance to the Chief Executive Officer and coordinates and manages the operation of the Board and its committees. Since January 1, 2015, non-employee director Ralph G. Quinsey has held the position of Chairman of the Board.

The duties of the Chairman of the Board include presiding at meetings of the Board, establishing, with the Chief Executive Officer, the agenda for each Board meeting and exercising such other powers and performing other duties as may from time to time be assigned to him by the Board.

Although Mr. Quinsey never has been an officer or employee of Qorvo, Mr. Quinsey is not considered an independent director under Nasdaq rules because he previously served as the Chief Executive Officer of TriQuint until the closing of the Business Combination. Accordingly, non-employee independent director Walter H. Wilkinson, Jr. has served as the Lead Independent Director of the Board since January 1, 2015. As the Lead Independent Director, Mr. Wilkinson is responsible for coordinating the activities of the independent directors, including, among other things: (a) determining appropriate schedules of and agendas for Board and committee meetings; (b) advising the Board as to the quality, quantity and timeliness of the flow of information that is necessary for the independent directors to effectively and responsibly perform their duties; and (c) coordinating, developing the agenda for and moderating executive sessions of the independent directors. The Board believes our current leadership structure with a non-employee Chairman of the Board is appropriate for Qorvo and provides many advantages for the effective operation of the Board. Additionally, the Board believes that the Lead Independent Director plays an important role in assisting the Chairman and the remainder of the Board in assuring effective governance in overseeing the direction and management of Qorvo.

Risk Oversight

The Board, acting through itself or one or more of its committees, has general oversight responsibility for corporate risk management, including oversight of management’s implementation and application of risk management policies, practices and procedures. The Board directly oversees strategic risks such as those relating to competitive dynamics, market trends and developments and changes in macroeconomic conditions. While the Board is responsible for risk oversight, management is

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Corporate Governance

ultimately responsible for assessing and managing material risk exposures. Our senior management typically reports to the Board or one of its committees on key enterprise risk topics, including disaster recovery, network security, quality assurance, global operations and financial risks. The Board and its committees receive these reports at regularly scheduled Board and committee meetings and through telephone briefings and other communications from management when potentially significant risks develop. Members of the Board use these communications with management to discuss and develop a shared understanding of the potential severity of these risks and management’s strategies for addressing these risks. In addition, the Board evaluates our strategic goals and objectives to determine how they may be affected by particular risk exposures.

The Board also exercises a risk oversight role through certain of its committees. Specifically, the Audit Committee discusses certain material risks and exposures with our independent registered public accounting firm and receives reports from our accounting and internal audit management personnel regarding such risks or exposures and how management has attempted to minimize Qorvo’s risk. The Audit Committee’s primary focus is financial risk, including our internal control over financial reporting. Particular areas of focus by the Audit Committee include risks associated with material litigation, taxes, foreign exchange, liquidity, investments, global operations and information technology security. As part of its oversight role, this committee reviews global insurance coverage to mitigate risk, oversees Qorvo’s investment policy and works with management to develop policies and practices to mitigate risks in its areas of focus, including information technology, fraud and anti-corruption.

The Compensation Committee makes a determination regarding risks associated with our compensation policies and practices, and specifically evaluates risks associated with equity overhang and regulatory and other legal risks in regard to equity and retirement plans.

The Governance and Nominating Committee performs risk oversight in the areas of management succession and corporate governance. This includes adoption and administration of our Code of Business Conduct and Ethics, development of succession plans for our Chief Executive Officer and other senior management positions, addressing governance-related matters raised by our stockholders and serving as the Board’s primary independent decision-making authority for assessing and resolving matters, such as potential conflicts of interest, that fall within the broader category of corporate governance.

Each of the above committees reports to the full Board with respect to the risk categories it oversees. These ongoing discussions enable the Board, and other committees, to monitor our exposure and evaluate the mitigation of risk.

Risk Oversight in Compensation Programs

We have assessed our compensation programs and have concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. The risk assessment process included a review of program policies and practices, focusing on programs with variable compensation provisions and identifying the risks related to the programs. The Compensation Committee determined that our compensation programs encourage our employees to take appropriate risk in the performance of our business, but do not encourage excessive risk. We encourage our employees to make decisions that should result in positive short-term and long-term results for our business and our stockholders without providing an incentive for unnecessary risk. The Compensation Committee will continue to monitor our compensation programs on an ongoing basis to ensure that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Code of Ethics

Effective January 2015, and as most recently amended in May 2017, the Board adopted a Code of Business Conduct and Ethics to provide guidance on maintaining our commitment to high ethical standards. The Code of Business Conduct and Ethics applies to all employees, officers, directors, agents, independent contractors and other personnel of Qorvo and our subsidiaries.

A copy of the code is available in the “Investors” section of our website under the heading “Corporate Governance” at http://www.qorvo.com or may be obtained by contacting the Investor Relations Department at the address set forth above. In the event that we amend one or more of the provisions of our code that requires disclosure under applicable law, SEC rules or Nasdaq listing standards, we intend to disclose such amendment on our website. Any waiver of the code with respect to any executive officer or director of Qorvo must be approved by the Board and will be promptly disclosed, along with the reasons for the waiver, as required by applicable law or Nasdaq rules.

Committees and Meetings

The Board maintains four standing committees: the Audit Committee; the Compensation Committee; the Governance and Nominating Committee; and the Corporate Development Committee. Each committee operates under a written charter and reports regularly to the Board. A copy of each of these committee charters is available in the “Investors” section of our website under the heading “Corporate Governance” at http://www.qorvo.com and may also be obtained by contacting the Investor Relations Department at the address set forth above.

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Corporate Governance

Each of the Audit Committee, the Compensation Committee, the Governance and Nominating Committee and the Corporate Development Committee must be comprised of no fewer than three members, each of whom must satisfy membership requirements imposed by the applicable committee charter and, where applicable, Nasdaq listing standards and SEC rules and regulations. Each of the members of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee has been determined by the Board to be independent under applicable Nasdaq listing standards and, in the case of the Audit Committee and the Compensation Committee, under the independence requirements established by the SEC. A majority of the members of the Corporate Development Committee has been determined by the Board to be independent under applicable Nasdaq listing standards. A brief description of the responsibilities of each of these committees and their current membership follows.

Committee Membership
Director	Audit	Compensation	Governance and Nominating	Corporate Development
Ralph G. Quinsey				X
Robert A. Bruggeworth				X
Daniel A. DiLeo	X			C
Jeffery R. Gardner	C		X
Charles Scott Gibson	X		X
John R. Harding		X		X
David H. Y. Ho		X		X
Roderick D. Nelson	X			X
Dr. Walden C. Rhines		C	X
Susan L. Spradley			X	X
Walter H. Wilkinson, Jr.		X	C
C = Committee Chair

Audit Committee

The Audit Committee is a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Audit Committee operates under a written charter adopted in January 2015 and most recently amended in May 2017. The Audit Committee is appointed by the Board to assist the Board in its duty to oversee our accounting, financial reporting and internal control functions and the audit of our financial statements. The Committee’s responsibilities include, among others, direct responsibility for: (a) appointment, compensation, retention and oversight of our independent registered public accounting firm, which reports directly to the Audit Committee; (b) establishing policies and procedures for the review and pre-approval by the Committee of, and approving or pre-approving, all auditing services and permissible non-audit services to be performed by the independent registered public accounting firm, and any non-audit services to be performed by any other accounting firm; (c) periodically reviewing major issues regarding accounting principles and financial statement presentations, including any significant changes in our selection or application of accounting principles; (d) approving the report of the Audit Committee required by SEC rules to be included in our proxy statement; (e) discussing with management policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps management has taken to monitor and control such exposures; and (f) establishing and overseeing procedures for the receipt, retention and treatment of complaints received by Qorvo regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The current members of the Audit Committee are Messrs. DiLeo, Gardner (Chair), Gibson and Nelson, none of whom is an employee of Qorvo and each of whom is independent under existing Nasdaq listing standards and SEC requirements. The Board has examined the SEC’s definition of “audit committee financial expert” and determined that Messrs. Gardner and Gibson each satisfy this definition. See “Report of the Audit Committee,” below.

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Compensation Committee

The Compensation Committee operates under a written charter adopted in January 2015 and most recently amended in May 2015. The Compensation Committee is appointed by the Board to exercise the Board’s authority concerning compensation of our officers and employees and administration of our stock-based and incentive compensation plans. In fulfilling its duties, the Compensation Committee has the authority to, among other things: (a) evaluate and set the compensation of our officers, including our Chief Executive Officer, in accordance with our compensation philosophy; (b) prepare the Compensation Committee report that SEC rules require to be included in our Annual Report on Form 10-K (or timely filed proxy statement); (c) evaluate and make recommendations to the Board concerning compensation of directors; (d) periodically review, and modify if necessary, our philosophy concerning executive compensation and the components of executive compensation; (e) review and discuss with management our Compensation Discussion and Analysis disclosure and formally recommend to the Board that it be included in our Annual Report on Form 10-K (or timely filed proxy statement); (f) make the determination required under SEC rules regarding risks associated with our compensation policies and practices; (g) oversee our compliance with SEC rules and regulations regarding stockholder approval of certain executive compensation matters, including advisory votes on executive compensation and the frequency of such votes; (h) retain (or obtain the advice of) and terminate a compensation consultant, independent legal counsel or other adviser to assist the Committee with the discharge of its duties under the charter, after taking into consideration factors and criteria required by applicable law; and (i) discharge certain other responsibilities generally relating to the administration of our incentive and employee benefit plans. The Compensation Committee may condition its approval of any compensation matter on ratification by the Board if Board action is required by applicable law or otherwise deemed appropriate.

The Compensation Committee regularly consults with members of our executive management team regarding our executive compensation program. Our executive compensation program, including the level of participation by our executive officers in assisting with establishing compensation, is discussed below under “Executive Compensation – Compensation Discussion and Analysis.”

The Board has the discretion to delegate certain areas of authority that are reserved to the Board or the Compensation Committee under our equity compensation plans. The Board has delegated to the Chief Executive Officer, in his capacity as a member of the Board, the authority to grant equity awards: (a) generally to new or promoted Company employees provided that such employees are not directors or executive officers; and (b) to Company employees to promote, reward and recognize outstanding engineering performance and other technical achievements. Pursuant to these delegations, no equity awards may be granted to persons who report directly to the Chief Executive Officer, are subject to Section 16 under the Exchange Act, or are deemed to be covered employees under Section 162(m) of the Code. Additionally, these delegations are subject to predetermined limits per individual and in the aggregate, as established by the Board, and are subject to all terms and conditions of the applicable plan. The Chief Executive Officer is required to report all grants made under these delegations to the Compensation Committee at its next regularly scheduled meeting following such grants.

To assist the Committee with its review and analysis of executive, non-employee director and employee compensation matters during fiscal 2017, the Compensation Committee engaged an independent compensation consulting firm, Compensia, Inc., which we refer to as Compensia. Compensia was instructed to analyze and provide recommendations on non-employee director compensation, and provide input on executive officer total cash compensation and our short- and long-term incentive plans. Additionally, the Committee has engaged Compensia for advice regarding executive compensation performance metrics for fiscal 2018. For a more detailed discussion of the nature and scope of the role of Compensia, see “Executive Compensation – Compensation Discussion and Analysis – Compensation Decision-Making Processes – Role of the Compensation Consultant,” below.

The current members of the Compensation Committee are Mr. Harding, Mr. Ho, Dr. Rhines (Chair) and Mr. Wilkinson, none of whom is an employee of Qorvo and each of whom is independent under existing Nasdaq listing standards, SEC requirements and requirements of Section 162(m) of the Code. See “Executive Compensation – Compensation Discussion and Analysis,” below for details of the processes and procedures involved in setting executive compensation.

Governance and Nominating Committee

The Governance and Nominating Committee operates under a written charter adopted in January 2015. The Governance and Nominating Committee is appointed by the Board to: (a) assist the Board in identifying individuals qualified to become Board and committee members and to recommend to the Board the director nominees; (b) develop and recommend to the Board the policies and guidelines relating to, and generally overseeing matters of, corporate governance and conflicts of interest; (c) lead the Board in its annual review of the performance of the Board and its committees; and (d) carry out the duties and responsibilities delegated by the Board relating to any matters required by the federal securities laws. The current members of the Governance and Nominating Committee are Mr. Gardner, Mr. Gibson, Dr. Rhines, Ms. Spradley and Mr. Wilkinson (Chair), none of whom is an employee of Qorvo and each of whom is independent under existing Nasdaq listing standards. For information regarding stockholder nominations to the Board, see “Procedures for Director Nominations” and “Proposals for 2018 Annual Meeting,” below.

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Corporate Development Committee

The Corporate Development Committee operates under a written charter adopted in January 2015 and most recently amended in March 2015. The Corporate Development Committee is appointed by the Board to (a) assist the Board in fulfilling its responsibilities for overseeing and facilitating the development, implementation and monitoring of our business strategies and plans; and (b) exercise the Board’s authority with respect to the review, evaluation and approval of certain strategic transactions, subject to the limitations and requirements of applicable law and our governance documents. The current members of the Corporate Development Committee are Mr. Bruggeworth, Mr. DiLeo (Chair), Mr. Harding, Mr. Ho, Mr. Nelson, Mr. Quinsey and Ms. Spradley. Other than Mr. Bruggeworth and Mr. Quinsey, these committee members are each independent under existing Nasdaq listing standards.

Meeting Attendance

Under our Corporate Governance Guidelines, all directors are expected to make every effort to attend meetings of the Board, assigned committees and annual meetings of stockholders. All of our then current directors attended the 2016 annual meeting of stockholders. During the fiscal year ended April 1, 2017, all incumbent directors attended at least 75% of the aggregate of the Board meetings and assigned committee meetings held for the period for which they served. During fiscal 2017, the Board held five in-person meetings and five telephonic meetings, the Audit Committee held three in-person meetings and five telephonic meetings, the Compensation Committee held four in-person meetings and three telephonic meetings, the Governance and Nominating Committee held three in-person meetings and one telephonic meeting, and the Corporate Development Committee held four in-person meetings.

Executive Sessions

Pursuant to our Corporate Governance Guidelines, independent directors are expected to meet in executive session at all regularly scheduled meetings of the Board with no members of management present. The Chair of the Governance and Nominating Committee or the Lead Independent Director presides at each executive session, unless the independent directors determine otherwise. During fiscal 2017, Mr. Wilkinson presided as Lead Independent Director at the executive sessions. During fiscal 2017, the independent directors met in executive session at all of the regularly scheduled Board meetings.

Procedures for Director Nominations

Criteria for Director Nominees

In accordance with our Corporate Governance Guidelines, members of the Board are expected to collectively possess a broad and diverse range of skills, industry and other knowledge and expertise, and business and other experience useful for the effective oversight of our business. The Governance and Nominating Committee is responsible for identifying, screening and recommending to the Board qualified candidates for membership. All candidates must meet the minimum qualifications and other criteria established from time to time by the Board, and potential nominees will also be evaluated based on the other criteria identified in the Corporate Governance Guidelines. These minimum qualifications include, but are not limited to:

●

having substantial or significant business or professional experience or an understanding of technology, finance, marketing, financial reporting, international business or other disciplines relevant to the business of Qorvo; and

●

being free from any conflict of interest that would violate any applicable law or regulation or having any other relationship that, in the opinion of the Board, would interfere with the exercise of the individual’s judgment as a member of the Board or of a Board committee.

We also consider the following criteria, among others, in our selection of directors:

●	economic, technical, scientific, academic, financial and other expertise, skills, knowledge and achievements useful to the oversight of our business;

●	integrity, demonstrated sound business judgment and high moral and ethical character;

●	diversity of viewpoints, backgrounds, experiences and other demographics;

●	business or other relevant professional experience;

●	capacity and desire to represent the balanced, best interests of Qorvo and its stockholders as a whole and not primarily a special interest group or constituency;

●	ability and willingness to devote time to the affairs and success of Qorvo and to fulfill the responsibilities of a director; and

●

the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of Qorvo.

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Corporate Governance

The Governance and Nominating Committee is authorized to develop and review on a periodic basis policies regarding Board size, composition and member qualification.

The Governance and Nominating Committee evaluates suggestions concerning possible candidates for election to the Board submitted to Qorvo, including those submitted by Board members, stockholders and third parties. All candidates, including those submitted by stockholders, will be similarly evaluated by the Governance and Nominating Committee using the Board membership criteria described above and in accordance with applicable procedures. Once candidates have been identified, the Governance and Nominating Committee will determine whether such candidates meet the minimum qualifications for director nominees established in the Corporate Governance Guidelines. The Board, taking into consideration the recommendations of the Governance and Nominating Committee, is responsible for selecting the nominees for director and for appointing directors to fill vacancies, with primary emphasis on the criteria set forth in the Corporate Governance Guidelines.

The Governance and Nominating Committee has authority to retain and approve the compensation of search firms to be used to identify director candidates. During fiscal 2017, the Governance and Nominating Committee engaged, and Qorvo paid fees to, a director search firm to identify a qualified director nominee to fill a new directorship on the Board. This engagement resulted in the addition of Ms. Spradley to the Board, effective January  1, 2017.

Stockholder Nominees for Director

As noted above, the Governance and Nominating Committee will consider qualified director nominees recommended by stockholders when such recommendations are submitted in accordance with applicable SEC requirements, our bylaws and Corporate Governance Guidelines and any other applicable law, rule or regulation regarding director nominations. Under our bylaws, nominations of persons for election to the Board may be made at an annual meeting of stockholders by any Qorvo stockholder who: (a) was a stockholder of record at the time of giving of notice provided for in our bylaws and at the time of the annual meeting; (b) is entitled to vote at the meeting and (c) provides timely notice and otherwise complies with the procedures set forth in our bylaws.

No candidates for director nominations were submitted to the Governance and Nominating Committee by any stockholder in connection with the annual meeting. Any stockholder desiring to present a nomination for consideration by the Governance and Nominating Committee prior to the 2018 Annual Meeting must do so in accordance with our bylaws and policies. See “Proposals for 2018 Annual Meeting,” below.

Advance Notice Provisions

To be timely, a stockholder’s notice pursuant to the advance notice provisions of our bylaws must be delivered to our Secretary at our principal executive offices not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the 90th day prior to the date of such annual meeting, or by the 10th day following the notice date for such meeting if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting.

To be in proper form, a stockholder’s notice pursuant to the advance notice provisions of our bylaws must set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

●	the name and address of such stockholder, as they appear on our books, and of such beneficial owner, if any;

●	the number of shares of our common stock that are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner;

●	any derivative instruments with respect to our common stock directly or indirectly owned beneficially by such stockholder;

●	any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder has a right to vote any of our securities;

●	any short interest in any of our securities;

●	any rights to dividends on the shares of our common stock owned beneficially by such stockholder that are separated or separable from the underlying shares of our common stock;

●

any proportionate interest in shares of our common stock or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

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any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of our common stock or derivative instruments, if any, as of the date of such notice; and

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any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made pursuant to applicable federal securities laws.

The stockholder’s notice must also set forth, as to each nominee whom the stockholder proposes to nominate for election to the Board, together with a completed and signed questionnaire, representation and agreement from such person:

●	all information relating to such nominee that would be required to be disclosed in a proxy statement or other filings required to be made pursuant to applicable federal securities laws; and

●

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and the nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand.

Proxy Access Provisions

Pursuant to our amended and restated bylaws, a stockholder, or a group of up to 20 stockholders, that has owned at least 3% of our outstanding voting shares continuously for at least three years can nominate and include in our proxy materials up to the greater of two directors or 20% of the number of directors then in office, provided that the stockholder(s) and the stockholder nominee(s) satisfy the requirements specified in the bylaws. Such requirements include the timely delivery of a stockholder’s notice to our Secretary.

To be timely, a stockholder’s notice pursuant to the proxy access provisions must be delivered to our Secretary at our principal executive offices not later than the close of business on the 120th day before the first anniversary of the date the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting and not earlier than the close of business on the 150th day before such anniversary; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, the notice must be delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

To be in proper form, a stockholder’s notice pursuant to the proxy access provisions must set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

●	the information required in a stockholder’s notice pursuant to the advance notice provisions of our bylaws;

●	a copy of the Schedule 14N that has been or concurrently is filed with the SEC as required by Rule 14a-18 under the Exchange Act;

●

the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N if the relationship existed on the date of submission of the Schedule 14N;

●

a statement of the stockholder (a) setting forth and certifying to the number of shares of the Company the stockholder owns and has owned continuously for at least three years as of the date of the notice and (b) agreeing to continue to own such shares through the annual meeting; and

●	the written agreement of the stockholder setting forth certain additional agreements, representations and warranties specified in the bylaws.

Stockholder Communications with Directors

Any stockholder desiring to contact the Board, or any specific director(s), may send written communications to: Board of Directors (Attention: (Name(s) of director(s), as applicable)), c/o Qorvo’s Secretary, Jeffrey C. Howland, 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. Any proper communication so received will be processed by the Secretary. If it is unclear from the communication received whether it was intended or appropriate for the Board, the Secretary will (subject to any applicable regulatory requirements) use his judgment to determine whether such communication should be conveyed to the Board or, as appropriate, to the member(s) of the Board named in the communication.

    2017 Proxy Statement    13

Corporate Governance

Pre-Approval Policies and Procedures

The Audit Committee has established a pre-approval policy for certain audit and non-audit services, up to a specified amount, for each identified service that may be provided by the independent registered public accounting firm. The pre-approval fee levels for all services to be provided by the independent registered public accounting firm are reviewed annually by the Audit Committee. The Audit Committee has authorized management to engage accounting firms other than KPMG LLP to perform certain audit-related, tax and other non-audit services, as set forth in the policy, provided that the fees do not exceed $250,000 per year for each separate engagement, project or assignment. The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve, in between meetings of the Audit Committee, certain audit, audit-related, tax and other permissible non-audit services to be provided by KPMG LLP in an amount not to exceed $50,000. Additionally, the Audit Committee has delegated to the Chair of the Audit Committee the authority to approve, in between meetings of the Audit Committee, certain audit-related, tax and other permissible non-audit services to be provided by any accounting firm other than KPMG LLP in an amount in excess of $250,000 for each separate engagement, project or assignment, but not to exceed $500,000 per year for each separate engagement, project or assignment. Any such approval by the Chair must be reported to the Audit Committee at its next meeting following the approval.

Procedures for Reporting Complaints about Accounting and Auditing Matters

The Audit Committee has adopted procedures for receiving and handling complaints from employees and third parties regarding accounting, internal accounting controls or auditing matters, including procedures for confidential, anonymous submissions by employees of complaints or concerns regarding questionable accounting or auditing matters. Employees or third parties may report their concerns by mail to the attention of Jeffrey C. Howland, our Compliance Officer, at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421 or by e-mail at complianceofficer@qorvo.com. If the Compliance Officer is the subject of the concern or the employee or third party otherwise believes that the Compliance Officer has not given or will not give proper attention to his or her concerns, the employee or third party may report his or her concerns directly to the Chair of the Audit Committee. An employee or third party also may forward concerns on a confidential and/or anonymous basis to the Compliance Officer by calling Qorvo’s toll-free Ethics and Compliance hotline at (800) 481-7088, which is operated by a third-party agency to ensure confidentiality, or by delivering a written statement setting forth his or her concerns in a sealed envelope addressed to the Chair of the Audit Committee labeled “Confidential: To be opened by the Chair of the Audit Committee only.” Employees may also raise concerns via Qorvo’s Ethics and Compliance website at http://qorvo.ethicspoint.com.

Upon receipt of a complaint relating to the matters set forth above, the Compliance Officer (or Chair of the Audit Committee, as the case may be) will promptly notify the Audit Committee. The Audit Committee will oversee the review of any such complaint and will maintain the confidentiality of an employee or third-party complaint to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee. The Compliance Officer and the Chair of the Audit Committee will maintain a log of all complaints received by them, tracking their receipt, investigation and resolution, and will prepare a periodic report summarizing the complaints for submission by the Audit Committee to the Board. The Compliance Officer and the Chair of the Audit Committee will maintain copies of complaints and the complaint log for a reasonable time but in no event for less than five years.

The Procedures for Reporting Complaints about Accounting and Auditing Matters (or the Whistleblower Policy) are available in the “Investors” section of our website under the heading “Corporate Governance” at http://www.qorvo.com or may be obtained by contacting our Investor Relations Department at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Dr. Rhines (Chair) and Messrs. Harding, Ho and Wilkinson. None of the current members of the Compensation Committee has ever served as an officer or employee of Qorvo or had any relationship during the year ended April 1, 2017 that would be required to be disclosed pursuant to Item 404 of Regulation S-K. No interlocking relationships exist between our current Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

14         2017 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of Qorvo’s common stock as of June 15, 2017 (unless otherwise indicated) by (a) each person known by Qorvo to own beneficially more than five percent of the outstanding shares of our common stock, (b) each director and nominee for director, (c) the Named Executive Officers, and (d) all current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of June 15, 2017, and shares of restricted stock or restricted stock units that have vested or that will vest within 60 days of June 15, 2017, are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and under applicable community property laws, each stockholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite the stockholder’s name. Unless otherwise indicated, the address of all listed stockholders is c/o Qorvo, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. None of our directors or executive officers has pledged our common stock.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percent of Class
Capital Research Global Investors (1)	18,317,530	14.40%
FMR LLC (2)	16,557,337	13.02%
The Vanguard Group (3)	11,843,250	9.31%
BlackRock, Inc. (4)	8,115,593	6.38%
Ralph G. Quinsey (5)	628,524	*
Steven J. Buhaly (6)	144,929	*
Robert A. Bruggeworth (7)	143,294	*
Steven E. Creviston	92,540	*
Walden C. Rhines (8)	87,620	*
Daniel A. DiLeo (9)	64,445	*
Walter H. Wilkinson, Jr. (10)	59,718	*
James L. Klein (11)	50,999	*
Jeffery R. Gardner	31,984	*
Mark J. Murphy	28,191	*
Roderick D. Nelson (12)	21,356	*
David H.Y. Ho (13)	16,502	*
Jack R. Harding (14)	14,670	*
Gina B. Harrison	13,707	*
Charles S. Gibson	7,643	*
Susan L. Spradley	2,100	*
Directors and executive officers as a group (15 persons) (15)	1,263,293	0.91%

    2017 Proxy Statement    15

Security Ownership of Certain Beneficial Owners and Management

*	Indicates less than one percent

(1)	Based upon information set forth in a Schedule 13G/A filed with the SEC on February 13, 2017 by Capital Research Global Investors (“Capital Investors”) reporting the sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 18,317,530 shares. Capital Investors disclaimed beneficial ownership of these shares pursuant to Exchange Act Rule 13d-4. The address of Capital Investors is 333 South Hope Street, Los Angeles, CA 90071.

(2)	Based upon information set forth in a Schedule 13G/A filed with the SEC on February 14, 2017 by FMR LLC (“Fidelity”) reporting the sole power to vote or direct the vote of 190,465 shares, and sole power to dispose or direct the disposition of 16,557,337 shares. As reported in the Schedule 13G/A, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, Qorvo common stock, and no one person’s interest in such Qorvo common stock is more than 5% of the total outstanding common shares. The address of Fidelity is 245 Summer Street, Boston, MA 02210.

(3)	Based upon information set forth in a Schedule 13G/A filed with the SEC on February 13, 2017 by The Vanguard Group, Inc. (“Vanguard”) reporting the sole power to vote or direct the vote of 200,540 shares, sole power to dispose or direct the disposition of 11,621,458 shares, shared power to vote or direct the vote of 25,177 shares and shared power to dispose or direct the disposition of 221,792 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based upon information set forth in a Schedule 13G/A filed with the SEC on January 25, 2017 by BlackRock, Inc. (“BlackRock”) reporting the sole power to vote or direct the vote of 7,011,342 shares and the sole power to dispose and to direct the disposition of 8,115,593 shares. As reported in the Schedule 13G/A, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, Qorvo common stock, and no one person’s interest in such Qorvo common stock is more than 5% of the total outstanding common shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(5)	Includes 503,526 shares of common stock issuable upon exercise of stock options.

(6)	Includes 122,583 shares of common stock issuable upon exercise of stock options. Mr. Buhaly retired as our Chief Financial Officer effective June 6, 2016.

(7)	Includes 27,839 shares of common stock issuable upon exercise of stock options.

(8)	Includes 55,912 shares of common stock issuable upon exercise of stock options.

(9)	Includes 42,425 shares of common stock issuable upon exercise of stock options.

(10)	Includes 15,925 shares of common stock issuable upon exercise of stock options.

(11)	Includes 34,051 shares of common stock issuable upon exercise of stock options.

(12)	Includes 17,796 shares of common stock issuable upon exercise of stock options.

(13)	Includes 10,660 shares of common stock issuable upon exercise of stock options.

(14)	Includes 7,850 shares of common stock issuable upon exercise of stock options.

(15)	Includes 715,984 shares of common stock issuable upon exercise of stock options.

16         2017 Proxy Statement

Executive Officers

EXECUTIVE OFFICERS

Qorvo’s current executive officers are as follows:

Name	Age	Title
Robert A. Bruggeworth	56	President and Chief Executive Officer
Mark J. Murphy	49	Chief Financial Officer
Steven E. Creviston	53	Corporate Vice President and President of Mobile Products
James L. Klein	52	Corporate Vice President and President of Infrastructure & Defense Products
Gina B. Harrison	49	Vice President and Corporate Controller

Certain information with respect to our executive officers is provided below. Officers are appointed to serve at the discretion of the Board. Information regarding Mr. Bruggeworth is included in the director profiles set forth above.

Mark J. Murphy has served as Chief Financial Officer of Qorvo since June 6, 2016. From October 2014 through February 2016, Mr. Murphy served as Executive Vice President and Chief Financial Officer of Delphi Automotive PLC, a high-technology company that integrates solutions for the automotive sector, where he was responsible for all finance functions. Previously, Mr. Murphy served as an executive at Praxair, Inc., a global industrial gas supplier. He joined Praxair in 2000 in the treasury department and was named Finance Director of Praxair Electronics in 2002 and Managing Director of Electronic Components Services in 2005. The following year, he became Vice President of Finance for Praxair Asia, based in Shanghai. He was named President of Praxair Electronics in 2008, with global responsibility for products and technologies supplied to the semiconductor, flat-panel display, LED and photovoltaic industries. In 2010, he was appointed Vice President and Controller of Praxair. In 2011, Mr. Murphy joined MEMC Electronic Materials, Inc., an electronics materials producer and solar energy project developer, as Senior Vice President and Chief Financial Officer. Mr. Murphy resigned from MEMC to rejoin Praxair as President of its Surface Technologies and Electronics Materials business in 2012 and concluded his service at Praxair as President of the U.S. Industrial Gases business, Praxair’s largest division.

Steven E. Creviston has served as Corporate Vice President and President of Mobile Products since January 2015. Prior to the Business Combination, he was Corporate Vice President and President of Cellular Products Group, or CPG, for RFMD from August 2007 to January 2015. From May 2002 to August 2007, he served as Corporate Vice President of CPG, which was known as Wireless Products until 2004, for RFMD. Prior to 2002, he held various positions of increasing responsibilities at RFMD.

James L. Klein has served as Corporate Vice President and President of Infrastructure & Defense Products since January 2015. Mr. Klein joined Qorvo with more than 20 years of experience in the RF industry. Prior to the Business Combination, Mr. Klein was Vice President and General Manager of Infrastructure & Defense Products for TriQuint from September 2012 until January 2015 and he was Vice President Defense Products and Foundry Services from July 2011 until September 2012. Prior to joining TriQuint, Mr. Klein spent 13 years with Raytheon Space and Airborne Systems, most recently as the General Manager of the Advanced Products Center at Raytheon Space and Airborne Systems division where he was responsible for the design and manufacturing of advanced RF and microwave subsystems and components. Prior to Raytheon, Mr. Klein held positions with Texas Instruments where he focused on MMIC and Transmit/Receive module engineering.

Gina B. Harrison has served as Vice President and Corporate Controller since November 2015. She is a certified public accountant with 25 years of progressive leadership experience in corporate and public accounting. She joined RFMD in 2000 and held roles of increasing responsibility in financial reporting through March 2005. She served as RFMD’s Director of Financial Reporting and Sarbanes-Oxley Compliance from April 2005 to December 2014, and served in that same role at Qorvo from January 2015 to October 2015. Prior to joining RFMD, Ms. Harrison held financial and accounting positions at Sara Lee Hosiery from 1992 to 2000 and at Price Waterhouse from 1990 to 1992.

    2017 Proxy Statement    17

Executive Compensation

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Compensation Program Highlights

It is Qorvo’s policy to ensure that the total compensation of each of our CEO, our CFO and our three other executive officers, to whom we refer to collectively as the Named Executive Officers, reflects individual performance and rewards strong operating performance in the near term and completion of key initiatives that drive profitability and stockholder value in the longer term. For fiscal 2017, the term “Named Executive Officers” includes Steven J. Buhaly, who served as our CFO until June 5, 2016 and retired from Qorvo effective July 30, 2016. The Compensation Committee determined that Mr. Buhaly would not participate in our cash and equity-based incentive compensation programs for fiscal 2017 given the February 2016 announcement of his planned retirement.

As part of our compensation policy, we provide both cash and equity-based compensation to our Named Executive Officers as follows:

●

Cash compensation. Cash compensation consists of base salary and cash bonuses, and accounts for approximately 30% of our CEO’s total compensation and approximately 35% of each other Named Executive Officer’s total compensation. Cash bonuses are based on corporate performance relative to financial goals established by the Compensation Committee on a semi-annual basis.

●

Equity-based compensation. Equity-based compensation is also set by the Compensation Committee and consists of performance-based and service-based restricted stock units, or RSUs, and accounts for approximately 70% of our CEO’s total compensation opportunity and approximately 65% of each other Named Executive Officer’s total compensation opportunity.

●

Performance-based awards. Performance-based RSU awards generally account for 60% of the total equity compensation opportunity of our Named Executive Officers. Performance-based awards linked to Company objectives provide both short-term incentives to complete annual business goals that we believe drive longer-term stockholder value and longer-term incentives because, once earned, they vest over time.

●

Service-based awards. Service-based RSU awards generally account for 40% of the total equity compensation opportunity of our Named Executive Officers. These awards provide important retention and medium-term and long-term incentives for our Named Executive Officers as these awards vest over a four-year period.

The following charts show the components of our continuing Named Executive Officers’ total compensation and equity-based compensation at target for fiscal 2017:

18         2017 Proxy Statement

Executive Compensation

The compensation packages of our CEO and our other continuing Named Executive Officers are closely aligned with performance. A substantial majority of the target compensation mix is at-risk and performance-based, with 60% of our CEO’s and 55% of our other continuing Named Executive Officers’ target compensation being tied to performance. The following charts detail Qorvo’s compensation mix for our CEO and our other continuing Named Executive Officers:

We believe our compensation program provides a balanced and stable foundation for achieving our intended objectives. Our compensation philosophy emphasizes team effort, which we believe fosters quick adjustment and adaptation to rapidly changing market conditions we routinely face in our industry. The focus on company rather than individual performance helps us achieve not only our short-term and long-term goals, but also aligns the interests of our management team with those of the Company as a whole and our stockholders.

We refer to comparative industry data and consider other factors to establish each Named Executive Officer’s range of cash and equity-based compensation award opportunities, and we attempt to ensure that all compensation components are tax deductible by the Company to the extent practicable. Other features of our compensation policies and practices include the following:

●	We prohibit the backdating or spring-loading of equity awards.

●	We prohibit the repricing of stock options or stock appreciation rights without stockholder approval.

●	We do not provide “perquisites” to our executive officers.

●	We prohibit any hedging of our securities by our directors and employees, including our executive officers.

●	We prohibit any pledging of our securities by our directors and employees, including our executive officers.

●	We have established stock ownership guidelines for our directors and our executive officers.

●	We impose “clawback” restrictions in our senior officer equity awards in the event of certain prohibited conduct.

●	We set aggregate equity awards at a level at or below the median of our peer group run rate, which has contributed to a level of stock plan overhang below the average of our peer group.

2017 Compensation Highlights

In 2016, our stockholders approved an advisory vote on the compensation of our Named Executive Officers for fiscal 2016, with more than 98% of the votes cast in favor of the advisory proposal. The Compensation Committee considered the results of this vote and, in light of this approval level, did not make any material changes to the elements or objectives of our compensation program for fiscal 2017.

Effective as of the start of fiscal 2017, we increased the base salary for each of Messrs. Bruggeworth, Creviston and Klein and Ms. Harrison by between 3% and 4% in order to keep their base salaries competitive with those of their peers. In May 2016, we awarded performance-based RSUs to those officers. In June 2016, we awarded performance-based RSUs to Mr. Murphy in connection with his appointment as our CFO, and in July 2016, we awarded a one-time “sign-on” service-based RSU grant to Mr. Murphy. In August 2016, we awarded service-based RSUs to the continuing Named Executive Officers, in each case in

    2017 Proxy Statement    19

Executive Compensation

amounts consistent with our equity-based compensation practices summarized above. Because we achieved four of six specified Company performance goals (as discussed in more detail below) in fiscal 2017, the continuing Named Executive Officers earned performance-based RSUs at 95% of their targeted number of units. In addition, based on the performance of our stock in fiscal 2017 in comparison to a benchmark index, the continuing Named Executive Officers earned performance-based RSUs based on our total stockholder return, or TSR, at 105.6% of their targeted number of units.

As a result of our strong financial performance in the first half of fiscal 2017, the continuing Named Executive Officers received cash bonuses at 158.1% of their target percentage based on their base salary paid during this six-month performance period. During this six-month performance period, our GAAP revenue increased 13.1% to $1,563.2 million, when compared to the corresponding six-month period in fiscal 2016.

As a result of our financial performance in the second half of fiscal 2017, the continuing Named Executive Officers received cash bonuses at 64.3% of their target percentage based on their base salary paid during this six-month performance period. During this six-month performance period, our GAAP revenue increased 19.6% to $1,469.3 million, when compared to the corresponding six-month period in fiscal 2016.

Compensation Program

Compensation Program Objectives and Philosophy

The objectives of Qorvo’s compensation program are to enhance our ability to recruit and retain qualified management, motivate executives and other employees to achieve established performance goals and ensure a strong element of congruity between the financial interests of the executive management team and our stockholders. We believe the competition in our industry for qualified executives, including our Named Executive Officers, is extremely strong. To attract and retain highly qualified employees, we must maintain an overall compensation package that is competitive with the compensation offered by the companies in our peer group and other competitors within our industry.

We do not establish subjective or objective goals or performance criteria based on individual performance for each Named Executive Officer or other members of management, although we do evaluate individual performance when making compensation decisions. Rather, we believe strongly that focusing on the management team as a group and Company performance as a whole results in greater long-term success. Accordingly, we currently base all cash incentive and performance-based equity awards on the achievement of corporate financial and operational goals established by the Compensation Committee.

We believe that substantial equity ownership provides important medium- and long-term incentives and encourages the Named Executive Officers to take actions favorable to the long-term interests of Qorvo and our stockholders. Accordingly, equity-based compensation makes up a significant portion of the overall compensation of our Named Executive Officers. Additionally, our Named Executive Officers are required to own shares of our common stock in accordance with our stock ownership guidelines, as described in more detail under “Compensation Discussion and Analysis – Compensation Decision-Making Processes – Other Compensation Policies” below.

Compensation Program Design

Our compensation program is designed to meet the objectives described above and consists of cash compensation and equity awards. Cash compensation is comprised of base salary and cash bonus opportunities and generally accounts for approximately 35% of total compensation, while equity compensation is comprised of performance- and service-based restricted stock awards and generally accounts for approximately 65% of total compensation.

Approximately 60% of the total equity compensation awards are performance-based, while the balance is service-based. For fiscal 2017, the performance-based awards were divided equally between three-year awards linked to our TSR when compared to an industry benchmark index and awards linked to the achievement of annual Company objectives, which awards, if earned, vest one-half when earned and one-half over an additional two-year period. All performance-based awards are at risk and do not contain any minimum guaranteed award.

Shortly before the end of fiscal 2017, the Compensation Committee set the base salary and cash bonus target percentages for our continuing Named Executive Officers for fiscal 2018. The base salary levels of the continuing Named Executive Officers were increased by between 1% and 3%. No changes were made to the target bonus percentages for fiscal 2018 for the continuing Named Executive Officers, except that the cash bonus target percentage for fiscal 2018 for Ms. Harrison was increased from 50% to 60%. These compensation levels were set based both on the performance, experience and criticality to us of our Named Executive Officers and on the compensation packages for executives who have similar positions and levels of responsibility at

20         2017 Proxy Statement

Executive Compensation

other publicly held U.S. manufacturers of semiconductors and other relevant products. Performance-based equity awards to our continuing Named Executive Officers and other management team members for fiscal 2018 were made in May 2017 based on similar criteria.

Our qualified defined contribution 401(k) plan and nonqualified deferred compensation plan are the only retirement plans available to our employees in the United States. To complement these plans, we have made significant annual performance-based and service-based equity awards to our Named Executive Officers that have extended vesting periods or award terms. The purpose of these awards, which are discussed in more detail below, is to motivate and reward strong corporate performance and to retain valued executives. We also use equity incentive awards as a means to attract and recruit qualified executives. We believe that equity awards serve to align the interests of our Named Executive Officers with those of our stockholders by rewarding them for stock price growth. Because a significant percentage of our Named Executive Officers’ total compensation is in the form of equity awards with long-term vesting requirements and no guarantee of being earned, we believe our Named Executive Officers are motivated to take actions that will benefit the Company and our stockholders in the long term.

Compensation Decision-Making Processes

The Compensation Committee

The Compensation Committee is appointed by the Board to exercise the Board’s authority over compensation of the executive management team (including the Named Executive Officers), to make recommendations to the Board regarding compensation of our non-employee directors and to administer our stock-based and incentive compensation plans. See “Corporate Governance – Committees and Meetings – Compensation Committee,” above. The current members of the Committee are Mr. Harding, Mr. Ho, Dr. Rhines (Chair) and Mr. Wilkinson. The Committee typically meets in separate session in connection with regularly-scheduled meetings of the Board. In addition, the Committee often schedules special meetings, either by telephone or in person, as necessary in order to fulfill its duties. Meeting agendas are established by the Chair after consultation with the Chief Human Resources Officer, other members of the Committee and our CEO.

Role of the Compensation Consultant

During fiscal 2017, the Committee again retained the independent compensation consulting firm Compensia, Inc., which we refer to as Compensia, to assist it with executive, equity and non-employee director compensation matters. The Committee selected Compensia based primarily on its principals’ depth of experience in the technology industry and its prior performance as a consultant to the Committee. During fiscal 2017, Compensia worked with the Committee to help ensure that our compensation practices were appropriate for our industry and also provided an analysis of director compensation, in each case for the Committee’s use in setting fiscal 2018 compensation. Compensia’s recommendations to the Committee generally included suggested ranges for compensation or descriptions of policies that Compensia currently considers “best practices” in our industry.

During fiscal 2017, Compensia only worked for the Committee and performed no additional services for Qorvo or any of the Named Executive Officers. The Committee Chair approved all work performed by Compensia. During fiscal 2017, neither the Committee nor our management used the services of any other compensation consultant other than Compensia. All of the work performed by Compensia is performed at the direction of the Committee. In connection with its engagement of Compensia, the Committee determined that Compensia was independent and that its engagement did not present any conflicts of interest.

Role of Executives in Establishing Compensation

During fiscal 2017, there was a continuing dialogue among our CEO, other members of management (particularly the Chief Human Resources Officer), Compensia and Committee members regarding compensation considerations. Each of these parties was and continues to be encouraged to propose ideas or issues for the Committee to consider and evaluate with respect to our compensation structure and philosophy.

The Committee establishes the annual base salary, bonus opportunities and equity incentive awards for our CEO, Mr. Bruggeworth. Mr. Bruggeworth typically recommends to the Committee the annual base salary, bonus opportunities and equity award opportunities for the other members of the executive management team, including the other Named Executive Officers, for the Committee’s review, modification and approval.

To assist the Committee in overseeing compensation practices, the Committee periodically requests that the Human Resources, Finance, Legal and Treasury Departments’ personnel gather and present information on compensation-related topics. Certain members of the executive management team or other employees therefore attended portions of some Committee meetings during fiscal 2017 in order to fulfill these requests. Our Chief Human Resources Officer attends substantially all of the Committee’s meetings and typically serves as secretary of the meeting, but does not participate in executive sessions or any portion of any

    2017 Proxy Statement    21

Executive Compensation

meeting where his own compensation was being determined. Our CEO also attended all of the Committee’s meetings during fiscal 2017, but did not participate in any portion of any meeting where his own compensation was being determined. In addition, when deemed appropriate, the Committee held a portion of certain meetings during fiscal 2017 in executive session with only Committee members and, in some cases, Committee advisors present.

Use of Industry Comparative Data

We operate in a highly competitive industry in which retention of qualified personnel is a critical factor in operating a successful business. As such, we try to understand as much as possible about the total compensation levels and practices at other companies in our industry. With the help of Compensia, our CEO and our Chief Human Resources Officer, the Committee has developed a peer group of companies that it reviews at least annually and, if appropriate, adjusts periodically. The companies included in this peer group generally have revenues ranging from one-half to two times our annual revenue and are in the semiconductor, semiconductor equipment and communications equipment businesses. The peer group is comprised such that the median revenue size of the peer group is at or close to our projected annual revenue. At the time of the development of the peer group, Qorvo was at the 53rd percentile of revenues and the 34th percentile of market capitalization of these companies. The peer group used in fiscal 2017 consisted of the following 14 companies:

Analog Devices Atmel Corporation Cree, Inc. Fairchild Semiconductor International, Inc. KLA-Tencor Corporation	Lam Research Corporation Linear Technology Corporation Marvell Technology Group Ltd. Maxim Integrated Products, Inc. Microchip Technology Incorporated	NVIDIA Corporation ON Semiconductor Corp. Skyworks Solutions, Inc. Xilinx

In addition to peer group data, the Committee also considers proprietary, broader-based semiconductor industry and technology sector compensation data for comparative purposes in setting compensation levels for certain executive positions for which data is not generally publicly available.

Other Compensation Policies

With the assistance of the Committee, Compensia and the executive management team, we have developed a number of policies and practices that we relied upon during fiscal 2017 and that we expect to continue to rely upon during fiscal 2018:

●

We generally have referred to peer group data to help establish base salaries and target total cash compensation for each Named Executive Officer. When considering the peer group data to establish base salaries and bonus opportunities, we also consider each Named Executive Officer’s performance, level of responsibility in comparison to the other Named Executive Officers and internal equity and other considerations and then make adjustments we deem appropriate.

●

Cash bonus opportunities are linked to specified objective metrics for our operating performance during two six-month periods each fiscal year. As discussed in more detail below under “Elements of Compensation – Cash Incentive Opportunities,” the bonus target is expressed as a percentage of the Named Executive Officer’s base salary that is paid during the applicable performance period. The bonus program is structured so that as the level of a Named Executive Officer’s responsibility at Qorvo increases, his or her performance-based cash compensation as a percentage of his or her total cash compensation opportunity will also increase.

●

We work to ensure that a substantial amount of each Named Executive Officer’s total equity compensation is performance-based. For fiscal 2017, our equity compensation awards were linked either to our operating performance or our stock price performance relative to an external industry benchmark. While each individual compensation component, as well as the allocation of the cash components between base salary and the performance-based bonus opportunity, were set with reference to peer group comparables, based on recommendations of Compensia as to best practices in our industry, we established a policy that approximately 60% of the value of each Named Executive Officer’s potential equity awards will be performance-based. See “Elements of Compensation – Performance-Based Restricted Stock Units” below for more information.

●

Targeted levels of equity awards (including both performance-based and service-based awards) for each Named Executive Officer, as is the case with cash compensation, are established after consideration of (a) peer group comparable data; (b) each officer’s base salary and cash bonus award opportunities; (c) past accomplishments and performance; (d) overall responsibilities and anticipated performance required for the upcoming fiscal year; and (e) internal equity and other considerations.

●

For our fiscal 2017 performance-based equity awards, one-half were based upon our total TSR over one-, two- and three-year periods in comparison to the TSR of a benchmark semiconductor industry index, and the other half were linked to achievement during the year of key Company projects or initiatives that the Committee believed had a strong potential to impact longer-term stockholder value creation.

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●

In order to support the surviving family of an executive in the event of his or her death, for awards granted during or after fiscal 2016, both performance- and service-based equity awards will be treated as earned (at target levels if applicable) and fully vested in the event of the death of the executive prior to the end of the applicable performance or vesting period. Performance-based awards will be eligible to be fully earned and vested to the extent performance goals are met in the event of death on or after the end of a performance period.

●

To encourage our executives to keep a longer-term perspective of the Company as they approach retirement and to augment retirement savings, both performance- and service-based equity awards will remain outstanding and capable of being earned and/or of vesting in accordance with their terms following an executive’s termination of employment unless the executive’s employment is terminated for cause, in which case any unearned or unvested portion of the award will be forfeited. Continuation of the award is conditioned on the departing executive’s agreement to refrain from working for another company during the remaining vesting period and compliance with specified non-disclosure, confidentiality and other covenants. If the individual fails to satisfy these obligations, the remaining unearned or unvested portion of the award will be forfeited and any underlying shares that were earned and vested following termination and any gain from the sale of such shares will be subject to recoupment, or “clawback,” by Qorvo.

●	We established aggregate RSU awards at or below the median peer group run rate for such awards, which has contributed to a level of stock plan overhang that is below the average of our peer group.

●

We use stockholder-approved plans that are intended to comply with Section 162(m) of the Code to ensure whenever reasonably feasible that performance-based cash and equity components of total compensation are tax deductible by the Company.

●

We prohibit the backdating or spring-loading of equity awards. To further that goal, we generally plan to grant service-based RSUs once a year to existing employees on or around the annual stockholders meeting date, and performance-based RSU opportunities are established once each year shortly after the beginning of the fiscal year within the time constraints required under Section 162(m) of the Code.

●	We prohibit the repricing of stock options or stock appreciation rights without stockholder approval.

●	We do not provide “perquisites” to our executive officers.

●

Our securities trading policy and Corporate Governance Guidelines prohibit any hedging of our securities by directors or employees, including our executive officers. This includes purchasing any financial instrument or contract, including prepaid variable forward contracts, equity swaps, collars and exchange traded funds, which are designed to hedge or offset any risk of decrease in the market value of our common stock.

●

Our securities trading policy and Corporate Governance Guidelines prohibit any pledging of our securities by directors or employees, including our executive officers. Accordingly, none of our directors or executive officers has pledged our common stock.

●

Under our Corporate Governance Guidelines, we have established stock ownership guidelines for our directors, CEO and other Named Executive Officers, which provide that within five years of first becoming a director or officer, as applicable, they must own shares of Company common stock with a defined value in the following amounts: for directors, three (3) times their annual retainers; for the CEO, three (3) times his base salary; and for other executive officers, one (1) times their base salaries.

●

As part of the Committee’s regular process for determining whether performance-based compensation goals have been met, our Internal Audit Department reviews our performance against the applicable metrics for cash bonus and performance-based equity compensation, confirm the level of achievement of the applicable metrics and issue a report to the Committee certifying the applicable calculations. We use a third party firm to calculate all TSR-related metrics.

The Committee also has additional responsibilities with respect to our compensation practices, which are set forth in its charter and described in more detail under “Corporate Governance – Committees and Meetings – Compensation Committee,” above.

Elements of Compensation

Compensation arrangements for our continuing Named Executive Officers under our fiscal 2017 compensation program generally consisted of four components: (a) a base salary; (b) a performance-based, stockholder-approved cash bonus program intended to be compliant with Code Section 162(m) to the extent practicable; (c) the grant of equity incentives in the form of performance-based and service-based RSUs; and (d) other compensation and employee benefits generally available to all of our employees, such as health insurance, group life and disability insurance and participation in our 401(k) plan, our nonqualified deferred compensation plan and our Employee Stock Purchase Plan, or ESPP. We believe our overall and individual grant practices are comparable to industry levels and contain sufficient performance-based elements. Accordingly, with respect to compensation decisions for fiscal 2018, we generally expect to follow practices similar to those used in fiscal 2017 except as noted below, although the Committee may modify such practices as it deems necessary or appropriate.

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Base Salaries

The Committee reviews and establishes individual salaries for the Named Executive Officers annually. In determining individual salaries, the Committee considers peer group data, overall responsibilities and anticipated performance, past accomplishments and performance, labor market conditions and our overall annual budget guidelines for merit and performance increases. Effective as of the beginning of fiscal 2017, the Committee approved increases in the base salaries of each of Messrs. Bruggeworth, Creviston and Klein and Ms. Harrison ranging from 3% to 4%. We generally do not strictly “benchmark” base salaries at specific peer group percentiles.

Cash Incentive Opportunities

A large part of each Named Executive Officer’s potential total annual cash compensation is intended to be at risk and linked to our operating performance. Cash incentives for our Named Executive Officers, as well as for all of our other employees, when earned, are awarded pursuant to our Short-Term Incentive Plan. No minimum bonus is guaranteed.

The bonus target for each Named Executive Officer is expressed as a percentage of the Named Executive Officer’s base salary that is paid during the applicable performance period. The bonus program is structured so that as a Named Executive Officer’s responsibility at Qorvo increases, his or her performance-based cash compensation as a percentage of his or her total cash compensation opportunity will also increase. For fiscal 2017, the performance-based cash compensation target was 150% of base salary for Mr. Bruggeworth, 90% for each of Messrs. Murphy, Creviston and Klein and 50% for Ms. Harrison. This reflects the Committee’s view that Mr. Bruggeworth, as our CEO, bears overall management responsibility for Qorvo, while our other Named Executive Officers have more narrow responsibilities tied to a particular business unit or function.

For fiscal 2017, the cash bonus award opportunities were based on two separate six-month performance periods. The metrics used to measure performance were non-GAAP revenue and non-GAAP operating income. For purposes of the cash bonus awards, non-GAAP revenue excluded non-cash deferred royalty revenue, and non-GAAP operating income excluded stock-based compensation expense, amortization of intangible assets, restructuring and disposal costs, acquisition and integration related costs, acquired inventory set-up and revaluation, intellectual property rights, litigation costs, loss (gain) on assets, start-up costs, and certain non-cash expenses. The non-GAAP revenue and non-GAAP operating income metrics each had an established threshold, target and maximum level, and constituted 50% of the total bonus opportunity during each performance period. For the first six months of fiscal 2017, the target levels for non-GAAP revenue and non-GAAP operating income were approximately 100% of the corresponding amounts in our annual operating plan as approved by the Board. Each continuing Named Executive Officer had the opportunity to earn a cash bonus award in an amount between 30% and 200% of the officer’s target bonus percentage depending on our level of non-GAAP revenue and non-GAAP operating income during the performance period. No minimum bonus was guaranteed. The bonus earned for each metric was pro-rated for performance between the threshold and maximum levels for such metric. As a result of our strong performance in the first six months of fiscal 2017, our continuing Named Executive Officers received cash bonuses at 158.1% of their target percentage based on their base salary paid during this semi-annual performance period. The following table sets forth the cash bonus metrics and the actual results achieved for the first six-month performance period:

First Half of Fiscal 2017 Cash Bonus Award Components, Performance Range and Results Achieved

Performance Metric	Threshold	Target	Maximum	Achieved Results	Bonus Percentage Achieved	Weighting	Payout % Factor
Non-GAAP Revenue	$1,116.1M	$1,313.0M	$1,510.0M	$1,561.3M	200.0%	50%	100.0%
Non-GAAP Operating Income	$238.7M	$341.0M	$443.3M	$364.4M	116.1%	50%	58.1%
							158.1%

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We used a similar methodology to set our bonus targets for the second half of fiscal 2017, in this case based in part on our original annual operating plan and in part on our updated annual operating plan, in each case as approved by the Board. For the second six months of fiscal 2017, the target level for non-GAAP revenue was approximately 100% of the corresponding amount in our updated annual operating plan. The target level for non-GAAP operating income for the second half of fiscal 2017 was approximately 95% of the corresponding amount in our original annual operating plan, as approved by the Board. The Board used the annual operating plan with respect to the operating income target as this resulted in a more challenging threshold. Based on our performance in the second six months of fiscal 2017, our continuing Named Executive Officers received cash bonuses at 64.3% of their target percentage based on their base salary paid during this semi-annual performance period. The following table sets forth the cash bonus metrics and the actual results achieved for the second six-month performance period:

Second Half of Fiscal 2017 Cash Bonus Award Components, Performance Range and Results Achieved

Performance Metric	Threshold	Target	Maximum	Achieved Results	Bonus Percentage Achieved	Weighting	Payout % Factor
Non-GAAP Revenue	$1,301.4M	$1,531.0M	$1,760.7M	$1,467.4M	80.6%	50%	40.3%
Non-GAAP Operating Income	$310.5M	$443.5M	$576.6M	$342.1M	47.9%	50%	24.0%
							64.3%

As our performance in 2017 demonstrates, our bonus targets are intended to reward performance measured against our Board-approved operating plans. For fiscal 2017, the total cash compensation opportunity (base salary plus bonus at target) was generally aligned with the market median among peers, with the potential to earn up to 200% of the annual incentive target for strong performance.

For fiscal 2018, the Committee has determined to follow the same approach for measuring cash bonus award opportunities based on two separate six-month performance periods, again using non-GAAP revenue and non-GAAP operating income as the metrics for the first six-month period. Each metric has an established threshold, target and maximum level, and will constitute 50% of the total bonus opportunity. The Committee continues to believe that non-GAAP revenue and non-GAAP operating income are the two key metrics that will drive stockholder value in fiscal 2018. Each continuing Named Executive Officer has the opportunity to earn a cash bonus award in an amount between 30% and 200% of the officer’s fiscal 2018 target bonus percentage based on the officer’s base salary during the first six-month period, depending on our level of non-GAAP revenue and non-GAAP operating income. For fiscal 2018, the Committee established the same target percentage for Messrs. Bruggeworth, Murphy, Creviston and Klein’s cash bonus opportunity as they had for fiscal 2017, and increased the target percentage for Ms. Harrison to 60% because it believes these targets are reasonable and generally consistent with industry and peer group practices. The bonus earned for each metric will be pro-rated for performance between threshold and maximum levels for such metric. The Committee expects to establish the performance metrics for the second component of the cash bonus award for fiscal 2018, which is expected to be based on performance during the third and fourth quarters of fiscal 2018, during the third quarter of fiscal 2018.

Consistent with our industry and based on advice from Compensia, the Committee has capped the fiscal 2018 potential cash bonus awards at two times each employee’s respective bonus target (subject also to the fiscal year award limitation of $5,000,000 per participant applicable under the Short-Term Incentive Plan). In order to deduct the cash bonus compensation for tax purposes, the Short-Term Incentive Plan is stockholder-approved and intended to qualify under Code Section 162(m) to the extent practicable.

The fiscal 2018 threshold, target and maximum levels of non-GAAP revenue and non-GAAP operating income were derived from our internal annual operating plan, as approved by the Board, which is not disclosed publicly for competitive reasons. These target levels constitute confidential commercial and strategic financial information, and we believe that prospective disclosure of these targets would result in competitive harm to the Company. The Committee believes that the targeted levels of performance are challenging and reflect desired above-market performance, and thus typically would not be achieved all of the time. At the time the performance goals were established, the Committee also believed that performance at a level above the target level would be difficult, but not impossible, to achieve. The Committee recognizes that the likelihood of achievement in any given year may be different, and believes that the payout should be appropriate for the performance, regardless of how often it may happen.

Performance-Based Restricted Stock Units

For fiscal 2017, the continuing Named Executive Officers received a performance-based restricted stock unit award opportunity based upon our TSR in comparison to the TSR of a benchmark index, or TSR Performance RSUs, and a performance-based

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restricted stock unit award opportunity based on our achievement of certain Company performance objectives, or Objectives-based RSUs. No minimum level of equity award was guaranteed for either type of performance-based award. The TSR Performance RSUs are designed to ensure that approximately 30% of the total value of each Named Executive Officer’s annual equity award opportunity is linked to Qorvo’s TSR relative to the external index. The Objectives-based RSUs are designed to ensure that approximately 30% of the total value of each Named Executive Officer’s annual equity award opportunity is linked to milestones on projects or key initiatives that the Committee believed had a strong potential to impact longer-term stockholder value creation.

The TSR Performance RSUs are earned and vest over one-year, two-year and three-year performance periods. In fiscal 2017, recipients were eligible for an award based on a one-year TSR performance period for awards granted in fiscal 2017 (the “2017 TSR Performance RSUs”), and for an award based on a two-year TSR performance period for awards granted in fiscal 2016 (the “2016 TSR Performance RSUs”). The number of TSR Performance RSUs earned is determined based on our TSR performance measured against the TSR of a benchmark index, the SPDR® S&P Semiconductor ETF (Symbol: XSD), during a TSR performance period. TSR is measured by taking the average share price during the final 90 days of the relevant TSR performance period divided by the average share price during the 90 day period preceding the fiscal year in which the TSR Performance RSUs were granted. If a threshold TSR level specified in the relevant award agreement is met in a TSR performance period, the Named Executive Officer will be granted an award for a number of shares equal to the target number of common shares multiplied by the applicable percentage assigned to such TSR performance level. If the threshold is not met, no award will be earned. Depending on our relative TSR performance over the three TSR performance periods, the Named Executive Officer may earn up to 200% of the target number of TSR Performance RSUs. For the 2017 TSR Performance RSUs, our one-year TSR performance was 47.07% compared to the TSR of the benchmark index of 44.83%. Accordingly, the continuing Named Executive Officers earned 105.6% of his or her target number of 2017 TSR Performance RSUs, as shown in the following table:

Name	Target TSR- Based RSUs	Maximum TSR- Based RSUs	Actual TSR- Based RSUs Earned
Robert A. Bruggeworth	9,470	19,480	10,285
Mark J. Murphy	3,320	6,640	3,505
Steven E. Creviston	3,983	7,967	4,206
James L. Klein	3,100	6,200	3,273
Gina B. Harrison	773	1,547	816

For the 2016 TSR Performance RSUs, our two-year TSR performance was -9.37% compared to the TSR of the benchmark index of 43.24%. Accordingly, for the second consecutive year no 2016 TSR Performance RSUs were earned by Messrs. Bruggeworth, Creviston and Klein because the threshold TSR level was not met (Mr. Murphy and Ms. Harrison did not receive TSR Performance RSUs in fiscal 2016). Under our TSR program, one-half of the 2016 TSR Performance RSUs that were not earned in fiscal 2017 were forfeited and one-half will be carried over for one year. The 2016 TSR Performance RSUs carried over will be combined with the third-year tranche and may be earned in fiscal 2018 based on our TSR performance over a three-year period in comparison to the TSR of the benchmark index over the same period.

The Objectives-based RSUs were earned based on our achievement of four performance objectives in full as established by the Committee. We believe the Objectives-based RSUs advance our achievement of longer-term goals and help ensure our continued performance as an industry leader. These goals were Company-based, and the performance achieved applied to the executive management team as a group; none of the objectives were individually-based. The performance objectives for fiscal 2017 were assigned different weightings based on the perceived strategic importance of each goal. Two of the performance objectives contained three related separate sub-goals that carried separate weightings. The performance period was our fiscal year ended April 1, 2017, except one goal had a performance period that ended on May 31, 2017. The fiscal 2017 objectives were related to achievement of certain financial metrics, securing a specific design win with a key customer, the integration of key IT business processes and systems, the accomplishment of specific manufacturing-related improvements and developing product capabilities identified as strategic to our business.

The number of RSUs earned was determined by the objectives met and the specific payout percentage that was assigned to those objectives. Depending on the number of objectives met, each Named Executive Officer could have earned up to 165% of the target number of Objectives-based RSUs. Upon completion of the performance periods, the Committee determined that four objectives had been achieved. The objectives achieved were the achievement of a certain financial metric, the integration of key IT business

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processes and systems, the accomplishment of specific manufacturing-related improvements and developing product capabilities identified as strategic to our business. Accordingly, the continuing Named Executive Officers were awarded 95% of his or her target number of Objectives-based RSUs, as shown in the following table:

Name	Target Objectives- Based RSUs	Maximum Objectives- Based RSUs	Actual Objectives- Based RSUs Earned
Robert A. Bruggeworth	29,220	48,213	27,759
Mark J. Murphy	9,960	16,434	9,462
Steven E. Creviston	11,950	19,718	11,352
James L. Klein	9,300	15,345	8,835
Gina B. Harrison	2,320	3,828	2,204

The number of RSUs earned by the officers listed above will vest over a three-year period, with 50% having vested upon completion of the performance period and the remaining 50% vesting in equal annual installments over each of the following two years.

We believe that the level of performance required to satisfy the objectives and reach the targeted award level should not be easily achievable. When we established the objectives for fiscal 2017, we assigned an expected degree of difficulty of achieving each objective as either “medium” or “high” and four of the objectives were rated as highly difficult to accomplish within the performance period. We believe that obtaining any awards equal to or greater than the target level of 100% should be difficult, but not impossible, to achieve. We recognize, however, that the likelihood of achievement of any level of award in any given year may be different, and believe that the amount of the award should be appropriate for the performance, regardless of how often it may happen. No minimum level of award is guaranteed. In addition, the Committee believes it is inherently difficult to predict whether these performance goals will be met. The Committee believes that one of the most important benefits to Qorvo from the use of the Objectives-based RSUs is the sharp focus by all participating employees toward attaining the objectives as a team, including review on a monthly basis of the status of each objective by responsible employees.

For fiscal 2018, following the Committee’s annual review of our compensation program and based in part on the recommendations of management and Compensia, the Committee eliminated TSR Performance RSUs from the performance-based equity compensation mix. In reaching this decision, the Committee considered, among other things, that Objectives-based RSUs provide more clarity to management on pay for performance than TSR Performance RSUs, which are earned based on factors that may be outside of the control of management. Also, because Objectives-based RSUs are earned and vest over a three-year period, like TSR Performance RSUs, their value is inherently linked to stock price performance over that period. As a result, the Committee determined that TSR Performance RSUs were not creating the appropriate incentives and alignment with stockholders, and that the use of Objectives-based RSUs would more closely align equity compensation with our strategic objectives and serve as stronger long-term drivers of profitability and stockholder value.

In May 2017, we granted Objectives-based RSUs for fiscal 2018 to certain members of the executive management team, including all our continuing Named Executive Officers. We generally used the same criteria we used in fiscal 2017 in setting these awards, except that the dollar value of the awards to Messrs. Bruggeworth, Creviston and Murphy at target was increased by approximately 23%, 11% and 7%, respectively, in order to increase the performance-based equity portion of their overall compensation to more closely align their interests with those of the Company as a whole and our stockholders. Continuing Named Executive Officers may earn up to 150% of the target number of Objectives-based RSUs if all ten Company performance objectives (five of which contain two or three related sub-objectives) are met. The fiscal 2018 objectives relate to accomplishment of specific manufacturing-related improvements, development of product capabilities identified as strategic to our business, achievement of certain financial metrics, and development and integration of key IT business processes, tools and systems.

We conditioned post-termination vesting of performance-based RSUs for senior officers on compliance with certain non-competition, non-disclosure, confidentiality and other covenants. The award, any underlying shares that vested following termination and any gain from the sale of such shares will be subject to recoupment or “clawback” by Qorvo if such covenants are violated during the post-termination vesting period.

Service-Based Restricted Stock Units

For fiscal 2017, we issued service-based RSUs to certain members of the executive management team, including our continuing Named Executive Officers. The amount of each award was determined by the Committee in August 2016 following our annual

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stockholders meeting upon consideration of (a) peer group data, (b) each officer’s base salary, cash bonus award opportunities and performance-based RSU opportunities, (c) overall responsibilities and anticipated performance required for the upcoming fiscal year, and (d) past accomplishments and performance. Consistent with the Committee’s philosophy of encouraging performance-based compensation, service-based RSUs generally approximates 40% of the total value of all annual equity awards. The RSUs generally are expected to vest over a four-year period, with 25% vesting on each anniversary of the award date. For fiscal 2017, the number of service-based shares of our common stock subject to RSUs earned by each continuing Named Executive Officer is shown below in the “2017 Grants of Plan-Based Awards Table.”

In fiscal 2018, we again expect to grant service-based RSUs to certain members of the executive management team, including our continuing Named Executive Officers, following the annual meeting. We expect to continue to use the same criteria we used in fiscal 2017 in setting these awards.

We expect to condition post-termination vesting of service-based RSUs for senior officers on compliance with certain non-competition, non-disclosure, confidentiality and other covenants. The award, any underlying shares that vest following termination and any gain from the sale of such shares will be subject to recoupment or “clawback” by the Company if such covenants are violated during the post-termination vesting period.

One-Time Sign-on Award

In connection with the appointment of Mr. Murphy as our Chief Financial Officer in June 2016, we awarded him with a one-time service-based RSU award with an initial value of $2,400,000, which vests annually in five equal installments. The one-time equity grant was intended to encourage him to join the Company, to provide him with a meaningful equity stake in the Company and for retention purposes.

Other Employee Benefits

Our Named Executive Officers are eligible to participate in the same employee benefit plans generally available to all of our employees, including health insurance, group life and disability insurance, 401(k) and employee stock purchase plans. We also maintain a non-qualified deferred compensation plan under which eligible employees, including our Named Executive Officers, may elect to defer the receipt of a portion of their base salary and some or all of their cash bonus compensation. We do not provide any matching contributions under our deferred compensation plan, nor do we guarantee any minimum rate of return.

Perquisites

Our Named Executive Officers do not receive any perquisites or personal benefits. We believe that perquisites are viewed by some of our stockholders and employees as being discriminatory in nature and, as such, we have taken the position that these highly visible (and sometimes controversial) compensation components are not necessary to implement our current compensation philosophy and structure.

Employment Agreements, Offer Letter Agreements, Consulting Agreements and Severance Agreements

In connection with the Business Combination, Qorvo assumed the employment agreement previously entered into between RFMD and our CEO, Mr. Bruggeworth, as required by the terms of that agreement. The Committee believes the employment agreement helps ensure that Mr. Bruggeworth will devote a significant portion of his time on longer-term strategic initiatives that are in our best interests, including those that may not be in his personal best interests. Mr. Klein is also a party to an employment offer letter agreement with TriQuint pursuant to which he will receive benefits in the event of termination by the Company without cause or by Mr. Klein for good reason other than in connection with a change in control. Qorvo assumed this offer letter agreement in connection with the Business Combination. We also entered into a consulting agreement and severance agreement with Mr. Buhaly in connection with his retirement. The terms of Mr. Bruggeworth’s agreement, Mr. Klein’s offer letter agreement, Mr. Buhaly’s consulting agreement and Mr. Buhaly’s severance agreement are described in more detail below in the section entitled “Potential Payments upon Termination or Change-in-Control.”

Change in Control Compensation

We have entered into change-in-control agreements with each of our Named Executive Officers and certain other members of our executive management team. We entered into these arrangements in order to acknowledge the respective employee’s importance to us and our stockholders and to attempt to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate organizational changes. The terms of these change-in-control arrangements are described in more detail below in the section entitled “Potential Payments Upon Termination or Change in Control.”

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Conclusion

We believe our compensation program provides a balanced and stable foundation for awarding our Named Executive Officers for achieving Qorvo’s corporate objectives. As a result of our strong financial performance in fiscal 2017, the continuing Named Executive Officers received cash bonuses at 158.1% of their fiscal 2017 target percentage of base salary paid in the first six months of fiscal 2017 and 64.3% of their fiscal 2017 target percentage of base salary paid in the second six months of fiscal 2017. As a result of the achievement of four objectives, management, including the continuing Named Executive Officers, received Objectives-based RSUs at 95% of his or her target. Based on the performance of our stock price in fiscal 2017 in comparison to a benchmark index, each continuing Named Executive Officer was awarded 105.6% of his or her target number of 2017 TSR Performance RSUs. For the second consecutive year, however, no 2016 TSR Performance RSUs were earned.

Our compensation philosophy emphasizes team effort, which we believe fosters rapid adjustment and adaptation to fast-changing market conditions. We believe that our combination of shorter-term cash incentive awards and longer-term service-based and performance-based RSUs will help us achieve our long-term goals and will continue to align the interests of the executive management team, including the continuing Named Executive Officers, with those of Qorvo and our stockholders during fiscal 2018 and beyond.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that accompanies this report with our management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended April 1, 2017 by incorporation by reference to this proxy statement.

Except for the Annual Report on Form 10-K described above, this Compensation Committee Report is not incorporated by reference into any of our previous or future filings with the SEC, unless any such filing explicitly incorporates this Report.

The Compensation Committee

Walden C. Rhines (Chair)

John R. Harding

David H. Y. Ho

Walter H. Wilkinson, Jr.

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Summary Compensation Table

The following table summarizes the compensation of the Named Executive Officers for the fiscal year ended April 1, 2017, the fiscal year ended April 2, 2016 and the three-month period from January 1, 2015, the effective date of the Business Combination, through March 28, 2015. We use a 52- or 53-week fiscal year ending on the Saturday closest to March 31 of each year.

Name & Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total Compensation ($)
Robert A. Bruggeworth, President and Chief Executive Officer	2017 2016 2015	794,398 771,418 169,332	4,854,843 4,620,676 –	940,604 1,094,690 376,426	9,340 9,410 5,927	6,599,185 6,496,194 551,685
Mark J. Murphy Chief Financial Officer (4)	2017	367,784	4,324,853	194,903	18,884	4,906,424
Steven E. Creviston, Corporate Vice President and President of Mobile Products	2017 2016 2015	469,601 456,017 100,315	1,985,711 1,740,458 –	333,618 345,385 118,934	9,386 9,451 3,511	2,798,316 2,551,311 222,760
James L. Klein, Corporate Vice President and President of Infrastructure & Defense Products	2017 2016 2015	415,912 404,250 103,654	1,544,793 1,467,402 –	295,475 323,821 215,515	8,026 7,945 3,628	2,264,206 2,203,418 322,797
Gina B. Harrison, Vice President and Corporate Controller (5)	2017 2016	268,140 211,057	385,669 300,218	109,165 44,165	6,471 6,890	769,445 562,330
Steven J. Buhaly, Former Chief Financial Officer (6)	2017 2016 2015	128,802 425,250 109,039	– 1,523,032 –	– 340,255 267,212	566,335 7,844 1,908	695,137 2,296,381 378,159

(1)	Represents the aggregate grant date fair value of performance-based and service-based restricted stock units and stock options granted during the fiscal years shown calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or ASC Topic 718, rather than an amount paid to or realized by the Named Executive Officer, disregarding the estimate of forfeitures related to performance-based and service-based, as applicable, vesting conditions. The aggregate grant date fair value is the amount we expect to expense in our financial statements over the award’s vesting schedule. See “Stock-Based Compensation” in Note 14 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended April 1, 2017 (the “10-K”) for the assumptions used to calculate grant date fair value. The actual amounts, if any, ultimately realized may differ from the ASC Topic 718 grant date fair value amounts. See “2017 Grants of Plan-Based Awards Table” on page 31 for information on grants awarded in fiscal year 2017.

(2)	Represents amounts paid under our Short-Term Incentive Plan.

(3)	Represents amounts contributed by Qorvo to the accounts of the continuing Named Executive Officers under our 401(k) plan, and for Mr. Murphy, a payment of $6,735 for relocation expenses, and for Mr. Buhaly, a contribution of $5,459 to Mr. Buhaly’s 401(k) plan and, pursuant to the severance agreement entered into by Qorvo and Mr. Buhaly, under which Mr. Buhaly received the severance benefits provided in the TriQuint Change of Control Policy applicable to Mr. Buhaly and assumed by Qorvo in connection with the Business Combination, a cash severance payment of $509,826, a payment of $44,457 upon termination of his employment for accrued but unused vacation and $6,593 for COBRA premiums. See “Potential Payments upon Termination or Change-In-Control – Buhaly Severance Benefits,” below.

(4)	Mr. Murphy was appointed as our Chief Financial Officer effective June 6, 2016.

(5)	Ms. Harrison was not an executive officer for the fiscal year ended March 28, 2015.

(6)	Mr. Buhaly served as our Chief Financial Officer until June 5, 2016 and retired from the Company effective July 30, 2016.

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2017 Grants of Plan-Based Awards Table

The following table provides information on restricted stock units and plan-based cash incentive awards granted to or earned by each of our continuing Named Executive Officers with respect to fiscal year 2017. The Compensation Committee determined that Mr. Buhaly would not participate in our cash and equity-based incentive compensation programs for fiscal year 2017 given the February 2016 announcement of his planned retirement. The actual amounts, if any, ultimately realized may differ from the amounts set forth in the “Grant Date Fair Value of Stock and Option Awards” column.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Name	Grant Date (1)		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert A. Bruggeworth	N/A		0	1,192,932	2,385,864
	5/13/2016	(3)				2,435	29,220	58,440		1,774,823
	5/13/2016	(4)				2,922	29,220	48,213		1,320,160
	8/5/2016								32,950	1,759,860
Mark J. Murphy	N/A		0	427,500	855,000
	6/6/2016	(3)				830	9,960	19,920		790,326
	6/6/2016	(4)				996	9,960	16,434		534,553
	7/5/2016								44,040	2,400,180
	8/5/2016								11,230	599,794
Steven E. Creviston	N/A		0	423,115	846,230
	5/13/2016	(3)				996	11,950	23,900		725,843
	5/13/2016	(4)				1,195	11,950	19,718		539,901
	8/5/2016								13,480	719,967
James L. Klein	N/A		0	374,740	749,481
	5/13/2016	(3)				775	9,300	18,600		564,882
	5/13/2016	(4)				930	9,300	15,345		420,174
	8/5/2016								10,480	559,737
Gina B. Harrison	N/A		0	130,000	260,000
	5/13/2016	(3)				193	2,320	4,640		140,917
	5/13/2016	(4)				232	2,320	3,828		104,818
	8/5/2016								2,620	139,934

(1)	Equity awards granted to the Named Executive Officers were made pursuant to our 2012 Plan. See “Employee Benefit Plans – 2012 Stock Incentive Plan – RF Micro Devices, Inc.,” below for more information. The grant date above is determined in accordance with ASC Topic 718.

(2)	Each of the Named Executive Officers participates in our Short-Term Incentive Plan. The cash incentive award earned by each Named Executive Officer is shown in the Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.” Cash incentive awards are earned based on attainment of Company operating performance goals based on established performance periods. The annual cash incentive opportunities available under the Short-Term Incentive Plan are described in greater detail under “Compensation Discussion and Analysis – Elements of Compensation – Cash Incentive Opportunities.”

(3)	Information in this row reflects TSR Performance RSUs granted under our 2012 Plan. TSR Performance RSUs are earned, if at all, and vest over one-year, two-year and three-year performance periods. In the event of termination of employment other than for cause, these performance-based RSUs granted to a Named Executive Officer will continue to be capable of being earned and vest over the original vesting term as if the Named Executive Officer had remained an employee of Qorvo subject to the officer’s compliance with certain restrictive covenant and other conditions. For a detailed discussion of the performance-based RSUs, see “Compensation Discussion and Analysis – Elements of Compensation – Performance-Based Restricted Stock Units,” above.

(4)

Information in this row reflects Objectives-based RSUs granted under our 2012 Plan. Objectives-based RSUs are earned, if at all, at the end of a specified performance period based on achievement of specific goals, with 50% vesting at the end of the performance period and the remaining 50% vesting in equal installments over the following two years. In the

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event of termination of employment other than for cause, these performance-based RSUs granted to a Named Executive Officer will continue to be capable of being earned and vest over the original vesting term as if the Named Executive Officer had remained an employee of Qorvo subject to the officer’s compliance with certain restrictive covenant and other conditions. For a detailed discussion of the performance-based RSUs, see “Compensation Discussion and Analysis – Elements of Compensation – Performance-Based Restricted Stock Units,” above.

(5)	These service-based RSUs were granted under our 2012 Plan and vest in increments of 25% per year over a period of four years, except for Mr. Murphy’s “sign on” grant dated July 5, 2016, which vests in increments of 20% per year over a period of five years. In the event of termination of employment other than for cause, the service-based RSUs granted to a Named Executive Officer generally will continue to vest over the original vesting term as if the Named Executive Officer had remained an employee of Qorvo subject to the executive’s compliance with certain restrictive covenants and other conditions. For a detailed discussion of the service-based RSUs, see “Compensation Discussion and Analysis – Elements of Compensation – Service-Based Restricted Stock Units.”

(6)	These amounts do not reflect compensation actually received by the Named Executive Officer. Amounts presented represent the aggregate grant date fair value calculated in accordance with ASC Topic 718 of our common stock awards granted during the year. See “Stock-Based Compensation” in Note 14 of the Notes to the Consolidated Financial Statements set forth in the 10-K for the assumptions used to calculate grant date fair value. The actual amount of the stock award ultimately realized upon vesting may differ from the aggregate grant date fair value.

Employee Benefit Plans

The discussion that follows describes the material terms of our principal equity plans in which the continuing Named Executive Officers participate. The material terms of the employment agreement entered into by RFMD and Mr. Bruggeworth and assumed by Qorvo in connection with the Business Combination, the offer letter agreement entered into by TriQuint and Mr. Klein and assumed by Qorvo in connection with the Business Combination, the severance agreement entered into by Qorvo and Mr. Buhaly, under which Mr. Buhaly received the severance benefits provided in the TriQuint Change of Control Policy applicable to Mr. Buhaly and assumed by Qorvo in connection with the Business Combination, the consulting agreement entered into by Qorvo and Mr. Buhaly, and the change in control arrangements applicable to our continuing Named Executive Officers are described under “Potential Payments Upon Termination or Change-in-Control” below.

2003 Stock Incentive Plan – RF Micro Devices, Inc.

Effective upon the closing of the Business Combination, the Company assumed the RF Micro Devices, Inc. 2003 Stock Incentive Plan (the “2003 Plan”), which was approved by RFMD’s shareholders on July 22, 2003. Under the 2003 Plan, RFMD was permitted to grant stock options and other types of equity incentive awards, such as stock appreciation rights, restricted stock awards, performance shares and performance units, under the 2003 Plan. No further awards can be granted under this plan.

2012 Stock Incentive Plan – RF Micro Devices, Inc.

The Company currently grants equity awards to eligible employees, directors and independent contractors under the 2012 Stock Incentive Plan (the “2012 Plan”), which was approved by RFMD’s shareholders on August 16, 2012 and assumed by the Company in connection with the Business Combination. Under the 2012 Plan, the Company is permitted to grant stock options and other types of equity incentive awards, such as stock appreciation rights, restricted stock awards, performance shares and performance units. The maximum number of shares issuable under the 2012 Plan may not exceed the sum of (a) 4.3 million shares, plus (b) any shares of common stock (i) remaining available for issuance as of the effective date of the 2012 Plan under the Company’s prior plans and (ii) subject to an award granted under a prior plan, which awards are forfeited, canceled, terminated, expire or lapse for any reason. As of April 1, 2017, approximately 3.9 million shares were available for issuance under the 2012 Plan.

For more information regarding the 2012 Plan, see “Proposal 3 – Reapproval of 2012 Stock Incentive Plan, for Purposes of Internal Revenue Code Section 162(m),” below.

1996 Stock Incentive Program – TriQuint Semiconductor, Inc.

Effective upon the closing of the Business Combination, the Company assumed the TriQuint Semiconductor, Inc. 1996 Stock Incentive Program (the “TriQuint 1996 Stock Incentive Program”), originally adopted by TriQuint. The TriQuint 1996 Stock Incentive Program provided for the award of incentive and non-qualified options, restricted stock, restricted stock units, stock appreciation rights, performance shares and performance units. No further awards can be granted under this program.

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2009 and 2012 Incentive Plans – TriQuint Semiconductor, Inc.

Effective upon the closing of the Business Combination, the Company assumed the TriQuint Semiconductor, Inc. 2009 Incentive Plan and the TriQuint Semiconductor, Inc. 2012 Incentive Plan (together, the “TriQuint Incentive Plans”), originally adopted by TriQuint. The TriQuint Incentive Plans provided for the grant of stock options, restricted stock units, stock appreciation rights and other stock or cash awards to employees, officers, directors, consultants, agents, advisors and independent contractors of TriQuint and its subsidiaries and affiliates. The options granted thereunder were required to have an exercise price per share no less than 100% of the fair market value per share on the date of grant. The terms of each grant under the TriQuint Incentive Plans could not exceed ten years. No further awards can be granted under these plans.

2013 Incentive Plan – TriQuint Semiconductor, Inc.

Effective upon the closing of the Business Combination, the Company assumed the TriQuint Semiconductor, Inc. 2013 Incentive Plan (the “TriQuint 2013 Incentive Plan”), originally adopted by TriQuint, allowing Qorvo to issue awards under this plan. The TriQuint 2013 Incentive Plan replaced the TriQuint 2012 Incentive Plan and provides for the grant of stock options, restricted stock units, stock appreciation rights and other stock or cash awards to employees, officers, directors, consultants, agents, advisors and independent contractors of TriQuint and its subsidiaries and affiliates who were such prior to the Business Combination or who become employed by the Company or its affiliates after the closing of the Business Combination. Former employees, officers and directors of RFMD are not eligible for awards under the TriQuint 2013 Incentive Plan. The options granted thereunder must have an exercise price per share no less than 100% of the fair market value per share on the date of grant. The terms of each grant under the TriQuint 2013 Incentive Plan may not exceed ten years. As of April 1, 2017, approximately 2.9 million shares were available for issuance under the TriQuint 2013 Incentive Plan.

Employee Stock Purchase Plan – Qorvo, Inc.

Effective upon the closing of the Business Combination, the Company assumed the TriQuint Employee Stock Purchase Plan (“ESPP”), which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. All regular full-time employees of the Company (including officers) and all other employees who meet the eligibility requirements of the plan may participate in the ESPP. The ESPP provides eligible employees an opportunity to acquire the Company’s common stock at 85% of the lower of the closing price per share of the Company’s common stock on the first or last day of each six-month purchase period. As of April 1, 2017, approximately 5.1 million shares were available for future issuance under this plan. The Company makes no cash contributions to the ESPP, but bears the expenses of its administration.

For a discussion of the May 2017 grants of performance-based RSUs, which are capable of being earned based on objective performance goals, see “Compensation Discussion and Analysis – Elements of Compensation – Performance-Based Restricted Stock Units.” For a discussion of the methodology with respect to the grants of service-based RSUs, see “Compensation Discussion and Analysis – Elements of Compensation – Service-Based Restricted Stock Units.” For a discussion of our Named Executive Officers’ equity award compensation in proportion to their total compensation, see “Compensation Discussion and Analysis – Compensation Program – Compensation Program Design.”

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Outstanding Equity Awards at Fiscal 2017 Year-End Table

The following table shows the number of shares of our common stock covered by exercisable and unexercisable options and unvested restricted stock units held by our Named Executive Officers on April 1, 2017.

			Option Awards				Stock Awards
Name	Grant Date (1)		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($) (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Robert A. Bruggeworth	8/5/2016	(5)					32,950	2,259,052
	5/13/2016	(5)					58,440	4,006,646
	8/10/2015	(5)					24,428	1,674,784
	5/15/2015	(5)					25,669	1,759,867
	8/15/2014	(5)					11,213	768,763
	5/14/2014	(5)					5,809	398,265
	8/14/2013	(5)					12,907	884,904
	8/9/2007	(7)	55,679		25.24	8/9/2017
Mark J. Murphy	8/5/2016	(5)					11,230	769,929
	7/5/2016	(5)					44,040	3,019,382
	6/6/2016	(5)					19,920	1,365,715
Steven E. Creviston	8/5/2016	(5)					13,480	924,189
	5/13/2016	(5)					23,900	1,638,584
	8/10/2015	(5)					9,195	630,409
	5/15/2015	(5)					9,673	663,181
	8/15/2014	(5)					5,826	399,431
	5/14/2014	(5)					3,019	206,983
	8/14/2013	(5)					6,707	459,832
	8/9/2007	(7)	26,911		25.24	8/9/2017
James L. Klein	8/5/2016	(5)					10,480	718,509
	5/13/2016	(5)					18,600	1,275,216
	8/10/2015	(5)					7,755	531,683
	5/15/2015	(5)					8,155	559,107
	9/8/2014	(5)					1,185	81,244
	4/7/2014	(5)					2,765	189,568
	9/8/2014	(6)	4,239	1,413	48.42	9/8/2021
	4/7/2014	(6)	9,891	3,297	31.08	4/7/2021
	6/7/2013	(6)	10,306	–	16.75	6/7/2023
	4/5/2013	(6)	7,784	–	11.59	4/5/2023
	4/9/2012	(6)	4,921	–	14.19	4/9/2022
Gina B. Harrison	8/5/2016	(5)					2,620	179,627
	5/13/2016	(5)					4,640	318,118
	11/13/2015	(5)					2,505	171,743
	8/10/2015	(5)					1,868	128,070
	8/15/2014	(5)					750	51,420
	5/14/2014	(5)					325	22,282
	8/14/2013	(5)					871	59,716
Steven J. Buhaly	8/10/2015	(5)					8,048	551,771
	5/15/2015	(5)					8,464	580,292
	9/8/2014	(6)	6,280		48.42	9/8/2021
	4/7/2014	(6)	14,654		31.08	4/7/2021
	6/7/2013	(6)	13,602		16.75	6/7/2023
	4/9/2012	(6)	62,804		14.19	4/9/2022
	4/1/2011	(6)	50,243		30.00	4/1/2021

(1)	The grant date is determined in accordance with ASC Topic 718.

(2)	The option price is equal to the closing price of our common stock as reported by Nasdaq on the trading date immediately preceding the grant date for Messrs. Bruggeworth and Creviston. The option price is equal to the closing price of our common stock as reported by Nasdaq on the grant date for Mr. Klein.

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(3)	Options generally expire 7 or 10 years after grant.

(4)	Based upon $68.56, which was the closing price of Qorvo’s common stock as reported by Nasdaq on March 31, 2017, the last trading day of our last fiscal year, multiplied by the number of shares subject to restricted stock units that had not yet vested.

(5)	Performance-based restricted stock units, if earned, generally vest over a period of three years. Service-based restricted stock units generally vest over a period of four years, except for Mr. Murphy’s grant dated July 5, 2016 which vests over five years.

(6)	Option vests in four quarterly installments commencing the ninth quarter after grant.

(7)	Options generally vested and became exercisable in four equal installments on the first four anniversaries of the date of grant, subject to continued employment.

2017 Option Exercises and Stock Vested Table

The table below shows the number of shares of our common stock acquired by the Named Executive Officers during fiscal year 2017 upon the exercise of stock options and the vesting of restricted stock units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Robert A. Bruggeworth	46,250	1,270,155	87,009	4,478,660
Mark J. Murphy	–	–	–	–
Steven E. Creviston	41,250	1,480,050	41,045	2,121,306
James L. Klein	13,672	587,653	16,417	819,446
Gina B. Harrison	500	20,934	4,830	255,022
Steven J. Buhaly	38,643	1,686,582	23,326	1,228,419

(1)	Values are calculated by subtracting the aggregate exercise price of the options exercised, which is calculated by multiplying the number of shares being purchased by the exercise price of the options, from the aggregate market value of the shares of common stock acquired on the date of exercise, which is calculated by multiplying the number of shares being purchased by the actual market value of the stock on the date of exercise.

(2)	Share amounts are represented on a pre-tax basis. Our stock plans permit withholding of shares upon vesting to satisfy applicable withholding taxes.

(3)	Values represent the market value of our common stock on the vesting date multiplied by the number of shares vested, rounded to the nearest dollar.

2017 Nonqualified Deferred Compensation Table

The following table provides information relating to nonqualified deferred compensation of the Named Executive Officers for the fiscal year ended April 1, 2017. Mr. Buhaly is the only Named Executive Officer who has elected to participate in our Nonqualified Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (1)	Aggregate Withdrawals/ Distributions ($) (2)	Aggregate Balance at Last Fiscal Year End ($) (3)
Steven J. Buhaly	–	–	169,521	56,236	1,234,100

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(1)	Amounts in this column are not reported as compensation for fiscal year 2017 in the Summary Compensation Table since they do not reflect above-market or preferential earnings. Deferrals may be allocated among investment options that generally mirror the investment options available under Qorvo’s 401(k) plan. Of the available investment options, the one-year rate of return during fiscal 2017 ranged from 0.35% to 30.12%.

(2)	As a result of Mr. Buhaly’s retirement, Mr. Buhaly’s vested balance under the Nonqualified Deferred Compensation Plan will be distributed in 60 quarterly installments commencing six months after his retirement date, in accordance with the plan’s terms and Mr. Buhaly’s deferral election.

(3)	Of the total in this column for Mr. Buhaly, an aggregate of $467,791 has been reported in the “Salary” and $328,140 has been reported in the “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table since 2015.

Under Qorvo’s Nonqualified Deferred Compensation Plan, which Qorvo adopted in January 2015, the Named Executive Officers may defer a portion of their cash compensation up to a maximum of 50% of base salary and 100% of other eligible compensation, which includes discretionary bonuses, commissions, employee incentive payments, and any other bonuses or commissions. All amounts deferred under the plan will be credited to the respective Named Executive Officer’s accounts under the plan and treated as though invested in eligible investment options selected by the officer from among the options available under the plan. The available investment options are selected by Qorvo’s investment committee. Each officer’s account will be adjusted for notional investment returns based on the performance of the investment funds selected by the officer.

Each participant must elect at the time the participant files his or her deferral election for any plan year, to have compensation deferrals for that plan year paid or commence to be paid: following the participant’s separation from service, death or disability; following a change in control of Qorvo; or on a specified date that occurs earlier. In addition, each participant must elect from the following forms of payment: lump sum cash payment; 20 quarterly installments; 40 quarterly installments; or 60 quarterly installments. A participant can also withdraw amounts from his or her account if the participant experiences an unforeseeable emergency. A participant may change his or her elections as to the time and form of payment, provided the participant does so at least 12 months before payment would have been made or have commenced to be made and the change results in the payment (or commencement of payment) being delayed for at least five years after the scheduled date, and meets certain other requirements established by Code Section 409A. If a participant who is a “specified employee,” as defined in Code Section 409A, at the time of his or her separation from service has elected to have any portion of his or her account paid or commence to be paid upon his or her separation from service, then such payments will be delayed until six months after the participant’s separation from service. If a participant dies prior to the complete distribution of his or her account, any remaining amounts will be distributed to the participant’s beneficiary in accordance with the payment elections made by the participant.

Potential Payments upon Termination or Change-In-Control

As described above under “Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Employment Agreements, Offer Letter Agreements, Consulting Agreements and Severance Agreements,” Mr. Bruggeworth has an employment agreement with Qorvo, Mr. Klein has an employment offer letter agreement that he entered into when he first joined TriQuint (and which has been subsequently assumed by Qorvo), and Mr. Buhaly had a consulting agreement and severance agreement with Qorvo. The employment agreement, the offer letter agreement, the consulting agreement, the severance agreement and the change in control agreements between the Named Executive Officers and Qorvo are discussed below under the heading “Individual Agreements.”

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if our continuing Named Executive Officers’ employment had terminated on April 1, 2017 and the price per share of our common stock on the date of termination was $68.56, which was the closing price of our common stock on March 31, 2017 (the last business day of our fiscal year). These benefits are in addition to benefits available generally to employees, such as distributions under our 401(k) plan and deferred compensation plan, disability benefits and accrued vacation pay.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

For the severance benefits actually provided to Mr. Buhaly following his retirement in July 2016, see “Buhaly Severance Benefits,” below.

Equity Awards

Under our equity incentive plans, the option holder generally has three months to exercise vested options after the date employment ends (other than for death, disability, or, for options granted under the 2012 Plan, termination for cause). The option holder or his or her estate in the case of death may exercise the option upon the holder’s respective disability or death (excluding unvested amounts) for a period of one year. If a 2012 Plan option holder is terminated for cause, all options granted to such

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holder pursuant to the 2012 Plan are canceled immediately. However, options granted to the Named Executive Officers under the 2012 Plan generally will continue to vest pursuant to the same vesting schedule in the event of termination of employment, other than for cause, as if such individual had remained an employee of Qorvo and, with respect to such options, the vested portions will be exercisable for the full option term under certain circumstances, subject to compliance with certain restrictive covenants, clawback provisions and other conditions.

Under our equity incentive plans, unvested restricted stock units are generally forfeited upon termination. However, restricted stock units granted to the Named Executive Officers under the 2012 Plan generally will continue to vest pursuant to the same vesting schedule in the event of termination of employment, other than death or for cause, as if such individual had remained an employee of Qorvo, subject to certain restrictive covenants, clawback provisions and other conditions.

401(k) Savings Plan; Deferred Compensation Plan

Effective upon the closing of the Business Combination, the Company assumed the RFMD and TriQuint qualified defined contribution 401(k) plans and the TriQuint deferred compensation plan. The 401(k) plans were merged on January 4, 2016. The 401(k) plan and the deferred compensation plan are the only retirement plans available to U.S. employees, which includes each of our Named Executive Officers. We match 100% of the first 1%, and 50% of the next 5%, of each employee’s eligible earnings contributed to the 401(k) plan, and employees immediately vest in our contributions. Under the deferred compensation plan, employees who are eligible to participate, which includes each of our continuing Named Executive Officers, are provided with the opportunity to defer a specified percentage of their cash compensation, which the Company will be obligated to deliver on a future date.

Employee Stock Purchase Plan

Upon termination of employment, all amounts in a participant’s ESPP account are paid to the participant.

Medical Benefits

All insurance benefits terminate effective midnight of the last day of employment. Health care continuation coverage rules, commonly referred to as COBRA, require us to provide employees enrolled in our health, dental and vision plans with an opportunity to purchase continued health care coverage at their own expense upon the occurrence of a qualifying event, such as termination of employment for reasons other than gross misconduct, reduction in hours worked, divorce, death or loss of dependency status.

Individual Agreements

Employment Agreement with Mr. Bruggeworth. In connection with the Business Combination, Qorvo assumed the November 12, 2008 employment agreement previously entered into between RFMD and Mr. Bruggeworth, our President and Chief Executive Officer. Pursuant to this assumed employment agreement, the term of the employment agreement continues until the earliest of (a) November 11, 2010 (as extended as described in the following sentence); (b) Mr. Bruggeworth’s death; (c) termination by Qorvo for “Cause,” as defined in the employment agreement or otherwise upon 30 days’ notice; (d) termination by Mr. Bruggeworth for “Good Reason,” as defined in the employment agreement or otherwise on 30 days’ notice; or (e) the end of any 180-day Disability Period, as defined in the employment agreement. The employment agreement is subject to automatic daily extension of the two-year term until notice of non-extension is given in accordance with the terms of the employment agreement.

Under the employment agreement, Mr. Bruggeworth is entitled to a specified annual base salary, which amount is reviewed annually by the Compensation Committee and may be increased or reduced by the Compensation Committee if part of a salary reduction plan for similarly situated officers. Mr. Bruggeworth also is eligible to receive the following compensatory benefits:

●

A bonus opportunity under the Short-Term Incentive Plan for each performance period during the term of the employment agreement. The target annual bonus opportunity in each performance period cannot be less than 100% of Mr. Bruggeworth’s base salary.

●

The opportunity to receive periodic grants of equity compensation under the Company’s equity plans, in the Compensation Committee’s discretion, so long as he is treated similarly to other senior executive officers.

●

The right to participate in other bonus or incentive plans, paid time off and other retirement plans and welfare benefits in which other senior executive officers may participate in accordance with our policies as in effect from time to time.

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If the employment agreement is terminated, Mr. Bruggeworth would be entitled to be compensated in the following manner:

●

Termination for any reason: Mr. Bruggeworth would be entitled to receive (a) base salary through the date of termination; (b) any previously earned but unpaid bonus under the Short-Term Incentive Plan for a completed performance period; (c) rights under equity plans, retirement plans and welfare benefit plans, which would be determined based on respective plan terms; and (d) unpaid paid time off per our policy.

●

Termination due to death or total disability: Mr. Bruggeworth, or, in the case of his death, his beneficiary, would be entitled to receive the benefits described above under “Termination for any reason” plus the greater of Mr. Bruggeworth’s accrued annual bonus or accrued target bonus for the performance period in which the termination date occurs, in each case pro-rated based on the termination date.

●

Termination by Qorvo without cause or by Mr. Bruggeworth with good reason: Mr. Bruggeworth would be entitled to receive the benefits described above under “Termination for any reason” plus (a) salary continuation equal to two times base salary; (b) his accrued annual bonus (payable after end of performance period), pro-rated based on the termination date; (c) a special bonus equal to two times his target annual bonus; (d) continuation coverage of health care benefits (or substantially identical individual coverage, plus special health care benefit) for two years; (e) equity awards (other than performance-based equity awards), which will be governed by terms of the respective equity plan and individual equity award agreement (including the right of the Compensation Committee to determine if post-termination vesting and/or exercise rights apply); (f) performance-based equity awards and any previously earned equity-based awards, which will be deemed earned, if at all, on a pro rata basis only if performance goals are met during the performance period, with such earned awards being deemed fully vested at grant or as of the date of termination in the case of previously earned awards; and (g) eligibility to participate in other welfare benefit plans on the same terms and conditions as available to active employees.

●	Termination by Qorvo for cause or by Mr. Bruggeworth without good reason: Mr. Bruggeworth would be entitled to receive the benefits described above under “Termination for any reason.”

●

Change of Control: Benefits (if any) paid under Mr. Bruggeworth’s existing change in control agreement would offset benefits (if any) paid under the employment agreement following Mr. Bruggeworth’s termination.

The employment agreement also establishes certain employment and post-termination obligations for Mr. Bruggeworth. He is required to assist in any Qorvo litigation and also is required to comply with certain confidentiality, nondisparagement, noncompetition and nonsolicitation covenants contained in the employment agreement.

Further, the employment agreement provides that if independent accountants determine that part or all of the payments and benefits to be paid to Mr. Bruggeworth under the employment agreement and all other plans or arrangements of Qorvo (a) constitute “parachute payments” under Code Section 280G, and (b) will more likely than not cause Mr. Bruggeworth to incur an excise tax under Code Section 4999 as a result of such payments or other benefits, Qorvo will pay a gross-up payment so that the net amount Mr. Bruggeworth will receive after payment of any excise tax equals the amount that he would have received if the excise tax had not been imposed. If the excise tax would not apply if the total payments to Mr. Bruggeworth were reduced by an amount less than 5%, then the amounts payable will be so reduced and gross-up payments would not be made to Mr. Bruggeworth.

The employment agreement also contains certain forfeiture and recoupment rights. Generally, during the term of the employment agreement and the 24-month period following the expiration thereof, if Mr. Bruggeworth engages in a “Prohibited Activity,” then (a) any equity awards granted or subject to vesting during the Prohibited Activity Term would be forfeited; (b) any and all shares issued to Mr. Bruggeworth under an equity award granted during the Prohibited Activity Term would be forfeited (without payment of consideration); (c) any gain realized by Mr. Bruggeworth with respect to any shares issued pursuant to an equity award granted during the Prohibited Activity Term would be required to be immediately paid to Qorvo; (d) any cash/incentive payments made during the Prohibited Activity Term would be required to be returned to Qorvo; and (e) any rights to future cash/incentive payments granted during the Prohibited Activity Term would be forfeited. Qorvo also has an offset right to recover such amounts against amounts otherwise due to Mr. Bruggeworth. For purposes of the employment agreement, “Prohibited Activity” includes (a) violation of certain restrictive covenants; (b) Mr. Bruggeworth’s engaging in willful conduct that results in an obligation to reimburse Qorvo under Section 304 of the Sarbanes-Oxley Act of 2002; or (c) Mr. Bruggeworth’s engaging in fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of Qorvo. ”Prohibited Activity Term” means the period starting when Mr. Bruggeworth first engaged in Prohibited Activity conduct and continuing without time limitation.

Offer Letter Agreement with Mr. Klein. In connection with his initial employment by TriQuint, Mr. Klein entered into an employment offer letter agreement in 2011 that specified his initial salary, target bonus and equity awards. This offer letter agreement was subsequently assumed by Qorvo in connection with the Business Combination. Under this offer letter agreement, in the event of a termination of employment without cause or a resignation by Mr. Klein for good reason, Mr. Klein is entitled to a lump sum severance payment equal to one year of base salary and continuation of health and life insurance benefits for 12 months.

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Pursuant to the offer letter agreement, the term “termination for cause” means a termination of employment by the Company for any of the following reasons: (a) intentional failure to perform assigned duties; (b) personal dishonesty; (c) incompetence, as measured against standards generally prevailing in the industry; (d) willful misconduct; (e) any breach of fiduciary duty involving personal profit; (f) willful violation of any domestic or international law, rule, regulation or final cease and desist order; or (g) any sexual or other harassment of others.

Pursuant to the offer letter agreement, a “resignation for good reason” is deemed to occur if Mr. Klein resigns employment within sixty (60) days of the occurrence of any of the following that occur without the officer’s written consent: (a) a loss of the title; (b) a material reduction in duties or responsibilities; (c) any reduction in base salary or any target bonus (other than a reduction comparable in percentage to a reduction affecting other officers generally); (d) any material reduction in benefits (other than a reduction affecting the Company’s personnel generally); or (e) a company-mandated relocation of Mr. Klein’s principal place of employment or current principal residence by more than 50 miles from its respective location immediately prior to the resignation.

Severance Agreement with Mr. Buhaly. The Company and Mr. Buhaly entered into a severance agreement dated July 29, 2016, and on July 30, 2016, Mr. Buhaly’s employment with the Company terminated. Pursuant to this agreement, Mr. Buhaly received the severance benefits provided in the TriQuint Change of Control Policy applicable to Mr. Buhaly and assumed by the Company in connection with the Business Combination, in exchange for the execution of a release and compliance with certain covenants. These benefits generally consisted of (1) a cash severance benefit equal to Mr. Buhaly’s base salary for 12 months and his target bonus for the previous 12 months, (2) payment of COBRA premiums for up to 12 months and (3) accelerated vesting of options and unvested restricted stock units granted by TriQuint and outstanding immediately prior to the closing of the Business Combination, with Mr. Buhaly generally having until the original option expiration date to exercise such options.

Consulting Agreement with Mr. Buhaly. Following his retirement, the Company and Mr. Buhaly entered into a consulting agreement pursuant to which Mr. Buhaly agreed to provide business, financial and other advice to the Company. Mr. Buhaly was eligible to earn compensation at the rate of $300 per hour, not to exceed a total of $2,400 in any given calendar day, during the term of the agreement, which ended on December 31, 2016. No amounts were earned by Mr. Buhaly under the consulting agreement.

Change in Control Agreements.

We have entered into change in control agreements with each of our Named Executive Officers. The change in control agreements will end on the earliest of: (a) the first anniversary of the effective date, subject to automatic renewal for additional one-year periods unless we give notice to the officer that we do not wish to extend it; (b) the termination of the officer’s employment with us for any reason during the period from the effective date until the date that is ninety (90) days prior to a change in control; (c) the termination of the officer’s employment with us by the officer without good reason or by us with cause; or (d) the end of a two-year period following a change in control and the fulfillment by us and the officer of all obligations under the agreement.

Under these agreements, if a change in control occurs while the officer is our employee, and a qualifying termination of his employment with us occurs within the two-year period following the change in control (which will include the ninety (90) days prior to the date of the change in control in the case of a termination by us without cause), then he or she (or his or her legal representative) is entitled to certain compensation payments and benefits provided he or she has executed a general release of claims. A “qualifying termination” means: (a) our termination of the officer’s employment for a reason other than death, disability or cause; (b) the officer’s termination of his or her employment for good reason; or (c) the termination of the officer’s employment due to death following delivery of a notice of good reason by the officer, which condition constituting good reason remains uncured by us.

A “change in control” is deemed to have occurred under the change in control agreements on the earliest of the following dates: (a) the acquisition by a person or entity of voting control over more than forty percent (40%) of the total voting power of our then outstanding voting stock; (b) a merger, consolidation or reorganization of us, in which holders of our common stock immediately prior to the transaction have voting control over less than sixty percent (60%) of the voting securities of the surviving corporation immediately after the transaction; (c) the sale or disposition of all or substantially all of our assets; or (d) a change in a majority of the Board within a 12-month period unless the nomination for election by our stockholders of each new director was approved by the vote of two-thirds of the members of the Board then still in office who were in office at the beginning of the 12-month period.

The agreements provide that, upon a qualifying termination after a change in control, we will pay a severance benefit to the officer. The severance benefit is equal to the sum of: (a) one times the highest annual rate of the officer’s base salary during the 12-month period before termination (two times in the case of Messrs. Bruggeworth and Murphy) plus (b) one times the officer’s target annual bonus opportunity based on the officer’s target bonus opportunity for the period in which the termination occurs (two times in the case of Messrs. Bruggeworth and Murphy).

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In addition, the agreements provide that upon a qualifying termination after a change in control, all of our stock options, stock appreciation rights or similar stock-based awards held by the officer will be accelerated and exercisable in full, and all restrictions on any restricted stock, performance stock or similar stock-based awards granted by us will be removed and such awards will be fully vested. If the officer receives any payments or benefits under the agreement or under any other arrangement with us that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code and it is determined that any of such payments will be subject to any excise tax pursuant to applicable provisions of the Code, we will pay to the officer either: (i) the full amount of such payments; or (ii) an amount equal to such payments reduced by the minimum amount necessary to prevent any portion of such payments from being an “excess parachute payment” (within the meaning of the Code), whichever amount results in the officer’s receipt, on an after-tax basis, of the greatest amount of payments notwithstanding that all or some portion of the payments may be subject to the excise tax (that is, there is no gross up provision). The agreements also provide that if the officer elects continuation coverage through our health plan, we will reimburse the officer for the difference between the monthly COBRA premium paid by the officer and the monthly premium amount required to be paid by our active employees for the same level of coverage under our health plan for a one-year period following termination. We will also provide an annual payment equal to the amount necessary to pay any taxes imposed on the officer as a result of the officer’s receipt of health care reimbursements from us.

The agreements also provide that the officer is subject to certain confidentiality, nonsolicitation and noncompetition provisions. In the event the officer fails to comply with any of these provisions, he or she will not be entitled to receive any payment or benefits under the agreement. These payments also are subject to “clawback” restrictions in the event of certain prohibited conduct. The following table sets forth information about potential payments to the continuing Named Executive Officers, assuming that their employment was terminated following a change in control of Qorvo as of March 31, 2017 (the last business day of the fiscal year) and that the price per share of our common stock on that date was $68.56. The table also assumes prior payment of any remaining accrued annual bonus in accordance with the terms of our Short-Term Incentive Plan and any portion of base salary that would have been accrued but not yet paid as of April 1, 2017.

Potential Payments Upon a Qualifying Termination after a Change in Control

Name		Robert A. Bruggeworth	Mark J. Murphy	Steven E. Creviston	James L. Klein	Gina B. Harrison
Base Salary	(1)	$1,590,576	$950,000	$470,128	$416,378	$260,000
Bonus	(2)	2,385,864	855,000	423,115	374,740	130,000
Option Awards	(3)				152,029
Stock Awards	(4)	11,752,281	5,155,026	4,922,608	3,355,326	930,976
Benefits Continuation	(5)	36,436	29,824	14,475	17,509	2,351
Accrued Vacation	(6)	76,470	17,653	45,205	10,189	25,000
Total		$15,841,627	$7,007,503	$5,875,531	$4,326,171	$1,348,327

(1)	For Messrs. Bruggeworth and Murphy, the amount represents two times the highest annual rate of base salary during the twelve-month period before termination. For the other Named Executive Officers, the amount represents one times the highest annual rate of base salary during the twelve-month period before termination. A portion of these amounts would be payable in a lump sum within 30 days following the date of termination, with the remainder to be paid in periodic installments, in accordance with our normal payroll practices, over a two-year period for Messrs. Bruggeworth and Murphy, and over a one-year period for the other Named Executive Officers.

(2)	For Messrs. Bruggeworth and Murphy, the amount represents two times the target annual bonus opportunity as defined in our Short-Term Incentive Plan for the year of termination. For the other Named Executive Officers, the amount represents one times the target annual bonus opportunity as defined in our Short-Term Incentive Plan for the year of termination. A portion of these amounts would be payable in a lump sum within 30 days following the date of termination, with the remainder to be paid in periodic installments, in accordance with our normal payroll practices, over a two-year period for Messrs. Bruggeworth and Murphy, and over a one-year period for the other Named Executive Officers.

(3)	Represents the intrinsic value of unvested options as of April 1, 2017.

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(4)	Represents the intrinsic value of unvested performance- and service-based restricted stock units as of April 1, 2017.

(5)	Represents the value of continuing health and welfare based on the monthly premiums paid by Qorvo at April 1, 2017 (for two years with respect to Messrs. Bruggeworth and Murphy, and one year with respect to the other Named Executive Officers).

(6)	Represents accrued vacation earned but not utilized, which would be payable in a lump sum within 30 days following the date of termination.

Other Potential Payments Upon Resignation, Termination for Cause, Termination without Cause, Retirement or Constructive Termination

Other than potential receipt of a cash payment worth up to 26 weeks of base salary under our general severance program following an involuntary termination, Messrs. Murphy and Creviston and Ms. Harrison are not entitled to any cash payments from Qorvo in the event of their resignation, termination with or without cause, retirement or constructive termination without a change in control. However, their unvested options and unvested restricted stock units listed below may be subject to acceleration or may continue to vest if and as provided in individual agreements.

Name		Mark J. Murphy	Steven E. Creviston	Gina B. Harrison
Stock Awards	(1)	$5,155,026	$4,922,608	$930,976
Option Awards		–	–	–
Total		$5,155,026	$4,922,608	$930,976

(1)	Represents the intrinsic value of service-based restricted stock units for these Named Executive Officers at April 1, 2017.

In accordance with the terms of his employment agreement, Mr. Bruggeworth would have been entitled to the following payments from Qorvo upon the occurrence of any of the termination events described in the table below as of April 1, 2017. The table below assumes prior payment of any portion of base salary that would have been accrued but not yet paid as of April 1, 2017.

Although Mr. Bruggeworth is also entitled to change of control benefits under his employment agreement, pursuant to the terms of his employment agreement, any benefits payable under his change in control agreement with Qorvo offset any benefits paid under his employment agreement following his termination. As of April 1, 2017, the benefits payable under his change in control agreement, as set forth in the above table, would have been equal to the change in control benefits payable under his employment agreement.

Robert A. Bruggeworth		Termination for Any Reason	Termination Due to Death or Total Disability	Termination without Cause or for Good Reason	Termination for Cause	Termination without Good Reason
Base Salary	(1)	$–	$–	$1,590,576	$–	$–
Accrued Annual Bonus	(2)	–	–	–	–	–
Special Bonus	(3)	–	–	2,385,864	–	–
Option Awards	(4)	–	–	–	–	–
Stock Awards	(5)	11,752,281	11,752,281	11,752,281	–	11,752,281
Benefits Continuation	(6)	–	–	36,436	–	–
Accrued Vacation	(7)	76,470	76,470	76,470	76,470	76,470
Total		$11,828,751	$11,828,751	$15,841,627	$76,470	$11,828,751

(1)	With respect to the “Termination without Cause or for Good Reason” column, the amount shown represents two times base salary and would be payable in equal periodic installments, in accordance with the payroll schedule for our salaried personnel, over a two-year period.

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(2)	Represents previously earned but unpaid cash bonus under our Short-Term Incentive Plan for a completed performance period, which would be payable in a lump sum within 30 days of the termination date. With respect to the “Termination Due to Death or Total Disability” column, the amount payable is the greater of the accrued annual bonus or the accrued target bonus, in each case for the performance period in which the termination date occurs, which would be payable in a lump sum within 45 days following the end of the performance period in which the termination date occurs. With respect to the “Termination without Cause or for Good Reason” column, the amount shown represents the accrued annual bonus, which would be payable within 45 days following the end of the performance period in which the termination date occurs. Under these severance scenarios, all or a portion of the accrued annual bonus may have already been paid or would nevertheless be payable without regard to the nature of Mr. Bruggeworth’s termination.

(3)	With respect to the “Termination without Cause or for Good Reason” column, the Special Bonus amount shown represents two times the target annual bonus opportunity as defined in our Short-Term Incentive Plan for the year in which the termination occurs, which would be payable in equal periodic installments, in accordance with the payroll schedule for our salaried personnel, over a two-year period. Mr. Bruggeworth is not entitled to a Special Bonus under the other severance scenarios set forth in the above table.

(4)	Represents the intrinsic value of unvested options as of April 1, 2017.

(5)	Represents the intrinsic value of unvested performance- and service-based restricted stock units as of April 1, 2017. With respect to the “Termination for Any Reason,” “Termination Due to Death or Total Disability,” “Termination Without Cause or For Good Reason” and “Termination Without Good Reason” columns, the amount shown: (a) reflects the value of unvested service-based restricted stock units which shall continue to vest if and as provided in an individual award agreement and (b) reflects that if and to the extent performance goals are deemed met, Mr. Bruggeworth shall be deemed to have earned a pro-rata number of performance-based restricted stock units for the relevant performance period. With respect to the “Termination for Cause” column, the amount shown: (a) reflects that Mr. Bruggeworth’s unvested service-based restricted stock units will be forfeited unless the Compensation Committee determines otherwise and (b) reflects that Mr. Bruggeworth’s unvested performance-based restricted stock units will be forfeited unless the Compensation Committee determines otherwise.

(6)	Represents the value of continuing health, welfare and other benefits through April 1, 2017, based on the monthly premiums paid by Qorvo at April 1, 2017.

(7)	Represents accrued vacation earned but not utilized, which would be payable in a lump sum within 30 days following the date of termination.

As described above, in accordance with the terms of his offer letter agreement, Mr. Klein is entitled to a lump sum severance payment equal to one year of base salary and continuation of health and life insurance benefits for 12 months in the event of a termination of his employment without cause or a resignation by him for good reason. The table below shows the termination benefits that Mr. Klein would have been entitled to receive from Qorvo upon the occurrence of the termination events described as of April 1, 2017. The table below assumes prior payment of any portion of base salary that would have been accrued but not yet paid as of April 1, 2017.

		James L. Klein
		Termination for Any Reason	Termination without Cause or for Good Reason	Termination for Cause
Base Salary	(1)	$–	$416,378	$–
Option Awards	(2)	152,029	152,029	–
Stock Awards	(3)	3,355,326	3,355,326	–
Benefits Continuation	(4)	–	17,509	–
Accrued Vacation	(5)	10,189	10,189	10,189
Total		$3,517,544	$3,951,431	$10,189

(1)	Represents one year of base salary payable in a lump sum pursuant to the terms of Mr. Klein’s employment offer letter agreement.

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(2)	Represents the intrinsic value of unvested options as of April 1, 2017 that may be subject to acceleration or may continue to vest if and as provided in individual agreements.

(3)	Represents the intrinsic value of unvested service-based restricted stock units as of April 1, 2017 that may be subject to acceleration or may continue to vest if and as provided in individual agreements.

(4)	Represents the value of continuing health and life insurance benefits for 12 months, based on the monthly premiums paid by Qorvo at April 1, 2017.

(5)	Represents accrued vacation earned but not utilized, which would be payable in a lump sum within 30 days following the date of termination.

Buhaly Severance Benefits

On July 30, 2016, Mr. Buhaly retired and his employment with the Company terminated. As described above, Mr. Buhaly received severance benefits under a severance agreement, consistent with the TriQuint Change of Control Policy applicable to Mr. Buhaly that was assumed by the Company in connection with the Business Combination, which generally consisted of (1) a cash severance benefit equal to Mr. Buhaly’s base salary for 12 months and his target bonus for the previous 12 months, (2) payment of COBRA premiums for up to 12 months and (3) accelerated vesting of options and unvested restricted stock units granted by TriQuint and outstanding immediately prior to the closing of the Business Combination. The table below shows the value of the severance benefits paid to Mr. Buhaly through April 1, 2017.

		Steven J. Buhaly
		Received as a result retirement
Base Salary and Target Bonus	(1)	$509,826
Option Awards	(2)	423,116
Stock Awards	(3)	299,647
COBRA Premiums	(4)	6,593
Accrued Vacation	(5)	44,457
Total		$1,283,639

(1)	Represents actual cash severance payments made under Mr. Buhaly’s severance agreement.

(2)	Represents the intrinsic value of unvested options as of July 30, 2016 that vested as provided in Mr. Buhaly’s severance agreement.

(3)	Represents the actual value of unvested service-based restricted stock units that vested on July 30, 2016 as provided in Mr. Buhaly’s severance agreement.

(4)	Represents the value of COBRA premiums paid for 12 months following his termination date, based on the COBRA premiums paid by Qorvo at April 1, 2017.

(5)	Represents accrued vacation earned but not utilized, which was paid in a lump sum within 30 days following Mr. Buhaly’s termination date.

Mr. Buhaly’s right to receive the severance benefits described above was conditioned upon the execution by Mr. Buhaly of a release in favor of the Company and compliance with certain covenants.

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Executive Compensation

Director Compensation

As described more fully below, this chart summarizes the annual compensation paid to our non-employee directors for the year ended April 1, 2017. No changes have been made to our director compensation program for the year ending March 31, 2018. A director who is a Qorvo employee, such as Mr. Bruggeworth, does not receive any compensation for service as a director.

Director Compensation for Fiscal Year Ended April 1, 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Daniel A. DiLeo	90,000	190,140	280,140
Jeffery R. Gardner	100,000	190,140	290,140
Charles S. Gibson	80,000	190,140	270,140
John R. Harding	80,000	190,140	270,140
David H. Y. Ho	56,000	190,140	246,140
Roderick D. Nelson	80,000	190,140	270,140
Ralph G. Quinsey	145,938	190,140	336,078
Walden C. Rhines	100,000	190,140	290,140
Susan L. Spradley	20,000	110,733	130,733
Walter H. Wilkinson, Jr.	106,615	190,140	296,755

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(1)	These amounts represent the aggregate grant date fair value for restricted stock units granted to the indicated director computed in accordance with ASC Topic 718, excluding the effect of any estimated forfeitures. A summary of the assumptions we apply in calculating these amounts is set forth in Note 14 of the Notes to the Consolidated Financial Statements included in the 10-K. The aggregate number of shares that were outstanding and granted during the fiscal year ended April 1, 2017 for each of the directors were as follows:

Name	Aggregate Number of Restricted Awards Outstanding at April 1, 2017 (#)	Number of Restricted Awards Granted in FY17 (#)	Aggregate Number of Options Awards Outstanding at April 1, 2017 (#)
Daniel A. DiLeo	3,560	3,560	47,425
Jeffery R. Gardner	3,560	3,560	3,925
Charles S. Gibson	3,560	3,560	–
John R. Harding	3,560	3,560	7,850
David H. Y. Ho	3,560	3,560	10,660
Roderick D. Nelson	3,560	3,560	–
Ralph G. Quinsey	3,560	3,560	503,526
Walden C. Rhines	3,560	3,560	55,912
Susan L. Spradley	2,100	2,100	–
Walter H. Wilkinson, Jr.	3,560	3,560	15,925

The outstanding restricted stock units vest on the earlier of (a) one year following the grant date or (b) the day before the Company’s first annual meeting of stockholders occurring after the grant date, in each case subject to continued service.

Directors who were not employees of Qorvo were compensated for their service as a director as shown in the table below:

Schedule of Director Fees for Fiscal Year Ended April 1, 2017

Compensation Item	Amount
Annual Retainers
Chairman of the Board	$148,000
Lead Director	100,000
Board Service	80,000
Audit Committee Chair (Additional Fee)	20,000
Compensation Committee Chair (Additional Fee)	20,000
Governance and Nominating Committee Chair (Additional Fee)	10,000
Corporate Development Committee Chair (Additional Fee)	10,000

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Executive Compensation

Equity Compensation

In fiscal 2017, each participating non-employee director who was re-elected received an annual restricted stock unit grant, which we refer to as the annual RSU, pursuant to the 2012 Plan, with a value of $190,140. Ms. Spradley received a pro-rated award based on her January 1, 2017 appointment date. These annual RSUs vest on the earlier of (a) the first anniversary of the grant date or (b) the day before the Company’s first annual meeting of stockholders occurring after the grant date, in each case subject to continued service. See “Employee Benefit Plans – 2012 Stock Incentive Plan – RF Micro Devices, Inc.,” above for more information.

As noted above, non-employee directors are also eligible to receive discretionary stock-based awards, which may be granted under the 2012 Plan. See “Employee Benefit Plans – 2012 Stock Incentive Plan – RF Micro Devices, Inc.,” above. No discretionary equity awards to non-employee directors were granted in fiscal year 2017.

Our securities trading policy prohibits any pledging or hedging of our securities by directors. This includes purchasing any financial instrument or contract, including prepaid variable forward contracts, equity swaps, collars and exchange traded funds, which is designed to hedge or offset any risk of decrease in the market value of our common stock.

Other Compensation

We reimburse all directors for expenses incurred in their capacity as directors. Directors may defer all or a portion of their cash retainers by participating in our Nonqualified Deferred Compensation Plan. Commencing with stock awards first made after July 1, 2017, directors could also elect to defer receipt of stock upon vesting. In addition, we offer participation in our group medical insurance program to any non-employee director who agrees to pay the full amount of the premium.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of April 1, 2017 relating to our equity compensation plans, under which grants of stock options, restricted stock and other rights to acquire shares of our common stock may be made from time to time.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	6,712,116	$19.77	11,870,869 (2)
Equity compensation plans not approved by security holders (3)	69,913	$15.03	253,463
Total	6,782,029 (4)		12,124,332

(1)	The weighted-average exercise price does not take into account restricted stock units because such units do not have an exercise price.

(2)	The total shares available for future issuance in column (c) may be the subject of awards other than options, warrants or rights granted under our 2012 Plan and 2013 Incentive Plan. For a more detailed discussion of these and other equity plans that have been approved by our stockholders, see “Employee Benefit Plans,” above. The number of securities remaining available for future issuance also includes securities that may be issued pursuant to the ESPP.

(3)	For a more detailed description of these plans, see “Non-Stockholder Approved Plans,” below.

(4)	Includes shares subject to issuance pursuant to outstanding stock options and restricted stock units if certain performance-based and service-based conditions are met. For more detailed information, see “Performance-Based Restricted Stock Units” and “Service-Based Restricted Stock Units” under “Compensation Discussion and Analysis – Elements of Compensation,” above.

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Non-Stockholder Approved Plans

The inducement plans described below are intended to comply with NASDAQ Listing Rule 5635(c)(4), which provides an exception to the stockholder approval requirements for the grant of equity awards as a material inducement to an individual entering into employment with the Company.

2008 Inducement Award Program

Effective upon the closing of the Business Combination, the Company assumed the 2008 Inducement Award Program from TriQuint (the “2008 Program”). The 2008 Program provided for the issuance of a maximum number of 921,140 shares. No new awards can be granted under the 2008 Program.

The purposes of the 2008 Program were to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of our business. The 2008 Program authorized the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights and other stock or cash awards at the discretion of the compensation committee to new employees.

2015 Inducement Award Plan

Effective January 1, 2015, the Company adopted the 2015 Inducement Stock Plan (the “2015 Plan”). The 2015 Plan provides for the issuance of a maximum number of the sum of 250,000 shares and any shares subject to an award granted under the 2008 Program outstanding as of January 1, 2015, which award is later forfeited, cancelled, terminated or lapses for any reason.

The purposes of the 2015 Plan are to provide a material inducement for the best available persons to become employees of the Company or its affiliates, to attract and retain such employees, and to align the interests of such persons with the interests of the Company and its stockholders. The 2015 Plan authorizes the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards, phantom stock awards and other stock or cash awards at the discretion of the compensation committee to new employees. No awards were made under the 2015 Plan during fiscal year 2017.

The exercise price of an option may not be less than the fair market value of our common stock on the date of grant and the term of each option will be stated in the stock option agreement.

The number of shares subject to the 2015 Plan and the terms of awards are subject to adjustment for any future stock dividends, splits, mergers, combinations, reclassification of the common stock or other changes in capitalization as described in the 2015 Plan.

In the event of change of control (as defined in the 2015 Plan) each outstanding award under the 2015 Plan will vest and, if applicable, become exercisable if the award is not assumed or substituted, or in the event of such assumption or substitution, the award will still fully vest and, if applicable, become exercisable as to all of the shares subject to the award, including shares which would not otherwise be vested or exercisable if the participant’s employment is terminated by the Company not for cause or by the participant for good reason within six months before or one year after a change of control.

The 2015 Plan provides that the Board may amend or terminate the 2015 Plan without stockholder approval, unless stockholder approval is required by applicable law or rules of an applicable stock exchange, but no amendment or termination of the 2015 Plan or any award agreement may adversely affect any award previously granted under the 2015 Plan without the written consent of the recipient of the award.

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Proposal 2 - Approval of the Compensation of Our Named Executive Officers

PROPOSAL 2 – APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation as a whole. At our 2015 annual meeting, our stockholders voted, on an advisory basis, to include an annual “say-on-pay” proposal in our proxy materials. In accordance with the advisory vote, we determined that we will include a “say-on-pay” proposal in our proxy materials for each annual meeting of stockholders until the next advisory vote on the frequency of future “say-on-pay” votes, which will occur no later than our 2021 annual meeting of stockholders.

This vote is not intended to address any specific item of compensation or any specific Named Executive Officer, but rather the overall compensation of all of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when setting executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinion of our stockholders, and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Highlights of our compensation program include the following:

●	A large part of each Named Executive Officer’s potential total annual cash compensation is intended to be at risk and is linked to our operating performance.

●

Equity-based compensation, consisting of performance–based and service-based restricted stock units, makes up a significant portion of the overall compensation of our Named Executive Officers. For performance-based equity awards granted in fiscal year 2017, one-half were based upon our total stockholder return and the other half were linked to achievement during the year of key Company projects or initiatives that the Compensation Committee believes have a strong potential impact to longer-term stockholder value creation. No minimum equity award is guaranteed.

●

We generally have referred to peer group data to help establish base salaries and target total compensation for each Named Executive Officer. When considering the peer group data, we also consider each Named Executive Officer’s performance, level of responsibility in comparison to the other Named Executive Officers and other internal equitable considerations when establishing base salaries and bonus opportunities and then make adjustments we deem appropriate.

●	We prohibit the backdating or spring-loading of equity awards.

●	We prohibit the repricing of stock options or stock appreciation rights without stockholder approval.

●	We do not provide “perquisites” to our Named Executive Officers.

●

Our securities trading policy and Corporate Governance Guidelines prohibit any hedging of our securities by our employees, including our executive officers. This includes purchasing any financial instrument or contract, including prepaid variable forward contracts, equity swaps, collars and exchange traded funds, which is designed to hedge or offset any risk of decrease in the market value of our common stock.

●

Our securities trading policy and Corporate Governance Guidelines prohibit any pledging of our securities by our employees, including our executive officers. Accordingly, none of our executive officers has pledged our common stock.

●	We have established stock ownership guidelines for our Named Executive Officers and impose “clawback” restrictions in our senior officer equity awards in the event of certain prohibited conduct.

●	We set aggregate equity awards at a level at or below the median of our peer group run rate, which has contributed to a level of stock plan overhang below the average of our peer group.

Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the proxy statement for the Company’s 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

48         2017 Proxy Statement

Proposal 3 - Reapproval of 2012 Stock Incentive Plan, for Purposes of Internal Revenue Code Section 162(m)

PROPOSAL 3 – REAPPROVAL OF 2012 STOCK INCENTIVE PLAN, FOR PURPOSES OF INTERNAL REVENUE CODE SECTION 162(m)

Background

On August 20, 2012, the RFMD board of directors adopted and the RFMD shareholders approved the 2012 Plan. Effective upon the closing of the Business Combination on January 1, 2015, Qorvo assumed the 2012 Plan.

Following Board direction, we are asking our stockholders to reapprove the material terms of the performance goals for performance awards under the 2012 Plan to meet the stockholder approval requirements under Section 162(m) of the Code. The material terms of this reapproval include:

●	the employees eligible to receive awards under the 2012 Plan (as described under “Purpose and Eligibility; Term” below);

●	the business criteria on which performance goals may be based (as described under “Performance-Based Compensation – Code Section 162(m) Requirements” below); and

●

the limits on the maximum aggregate amounts of certain awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code that may be made to any individual participant during specified periods under the 2012 Plan (as described under “Performance-Based Compensation – Code Section 162(m) Requirements” below).

Approval of this Proposal 3 will constitute the required reapproval. We are not seeking to increase the number of authorized shares under the 2012 Plan, nor are we proposing any changes to the above terms or the other terms of the 2012 Plan.

Section 162(m) Reapproval

Section 162(m) of the Code generally limits the deductibility of compensation paid to the “covered employees,” or the CEO and the three other highest paid officers (other than the CFO), to $1 million per year. Performance-based compensation is not subject to this limitation on deductibility. Compensation qualifies as performance based only if it is payable on account of performance and satisfies certain other requirements, one of which is that the plan under which the compensation is payable be approved by stockholders. Code Section 162(m) also requires that our stockholders reapprove the material terms of the performance goals under the 2012 Plan every five years (or earlier in certain circumstances), and approval of this Proposal 3 is intended to constitute the required reapproval. Approval of these terms would enable us to receive corporate income tax deductions related to performance-based compensation, which could substantially decrease our compensation costs and result in increased net income. We have in the past paid, and we specifically reserve our right in the future to pay, compensation that is not deductible under Code Section 162(m).

If our stockholders do not approve this proposal, we will not be able to grant under the 2012 Plan any “qualified performance-based compensation” for purposes of Code Section 162(m) after August 8, 2017 unless and until the required stockholder approval is obtained. In that case, we will reevaluate the alternatives available to us with respect to the compensation paid to our CEO and other covered employees.

Description of the 2012 Plan

The following is a summary of the material features of the 2012 Plan. This summary is qualified in its entirety by reference to the full text of the 2012 Plan. An electronic copy of the 2012 Plan is available free of charge as Appendix A to the electronic version of this proxy statement on the SEC’s website at www.sec.gov. All share amounts in this summary have been adjusted to reflect our one-for-four reverse stock split on January 1, 2015 in connection with the Business Combination (all share amounts in Appendix A reflect pre-split numbers). Stockholders should refer to the 2012 Plan for more complete and detailed information about the 2012 Plan.

Share Limitations

The maximum number of shares that we may issue pursuant to awards granted under the 2012 Plan may not exceed the sum of (a) 4,250,000 shares, plus (b) any shares of common stock (i) remaining available for the grant of awards as of the 2012 Plan effective date under any other legacy RFMD stock incentive plan maintained by Qorvo, each of which we refer to as a Prior Plan, and/or (ii) subject to an award granted under a Prior Plan if the award is forfeited, canceled, terminated, expires or lapses for any reason. Of the amount described in the preceding sentence, no more than 4,250,000 shares may be issued under the 2012 Plan pursuant to the grant of incentive stock options.

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Proposal 3 - Reapproval of 2012 Stock Incentive Plan, for Purposes of Internal Revenue Code Section 162(m)

In addition, under the 2012 Plan, in any 12-month period, (i) no participant may be granted options and SARs that are not related to an option for more than 500,000 shares of common stock (or the equivalent value thereof based on the fair market value per share of the common stock on the date of grant of an award); and (ii) no participant may be granted awards other than options or SARs that are settled in shares of common stock for more than 500,000 shares of common stock (or the equivalent value thereof based on the fair market value per share of the common stock on the date of grant of an award).

The following are not included in calculating the 2012 Plan share limitations described above:

●	dividends, including dividends paid in shares, or dividend equivalents paid in cash in connection with outstanding awards;

●	awards which are settled in cash;

●

any shares subject to an award under the 2012 Plan if the award is forfeited, canceled, terminated, expires or lapses for any reason or shares subject to an award which are forfeited to, repurchased or reacquired by Qorvo; and

●

any shares surrendered by a participant or withheld by Qorvo to pay the option price or purchase price for an award or used to satisfy any tax withholding requirement in connection with the exercise, vesting or earning of an award if, in accordance with plan terms, a participant pays the option or purchase price or satisfies the tax withholding by either tendering previously owned shares or having Qorvo withhold shares.

In addition, (a) shares issued under the 2012 Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with a merger, acquisition or similar transaction involving Qorvo acquiring another entity will not reduce the maximum number of shares of common stock available for delivery under the 2012 Plan, and (b) available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the 2012 Plan (subject to applicable stock exchange listing requirements) and will not reduce the maximum number of shares available under the 2012 Plan.

The number of shares reserved for issuance under the 2012 Plan, the participant award limitations and the terms of awards may be adjusted in the event of an adjustment in the capital structure of Qorvo (due to a merger, stock split, stock dividend or similar event). As of June 15, 2017, (a) 4.3 million shares of our common stock plus (b) any shares of our common stock (i) remaining available for issuance as of the effective date of the 2012 Plan under a Prior Plan and (ii) subject to an award granted under a Prior Plan, which awards are forfeited, canceled, terminated, expire or lapse for any reason, were authorized under the 2012 Plan, approximately 1,740,583 shares were subject to outstanding awards and 3,770,191 shares remained available for future grant. On June 15, 2017, the closing sales price of the common stock as reported on Nasdaq was $71.68 per share.

Purpose and Eligibility; Term

The purposes of the 2012 Plan are to encourage and enable selected employees, directors and independent contractors of the Company and its affiliates to acquire or increase their holdings of our common stock and other equity-based interests in the Company in order to promote a closer identification of their interests with those of the Company and its stockholders, and to provide flexibility to the Company in its ability to motivate, attract and retain the services of participants upon whose judgment, interest and special effort the successful conduct of its operation largely depends. Awards may be granted to selected employees, directors and independent contractors of the Company or its affiliates in the discretion of the administrator (as defined below under “Administration; Amendment and Termination”). As of June 15, 2017, approximately 8,191 employees, ten non-employee directors and 435 independent contractors were eligible to be selected to participate in the 2012 Plan.

The effective date of the 2012 Plan was August 20, 2012, and no awards may be granted after August 19, 2022. Awards that are outstanding at the end of the plan term (or such earlier termination date as may be established by the Board) shall continue in accordance with their terms, unless otherwise provided in the 2012 Plan or an award agreement.

The 2012 Plan’s purpose will be carried out by the granting of awards to selected participants. The types of awards authorized under the 2012 Plan include: options in the form of incentive options and/or nonqualified options; SARs in the form of freestanding SARs and/or related SARs; restricted awards in the form of restricted stock awards and restricted stock units; performance awards in the form of performance shares and performance units; phantom stock awards; other stock-based awards; and dividend equivalent awards. We discuss the material terms of each type of award below.

Administration; Amendment and Termination

The 2012 Plan provides that the plan will be administered by the Board or, upon its delegation, by the Compensation Committee (or a subcommittee thereof). As a matter of practice, the Compensation Committee administers the 2012 Plan, subject to Board oversight, particularly of the plan’s director equity compensation component. Each member of the Compensation Committee is independent under applicable Code Section 162(m), SEC Rule 16b-3 and NASDAQ listing standards. The Board and the Compensation Committee are referred to in this discussion collectively as the “administrator.”

50         2017 Proxy Statement

Proposal 3 - Reapproval of 2012 Stock Incentive Plan, for Purposes of Internal Revenue Code Section 162(m)

Subject to the terms of the 2012 Plan, the administrator’s authority includes but is not limited to the authority to: (a) determine all matters relating to awards, including selection of individuals to be granted awards, the types of awards, the number of shares of common stock, if any, subject to an award, and the terms, conditions, restrictions and limitations of an award; (b) prescribe the form or forms of agreements evidencing awards granted under the 2012 Plan; (c) establish, amend and rescind rules and regulations for the administration of the 2012 Plan; (d) construe and interpret the 2012 Plan, awards and award agreements made under the 2012 Plan; (e) interpret rules and regulations for administering the 2012 Plan; and (f) make all other determinations deemed necessary or advisable for administering the 2012 Plan. In certain circumstances, the administrator may delegate to one or more officers of Qorvo or a special committee consisting of one or more directors who are also officers of the Company the authority, within specified parameters, to grant awards to eligible participants, and to make other determinations under the 2012 Plan with respect to such awards, to persons who are not directors or officers subject to Section 16 under the Exchange Act or “covered employees” under Code Section 162(m).

The 2012 Plan and awards may be amended or terminated at any time by the Board, subject to the following: (a) stockholder approval is required of any 2012 Plan amendment if approval is required by applicable law, rule or regulation; and (b) an amendment or termination of an award may not materially adversely affect the rights of a participant without the participant’s consent. In addition, stockholder approval is required to: amend the terms of outstanding options or SARs to reduce the option price or base price of such outstanding options or SARs; exchange outstanding options or SARs for cash, for options or SARs with an option price or base price that is less than the option price or base price of the original option or SAR, or for other equity awards at a time when the original option or SAR has an option price or base price, as the case may be, above the fair market value of the common stock; or take other action with respect to options or SARs that would be treated as a repricing under the rules of the principal stock exchange on which shares of our common stock are listed. The administrator may adjust awards upon the occurrence of certain unusual or nonrecurring events, if the administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2012 Plan or necessary or appropriate to comply with applicable laws, rules or regulations.

Awards

A summary of the material terms of the types of awards authorized under the 2012 Plan is provided below.

Options. The 2012 Plan authorizes the grant of both incentive options and nonqualified options, both of which are exercisable for shares of our common stock, although incentive options may only be granted to our employees. The administrator will determine the option price at which a participant may exercise an option. The option price must be no less than 100% of the fair market value per share of our common stock on the date of grant, or 110% of the fair market value with respect to incentive options granted to an employee who owns stock representing more than 10% of the total voting power of all classes of our stock or stock of our parent or subsidiary corporation, if any (except for certain options assumed or substituted in a merger or other transaction where the option price is adjusted in accordance with applicable tax regulations). Unless an individual award agreement provides otherwise, the option price may be paid in the form of cash or cash equivalent; in addition, except where prohibited by the administrator or applicable laws, rules and regulations, payment may also be made by:

●	delivery of shares of common stock owned by the participant;

●	shares of common stock withheld upon exercise;

●

delivery of written notice of exercise to Qorvo and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to Qorvo the amount of sale or loan proceeds to pay the option price;

●	any other payment methods that may be approved by the administrator and which are acceptable under applicable law; or

●	any combination of these methods.

The administrator will determine the term and conditions of an option and the period or periods during which, and conditions pursuant to which, a participant may exercise an option. The option term may not exceed 10 years, or five years with respect to an employee who possesses more than 10% of the total combined voting power of all classes of our stock or stock of our parent or subsidiary corporation, if any. Options are generally subject to certain restrictions on exercise if the participant terminates employment or service unless an award agreement or the administrator provides otherwise.

Stock Appreciation Rights. Under the terms of the 2012 Plan, SARs may be granted to the holder of an option (a “related option”) with respect to all or a portion of the shares of common stock subject to the related option (a “related SAR”) or may be granted separately (a “freestanding SAR”). The consideration to be received by the holder of an SAR may be paid in cash, shares of common stock (valued at fair market value on the date of the SAR exercise), or a combination of cash and shares of common stock, as determined by the administrator. The holder of an SAR is entitled to receive from us, for each share of common stock with respect to which the SAR is being exercised, consideration equal in value to the excess, if any, of the fair market value of a share of common stock on the date of exercise over the base price per share of such SAR. The base price may be no less than the fair market value per share of the common stock on the date the SAR is granted (except for certain SARs assumed or substituted in a merger or other transaction where the base price is adjusted in accordance with applicable tax regulations).

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Proposal 3 - Reapproval of 2012 Stock Incentive Plan, for Purposes of Internal Revenue Code Section 162(m)

SARs are exercisable according to the terms established by the administrator and stated in the applicable award agreement. Upon the exercise of a related SAR, the related option is deemed to be surrendered to the extent of the number of shares of common stock for which the related SAR is exercised. An SAR may not be exercised more than 10 years after it was granted, or such shorter period as may apply to related options in the case of related SARs. SARs generally are subject to certain restrictions on exercise if the participant terminates employment or service unless an award agreement provides otherwise.

Restricted Awards. Under the terms of the 2012 Plan, the administrator may grant restricted awards to participants in such numbers, upon such terms and at such times as the administrator determines. Restricted awards may be in the form of restricted stock awards or restricted stock units that are subject to certain conditions, which conditions must be met in order for such award to vest or be earned, in whole or in part, and no longer be subject to forfeiture. Restricted stock awards are payable in shares of common stock. Restricted stock units may be payable in cash or shares of common stock, or partly in cash and partly in shares of common stock, in accordance with the terms of the 2012 Plan and the discretion of the administrator.

The administrator will determine the restriction period for each restricted award and will determine the conditions that must be met in order for a restricted award to be granted or to vest or be earned (in whole or in part). These conditions may include (but are not limited to) attainment of performance objectives, continued service or employment for a certain period of time (or a combination of attainment of performance objectives and continued service), retirement, displacement, disability, death or any combination of conditions. In the case of restricted awards based upon performance criteria, or a combination of performance criteria and continued service, the administrator will determine the performance factors to be used in valuing restricted awards, and these performance factors may vary from participant to participant and between groups of participants and will be based upon those company, business unit or division or individual performance factors and criteria as the administrator determines. However, with respect to restricted awards payable to covered employees that are intended to qualify for the compensation deduction limitation exception available under Code Section 162(m), to the extent required under Code Section 162(m), the performance measures are limited to one or more of the performance factors described below under “Performance-Based Compensation – Code Section 162(m) Requirements.” In addition, with respect to participants who are not covered employees, the administrator may approve performance objectives based on other criteria, which may or may not be objective.

The administrator has authority to determine whether and to what degree restricted awards have vested and been earned and are payable, as well as to determine the forms and terms of payment of restricted awards. If a participant’s employment or service is terminated for any reason and all or any part of a restricted award has not vested or been earned pursuant to the terms of the 2012 Plan and the individual award agreement, the award will be forfeited, unless an award agreement or the administrator provides otherwise.

Performance Awards. Under the terms of the 2012 Plan, the administrator may grant performance awards to participants upon such terms and conditions and at such times as the administrator determines. Performance awards may be in the form of performance shares or performance units. An award of a performance share is a grant of a right to receive shares of common stock or the cash value thereof (or a combination of both) that is contingent upon the achievement of performance or other objectives during a specified period and that has a value on the date of grant equal to the fair market value (as determined in accordance with the 2012 Plan) of a share of common stock. An award of a performance unit is a grant of a right to receive shares of common stock or a designated dollar value amount of common stock that is contingent upon the achievement of performance or other objectives during a specified period, and that has an initial value established by the administrator at the time of grant.

The administrator will determine the performance period for each performance award and will determine the conditions that must be met in order for a performance award to be granted or to vest or be earned (in whole or in part). These conditions may include (but are not limited to) attainment of performance objectives, continued service or employment for a certain period of time or a combination of such conditions. In the case of performance awards based upon specified performance objectives, the administrator will determine the performance factors to be used in valuing performance awards, and these performance factors may vary from participant to participant and between groups of participants and will be based upon those company, business unit or division or individual performance factors and criteria as the administrator determines. However, with respect to performance awards payable to covered employees that are intended to qualify for the compensation deduction limitation exception available under Code Section 162(m), to the extent required under Code Section 162(m), the performance factors are limited to one or more of the performance factors described below under “Performance-Based Compensation – Code Section 162(m) Requirements.” In addition, with respect to participants who are not covered employees, the administrator may approve performance objectives based on other criteria, which may or may not be objective. The administrator has authority to determine whether and to what degree performance awards have been earned and are payable, as well as to determine the forms and terms of payment of performance awards. If a participant’s employment or service is terminated for any reason and all or any part of a performance award has not been earned pursuant to the terms of the 2012 Plan and the individual award agreement, the award will be forfeited, unless an award agreement or the administrator provides otherwise.

52         2017 Proxy Statement

Proposal 3 - Reapproval of 2012 Stock Incentive Plan, for Purposes of Internal Revenue Code Section 162(m)

Phantom Stock Awards. Under the terms of the 2012 Plan, the administrator may grant phantom stock awards to participants in such numbers, upon such terms and at such times as the administrator may determine. An award of phantom stock is an award of a number of hypothetical share units with respect to shares of our common stock, with a value based on the fair market value of a share of common stock.

Subject to the terms of the 2012 Plan, the administrator has authority to determine whether and to what degree phantom stock awards have vested and are payable and to interpret the terms and conditions of phantom stock awards. Upon vesting of all or part of a phantom stock award and satisfaction of other terms and conditions that the administrator establishes, the holder of a phantom stock award will be entitled to a payment of an amount equal to the fair market value of one share of our common stock with respect to each such phantom stock unit that has vested and is payable. We may make payment in cash, shares of common stock, or a combination of cash and stock, as determined by the administrator. If a participant’s employment or service is terminated for any reason and all or any part of a phantom stock award has not vested and become payable pursuant to the terms of the 2012 Plan and the individual award, the participant will forfeit the award unless an award agreement or the administrator provides otherwise.

Other Stock-Based Awards. The administrator may grant other stock-based awards, which may be valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock or awards for shares of common stock. Such other stock-based awards include, but are not limited to, awards granted in lieu of bonus, salary or other compensation, awards granted with vesting or performance conditions, and awards granted without being subject to vesting or performance conditions. Subject to the provisions of the 2012 Plan, the administrator will determine the number of shares of common stock to be awarded to a participant under (or otherwise related to) such other stock-based awards, whether such awards may be settled in cash or shares of common stock (or a combination of both), and the other terms and conditions of such awards.

Dividends and Dividend Equivalent Rights. The administrator may provide that awards granted under the 2012 Plan (other than options and SARs) earn dividends or dividend equivalent rights; however, dividends and dividend equivalents, if any, on unearned or unvested performance-based awards may not be paid (even if accrued) unless and until the underlying award (or portion thereof) has vested or been earned. Any dividends or dividend equivalent rights related to an award will be structured in a manner so as to avoid causing the award or related dividends or dividend equivalent rights to be subject to Code Section 409A or will otherwise be structured so that the award and dividends and dividend equivalent rights are in compliance with Code Section 409A.

Change of Control

Under the terms of the 2012 Plan, unless an individual award agreement provides otherwise, the following provisions will apply in the event of a change of control:

●

To the extent that the successor or surviving company in the change of control event does not assume or substitute for an award (or in which Qorvo is the ultimate parent corporation and does not continue the award) on substantially similar terms or with substantially equivalent economic benefits as awards outstanding under the 2012 Plan (as determined by the administrator), (a) all outstanding options and SARs will become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (b) any restrictions, including but not limited to the restriction period, performance period and/or performance criteria applicable to any award other than options or SARs will be deemed to have been met, and such awards will be deemed vested and earned in full at target.

●

In addition, in the event that an award is substituted, assumed or continued, the award will become vested (and, in the case of options and SARs, exercisable) and any restrictions, including but not limited to the restriction period, performance period and/or performance criteria applicable to any outstanding award other than options or SARs will be deemed to have been met, and such awards will be deemed vested and earned in full at target, if the employment or service of the participant is terminated within six months before (in which case vesting shall not occur until the effective date of the change of control) or one year (or such other period of time as may be stated in a change in control or similar agreement) after the effective date of a change of control if such termination of employment or service (a) is by the Company not for cause or (b) is by the participant for good reason.

Transferability

Incentive options are not transferable other than by will or the laws of intestate succession or, in the administrator’s discretion, as may otherwise be permitted in accordance with Code Section 422 and related regulations. Nonqualified options are not transferable other than by will or the laws of intestate succession, except for transfers (for no consideration) if and to the extent permitted by the administrator in a manner consistent with the registration provisions of the Securities Act of 1933, as amended. Restricted awards, SARs, performance awards, phantom stock awards and other stock-based awards generally are not transferable other than transfers for no consideration by will or the laws of intestate succession, and participants may not sell, transfer, assign, pledge or otherwise encumber shares subject to an award until the award has vested and all other conditions established by the administrator have been met.

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Proposal 3 - Reapproval of 2012 Stock Incentive Plan, for Purposes of Internal Revenue Code Section 162(m)

Forfeiture and Recoupment

The 2012 Plan authorizes the administrator to require forfeiture and recoupment of plan benefits if a participant engages in certain types of detrimental conduct and to require that a participant be subject to any compensation recovery policy or similar policies that may apply to the participant or be imposed under applicable laws.

Performance-Based Compensation – Code Section 162(m) Requirements

The 2012 Plan is intended to comply with the requirements imposed by Code Section 162(m) and related regulations in order to position us to preserve, to the extent practicable, our federal income tax deduction for awards made under the 2012 Plan to covered employees. Code Section 162(m) generally denies a public corporation a deduction for compensation in excess of $1 million paid to any covered employee unless the compensation is exempt from the $1 million limitation because it qualifies as performance-based compensation. In order to qualify as performance-based compensation, the compensation paid under a plan to covered employees must be paid under pre-established objective performance goals determined and certified by a committee comprised of outside directors. All of the members of our Compensation Committee are outside directors under Code Section 162(m) standards.

In addition to other requirements for the performance-based compensation exception under Code Section 162(m) to apply, stockholders must be advised of, and must approve, the material terms (or changes in material terms) of the performance goals under which compensation is to be paid. Material terms include: (a) the employees eligible to receive compensation; (b) a description of the business criteria on which the performance goal is based; and (c) either the maximum amount of the compensation to be paid if the performance goal is met or the formula used to calculate the amount of compensation if the performance goal is met. The eligibility and participant award limitations are described above under “Purpose and Eligibility; Term” and “Share Limitations.”

With respect to awards payable to covered employees that are intended to qualify for the compensation deduction limitation exception under Code Section 162(m), to the extent required under Code Section 162(m), the performance measures are limited to one or more of the following:

(a) revenues or sales; (b) gross margins; (c) earnings per share; (d) net bookings; (e) product production or shipments; (f) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (g) net income; (h) operating income; (i) book value per share; (j) return on shareholders’ equity; (k) return on investment; (l) return on capital; (m) improvements in capital structure; (n) expense management; (o) operating margins; (p) maintenance or improvement of gross margins or operating margins; (q) stock price or total shareholder return; (r) market share; (s) profitability; (t) costs; (u) cash flow or free cash flow; (v) working capital; (w) return on assets; (x) economic wealth created, and (y) strategic business criteria, based on meeting specified goals or objectives related to market penetration, geographic business expansion, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, management of litigation, management of information technology, goals relating to acquisitions or divestitures of products, product lines, subsidiaries, affiliates or joint ventures, quality matrices, customer service matrices and/or execution of pre-approved corporate strategy.

The foregoing performance measures may relate to the Company, one or more of its affiliates or one or more of its divisions, units, partnerships, joint ventures or minority investments, facilities, product lines or products or any combination of the foregoing. Such performance measures may be adjusted or modified due to extraordinary items, transactions, events or developments, or in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable law, accounting principles or business conditions, in each case as determined by the Compensation Committee (subject to any Code Section 162(m) restrictions applicable to covered employees for compensation that is intended to qualify as performance-based compensation).

Material Federal Income Tax Consequences

The following summary generally describes the principal U.S. federal (and not foreign, state or local) income tax consequences of awards granted under the 2012 Plan as of the date of this proxy statement. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to Qorvo. The provisions of the Code and related regulations concerning these matters are complicated and their impact in any one case may depend upon the particular circumstances.

Incentive Options. Incentive options granted under the 2012 Plan are intended to qualify as incentive stock options under Code Section 422. Pursuant to Code Section 422, the grant and exercise of an incentive stock option generally will not result in taxable income to the participant (with the possible exception of alternative minimum tax liability) if the participant does not dispose of shares received upon exercise of such option less than one year after the date of exercise and two years after the date of grant, and if the participant has continuously been our employee from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). However, the excess of the fair market value of the shares received upon exercise

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Proposal 3 - Reapproval of 2012 Stock Incentive Plan, for Purposes of Internal Revenue Code Section 162(m)

of the incentive option over the option price for such shares generally will constitute an item of adjustment in computing the participant’s alternative minimum taxable income for the year of exercise. Thus, certain participants may increase their federal income tax liability as a result of the exercise of an incentive option under the alternative minimum tax rules of the Code.

We generally will not be entitled to a deduction for income tax purposes in connection with the exercise of an incentive option. Upon the disposition of shares acquired upon exercise of an incentive option, the participant will be taxed on the amount by which the amount realized upon such disposition exceeds the option price, and such amount will be treated as capital gain or loss.

If the holding period requirements for incentive option treatment described above are not met, the participant will be taxed as if he or she received compensation in the year of the disposition. The participant must treat gain realized in the premature disposition as ordinary income to the extent of the lesser of: (a) the fair market value of the stock on the date of exercise minus the option price or (b) the amount realized on disposition of the stock minus the option price. Any gain in excess of these amounts may be treated as capital gain. We generally are entitled to deduct, as compensation paid, the amount of ordinary income realized by the participant.

Pursuant to the Code and the terms of the 2012 Plan, in no event can there first become exercisable by a participant in any one calendar year incentive options granted by Qorvo with respect to shares having an aggregate fair market value (determined at the time an option is granted) greater than $100,000. To the extent an incentive option granted under the 2012 Plan exceeds this limitation, it will be treated as a nonqualified option. In addition, no incentive option may be granted to an individual who owns, immediately before the time that the option is granted, stock possessing more than 10% of the total combined voting power of all classes of stock of Qorvo, unless the option price is equal to or exceeds 110% of the fair market value of the stock and the option period does not exceed five years.

Nonqualified Options. The grant of a nonqualified option should not result in taxable income to a participant or a tax deduction to Qorvo. The difference between the fair market value of the stock on the date of exercise and the option price will constitute taxable ordinary income to the participant on the date of exercise. We generally will be entitled to a deduction in the same year in an amount equal to the income taxable to the participant to the extent the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting. The participant’s basis in shares of common stock acquired upon exercise of an option will equal the option price plus the amount of income taxable at the time of exercise. Any subsequent disposition of the stock by the participant will be taxed as a capital gain or loss to the participant, and will be long-term capital gain or loss if the participant has held the stock for more than one year at the time of sale.

Stock Appreciation Rights. For federal income tax purposes, the grant of an SAR should not result in taxable income to a participant or a tax deduction to Qorvo. Upon exercise, the amount of cash and fair market value of shares received by the participant, less cash or other consideration paid (if any), is taxed to the participant as ordinary income and Qorvo will receive a corresponding income tax deduction to the extent the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

Restricted Stock Awards. The grant of a restricted stock award will not result in taxable income to the participant or a tax deduction to Qorvo for federal income tax purposes, unless the restrictions on the stock do not present a substantial risk of forfeiture or the award is transferable, as defined under Code Section 83. In the year that the restricted stock is no longer subject to a substantial risk of forfeiture, or the award is transferable, the fair market value of such shares at such date and any cash amount awarded, less cash or other consideration paid (if any), will be included in the participant’s ordinary income as compensation. Alternatively, the participant may elect under Section 83(b) of the Code to include in his or her ordinary income as compensation at the time the restricted stock is awarded, the fair market value of such shares at such time, less any amount paid for the shares. We will be entitled to a corresponding income tax deduction to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

Restricted Stock Units, Performance Awards, Phantom Stock Awards, Other Stock-Based Awards and Dividend Equivalents. The grant of a restricted stock unit, performance award, phantom stock award, other stock-based awards or a dividend equivalent award generally should not result in taxable income to the participant or a tax deduction to Qorvo for federal income tax purposes. However, the participant will recognize income on account of the settlement of such award. The income recognized by the participant at that time will be equal to any cash that is received and the fair market value of any common stock that is received in settlement of the award. We are entitled to a federal income tax deduction upon the settlement of such an award equal to the ordinary income recognized by the participant to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

Code Section 409A. Awards granted under the 2012 Plan may be subject to Code Section 409A and related regulations and other guidance. Code Section 409A imposes certain requirements on compensation that is deemed under Code Section 409A to involve deferred compensation. If Code Section 409A applies to the 2012 Plan or any award, and the 2012 Plan and award do not, when

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Proposal 3 - Reapproval of 2012 Stock Incentive Plan, for Purposes of Internal Revenue Code Section 162(m)

considered together, satisfy the requirements of Code Section 409A during a taxable year, the participant will have ordinary income in the year of non-compliance in the amount of all deferrals subject to Code Section 409A to the extent that the award is not subject to a substantial risk of forfeiture. The participant will be subject to an additional tax of 20% on all amounts includable in income and may also be subject to interest charges under Code Section 409A. Subject to Code Section 162(m) and certain reporting requirements, we will be entitled to an income tax deduction with respect to the amount of compensation includable as income to the participant. We do not have any responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result for any participant.

Performance-based Compensation – Section 162(m) Requirements. As noted above, the 2012 Plan is structured to comply with the requirements imposed by Code Section 162(m) in order to preserve, to the extent the Compensation Committee deems practicable, Qorvo’s tax deduction for awards made under the 2012 Plan to covered employees. Code Section 162(m) generally denies an employer a deduction for compensation paid to covered employees of a publicly held corporation in excess of $1 million unless the compensation is exempt from the $1 million limitation because it is performance-based compensation. The Compensation Committee reserves the discretion to award compensation under the 2012 Plan that does not comply with the performance-based exception to Code Section 162(m).

New Plan Benefits

The administrator has discretionary authority to grant awards under the 2012 Plan, and there is no provision for automatic grants. Therefore, future benefits that would be received by executive officers and other employees under the 2012 Plan are currently not determinable.

The Board unanimously recommends a vote FOR the reapproval of the 2012 Plan for purposes of Code Section 162(m). The Board believes it is in the best interests of the Company and its stockholders to enable the Company to implement incentive compensation arrangements that are intended, to the extent practicable, to qualify as tax deductible, performance-based compensation under Code Section 162(m). If stockholders do not approve this proposal, we may be limited in our ability to grant awards that both satisfy our compensation objectives and are tax deductible. Your affirmative vote for this proposal will reapprove the material terms of the performance goals for performance awards under the 2012 Plan for purposes of Code Section 162(m).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” REAPPROVAL OF THE 2012 STOCK INCENTIVE PLAN, FOR PURPOSES OF INTERNAL REVENUE CODE SECTION 162(m).

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Proposal 4 - Ratification of Appointment of Independent Registered Public Accounting Firm

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed KPMG LLP to audit the consolidated financial statements of Qorvo for fiscal 2018. KPMG LLP, an independent registered public accounting firm, has served as Qorvo’s independent auditor since January 1, 2015. A representative from KPMG LLP is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Although stockholder ratification of the appointment is not required by law, we desire to solicit such ratification as a matter of good governance. If the appointment of KPMG LLP is not approved by a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote, the Audit Committee will consider the appointment of another independent registered public accounting firm for fiscal 2018.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2018.

Independent Registered Public Accounting Firm Fee Information

The following table shows the aggregate fees that were paid or accrued for the audit and other services provided by KPMG LLP for fiscal years 2017 and 2016.

	2017	2016
Audit Fees	$2,849,092	$2,794,768
Audit-Related Fees	1,780	0
Tax Fees	262,447	258,379
All Other Fees	–	22,777
Total	$3,113,319	$3,075,924

Audit Fees. This category includes fees for: (a) the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q; (b) the audit of our internal control over financial reporting; and (c) services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes the aggregate fees for assurance and related services provided by our auditors that are reasonably related to the performance of the audits or reviews of the financial statements and which are not reported above under “Audit Fees.”

Tax Fees. This category consists of professional services rendered by KPMG LLP for tax compliance, tax planning, tax advice and value added tax process review. The services for the fees disclosed under this category include tax return preparation, research and technical tax advice.

All Other Fees. This category includes the aggregate fees for products and services provided by KPMG LLP that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Audit Committee has considered the compatibility of the non-audit services performed by and fees paid to KPMG LLP in fiscal year 2017 and the proposed non-audit related services and proposed fees for fiscal year 2018 and has determined that such services and fees are compatible with the independence of KPMG LLP. All audit and non-audit related services were approved by the Audit Committee prior to such services being rendered.

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Report of the Audit Committee

REPORT OF THE AUDIT COMMITTEE

Each member of the Audit Committee is an independent director under existing Nasdaq listing standards and SEC requirements. In addition, the Board has determined that Messrs. Gardner and Gibson are “audit committee financial experts,” as defined by SEC rules.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has reviewed and discussed with management and the independent registered public accounting firm management’s assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s evaluation of our internal control over financial reporting.

The Audit Committee reviewed with the independent registered public accounting firm its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the applicable Public Company Accounting Oversight Board standards and SEC Rule 2-07 of Regulation S-X. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm that firm’s independence.

Based upon the discussions and review described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended April 1, 2017 for filing with the SEC. This report has been prepared by members of the Audit Committee. Current members of this committee are:

Jeffery R. Gardner (Chair)

Daniel A. DiLeo

Charles Scott Gibson

Roderick D. Nelson

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Section 16(a) Beneficial Ownership Reporting Compliance

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, Qorvo’s directors, officers and beneficial owners of more than ten percent of Qorvo’s common stock are required to report their beneficial ownership of common stock and any changes in that ownership to the SEC. Specific dates for such reporting have been established, and we are required to report any failure to file by the established dates. To our knowledge, all of these filing and reporting requirements were satisfied by our directors, officers and principal stockholders during the year ended April 1, 2017.

RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

The Board maintains a written policy regarding transactions that involve Qorvo and any of its executive officers, directors, director nominees or five percent or greater stockholders or their affiliates, which are referred to generally as “related persons.” The Governance and Nominating Committee will analyze and consider any such transaction in accordance with this written policy in order to determine whether the terms and conditions of the transaction are substantially the same as, or more favorable to Qorvo than, transactions that would be available from unaffiliated parties.

The policy governs the procedures for review and consideration of all “related person transactions,” as that term is defined in the policy, to help ensure that any such transactions are timely identified and given appropriate consideration. Generally, any current or proposed financial transaction, arrangement or relationship in which a “related person” had or will have a direct or indirect material interest, in an amount exceeding $120,000 and in which Qorvo was or will be a participant, requires the approval of the Governance and Nominating Committee or a majority of the disinterested members of the Board. Before granting such approval, the Governance and Nominating Committee will consider all of the relevant facts and circumstances to ensure that the proposed transaction is in the best interest of Qorvo and its stockholders. The term “related person” is defined by the policy and by Item 404 of Regulation S-K.

In conducting its review of any proposed related person transaction, the Governance and Nominating Committee will consider all of the relevant facts and circumstances available to the Governance and Nominating Committee, including but not limited to (a) the benefits to Qorvo; (b) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (c) the availability of other sources for comparable products or services; (d) the terms of the proposed related person transaction; and (e) the terms available to unrelated third parties or to employees generally in an arms-length negotiation. No member of the Governance and Nominating Committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

The Governance and Nominating Committee may, from time to time as it determines in its discretion to be appropriate, review periodically any previously approved or ratified related person transaction to determine if it is in the best interests of us and our stockholders to continue, modify or terminate such related person transaction.

We did not engage in any related person transactions during the year ended April 1, 2017.

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Proposals for 2018 Annual Meeting

PROPOSALS FOR 2018 ANNUAL MEETING

Pursuant to SEC Rule 14a-8, under certain conditions, stockholders may request that we include a proposal in our proxy materials for a forthcoming meeting of Qorvo stockholders. Any stockholder desiring to include a proposal in our proxy materials pursuant to Rule 14a-8 must ensure that we receive the proposal at our principal executive office in Greensboro, North Carolina by February 28, 2018 in order for the proposal to be eligible for inclusion in our proxy statement and proxy card relating to our 2018 Annual Meeting.

If a stockholder desires to propose any business from the floor during the meeting (other than pursuant to Rule 14a-8 or our proxy access bylaw provisions), our bylaws provide that the stockholder must deliver or mail timely advance written notice of such business to our principal executive office. Under our bylaws, to be timely, such stockholder’s notice generally must be delivered to our Secretary not later than the close of business on the 90th day before the first anniversary of the date of the preceding year’s annual meeting and not earlier than the close of business on the 120th day prior to such anniversary. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, then notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the later the close of business on the 90th day prior to the annual meeting, or by the 10th day following the notice date for such meeting if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting.

If a stockholder desires to propose a director candidate for nomination to the Board of Directors pursuant to our proxy access bylaw provisions, our bylaws provide that the stockholder must deliver or mail timely advance written notice of such nomination to our principal executive office. Under our bylaws, to be timely, such stockholder’s notice generally must be delivered to our Secretary not later than the close of business on the 120th day before the first anniversary of the date the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting and not earlier than the close of business on the 150th day before such anniversary. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, then notice by the stockholder must be delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Each item of business proposed by a stockholder, including director nominations, must be made in accordance with our bylaws, our Corporate Governance Guidelines and any other applicable law, rule or regulation. In addition, any notice of a proposed director candidate must also comply with our bylaws, including the criteria set forth under “Procedures for Director Nominations” on page 11 of this proxy statement. If written notice is not given in accordance with these requirements, the proposal or nomination will be considered deficient or untimely, as applicable, and Qorvo may exclude such business from consideration at the meeting.

If the proposal or proposed director candidate is permitted to be considered at the meeting, the proxies appointed pursuant to the proxy card will have discretionary authority to vote for or against the matter even if the proposal or proposed director candidate was not discussed in the proxy statement. Assuming that the date of our annual meeting of stockholders is not advanced or delayed in the manner described above:

●

Appropriate notice of a proposal or proposed director candidate (other than pursuant to Rule 14a-8 or our proxy access bylaw provisions) for the 2018 Annual Meeting would need to be delivered to our principal executive office no earlier than April 10, 2018 and no later than May 10, 2018 to be considered timely.

●

Appropriate notice of a proposed director candidate pursuant to the proxy access provisions of our bylaws for the 2018 Annual Meeting would need to be delivered to our principal executive office no earlier than January 29, 2018 and no later than February 28, 2018.

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Householding of Annual Meeting Materials

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers or other nominee record holders may be participating in the practice of “householding” annual reports, proxy statements and Notices of Internet Availability of Proxy Materials. This means that only one copy of our annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of our annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, to any stockholder upon request submitted in writing to Qorvo at the following address: Qorvo, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Investor Relations Department, or by calling (336) 664-1233. Any stockholder who wants to receive separate copies of our annual report, proxy statement or Notice of Internet Availability of Proxy Materials in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact Qorvo at the above address and telephone number.

FINANCIAL INFORMATION

Our annual report for the fiscal year ended April 1, 2017 is enclosed. Upon written request, we will provide without charge to any stockholder of record or beneficial owner of common stock a separate copy of our Annual Report on Form 10-K for the fiscal year ended April 1, 2017, including financial statements, filed with the SEC. Any such request should be directed to Doug Delieto, our Vice President of Investor Relations, at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. We will furnish any exhibit to our Annual Report on Form 10-K upon receipt of payment for our reasonable expenses in furnishing such exhibit.

OTHER BUSINESS

As of the date of this proxy statement, the Board knows of no other matter to come before the 2017 annual meeting. However, if any other matter requiring a vote of the stockholders arises, the persons named in the accompanying proxy will vote properly executed proxies in accordance with their best judgment.

By Order of the Board of Directors,

Jeffrey C. Howland

Secretary

Dated: June 28, 2017

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Appendix A

QORVO, INC.

2012 STOCK INCENTIVE PLAN

(As Assumed by Qorvo, Inc. and Amended and Restated Effective January 1, 2015)

(Formerly, the RF MICRO DEVICES, INC. 2012 STOCK INCENTIVE PLAN)

Appendix A

QORVO, INC.

2012 STOCK INCENTIVE PLAN

(As Assumed by Qorvo, Inc. and

Amended and Restated Effective January 1, 2015)

(Formerly, the RF MICRO DEVICES, INC. 2012 STOCK INCENTIVE PLAN)

1. Definitions

In addition to other terms defined herein or in an Award Agreement, the following terms shall have the meanings given below:

(a) Administrator means the Board, and, upon its delegation of all or part of its authority to administer the Plan to the Committee, the Committee.

(b) Affiliate means any Parent or Subsidiary of the Company, and also includes any other business entity which is controlled by, under common control with or controls the Company; provided, however, that the term “Affiliate” shall be construed in a manner in accordance with the registration provisions of applicable federal securities laws if and to the extent required.

(c) Applicable Law means any applicable laws, rules or regulations (or similar guidance), including but not limited to the Securities Act, the Exchange Act, the Code and the listing or other rules of any applicable stock exchange.

(d) Award means, individually or collectively, a grant under the Plan of an Option (including an Incentive Option or a Nonqualified Option); a Stock Appreciation Right (including a Related SAR or a Freestanding SAR); a Restricted Award (including a Restricted Stock Award or a Restricted Unit Award); a Performance Award (including a Performance Share Award or a Performance Unit Award); a Phantom Stock Award, an Other Stock-Based Award; a Dividend Equivalent Award; and/or any other award granted under the Plan.

(e) Award Agreement means an award agreement (which may be in written or electronic form, in the Administrator’s discretion, and which includes any amendment or supplement thereto) between the Company and a Participant specifying the terms, conditions and restrictions of an Award granted to the Participant. An Award Agreement may also state such other terms, conditions and restrictions, including but not limited to terms, conditions and restrictions applicable to shares of Common Stock or any other benefit underlying an Award, as may be established by the Administrator.

(f) Base Price means, with respect to an SAR, the initial price assigned to the SAR.

(g) Board or Board of Directors means the Board of Directors of the Company. Without limiting the effect of the foregoing, on and after the Merger Effective Date, references to the “Board” shall mean the Board of Directors of Qorvo, Inc.

(h) Cause means, unless the Administrator determines otherwise, a Participant’s termination of employment or service resulting from the Participant’s (i) termination for “Cause” as defined under the Participant’s employment, change in control, consulting or other agreement with the Company or an Affiliate, if any, or (ii) if the Participant has not entered into any such agreement (or, if any such agreement does not define “Cause”), then the Participant’s termination shall be for “Cause” if termination results due to the Participant’s (A) dishonesty; (B) failure to perform his duties for the Company or an Affiliate; or (C) engaging in fraudulent conduct or conduct that could be materially damaging to the Company without a reasonable good faith belief that such conduct was in the best interest of the Company. The determination of “Cause” shall be made by the Administrator and its determination shall be final and conclusive. Without in any way limiting the effect of the foregoing, for purposes of the Plan and an Award, a Participant’s employment or service shall be deemed to have terminated for Cause if, after the Participant’s employment or service has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Administrator, a termination for Cause.

(i) A Change of Control shall (except as may be otherwise provided in a change in control agreement entered into with an employee before the Effective Date of the Plan or as may be otherwise required, if at all, under Code Section 409A) be deemed to have occurred on the earliest of the following dates:

(i) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the total voting power of the Company’s then outstanding voting stock;

    2017 Proxy Statement    A-1

Appendix A

(ii) The date of the consummation of (A) a merger, consolidation or reorganization of the Company (or similar transaction involving the Company), in which the holders of the Common Stock immediately prior to the transaction have voting control over less than fifty percent (50%) of the voting securities of the surviving corporation immediately after such transaction, or (B) the sale or disposition of all or substantially all the assets of the Company; or

(iii) The date there shall have been a change in a majority of the Board within a 12-month period unless the nomination for election by the Company’s shareholders of each new Director was approved by the vote of two-thirds of the members of the Board (or a committee of the Board, if nominations are approved by a Board committee rather than the Board) then still in office who were in office at the beginning of the 12-month period.

(For the purposes herein, the term “person” shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Company, a Subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any Subsidiary thereof, and the term “beneficial owner” shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)

For the purposes of clarity, a transaction shall not constitute a Change of Control if its principal purpose is to change the state of the Company’s incorporation, create a holding company that would be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or is another transaction of other similar effect.

Notwithstanding the preceding provisions of Section 1(i), in the event that any Awards granted under the Plan are deemed to be deferred compensation subject to (and not exempt from) the provisions of Code Section 409A, then distributions related to such Awards to be made upon a Change of Control may be permitted, in the Administrator’s discretion, upon the occurrence of one or more of the following events (as they are defined and interpreted under Code Section 409A): (A) a change in the ownership of the Company; (B) a change in effective control of the Company; or (C) a change in the ownership of a substantial portion of the assets of the Company.

The Administrator shall have full and final authority, in its discretion (subject to any Code Section 409A considerations), to determine whether a Change of Control of the Company has occurred, the date of the occurrence of such Change of Control and any incidental matters relating thereto.

(j) Code means the Internal Revenue Code of 1986, as amended. Any reference herein to a specific Code section shall be deemed to include all related regulations or other guidance with respect to such Code section.

(k) Committee means the Compensation Committee of the Board or other committee of the Board which may be appointed to administer the Plan in whole or in part. Without limiting the effect of the foregoing, on and after the Merger Effective Date, references to the “Committee” shall mean the Compensation Committee of the Board of Qorvo or other committee of the Board which may be appointed to administer the Plan.

(l) Common Stock means (i) prior to the Merger Effective Date, the common stock of RF Micro Devices, Inc., no par value, or any successor securities thereto (also referred to herein as the “RFMD Common Stock”), and (ii) on and after the Merger Effective Date, the Common Stock of Qorvo, $.0001 par value, or any successor securities thereto (also referred to herein as the “Qorvo Common Stock”). Without limiting the effect of the foregoing, on and after the Merger Effective Date, references in the Plan to a number of shares of RFMD Common Stock will be deemed to refer instead to that number of shares of Qorvo Common Stock as adjusted by the RFMD Exchange Ratio, as provided in Section 5 herein.

(m) Company means (unless the context otherwise requires, as determined by the Administrator) (i) prior to the Merger Effective Date, RF Micro Devices, Inc., a North Carolina corporation, together with any successor thereto (also referred to herein as “RFMD”), and (ii) on and after the Merger Effective Date, Qorvo, Inc., a Delaware corporation (also referred to herein as “Qorvo”), the surviving parent corporation in the Merger, or any successor thereto.

(n) Covered Employee shall have the meaning given the term in Code Section 162(m).

(o) Director means a member of the Board or of the board of directors of an Affiliate.

(p) Disability shall, except as may be otherwise determined by the Administrator (taking into account any Code Section 409A considerations), as applied to any Participant, having the meaning given in any Award Agreement, employment agreement, change in control agreement, consulting agreement or other similar agreement, if any, to which the Participant is a party, or, if there is no such agreement (or if such agreement does not define “Disability”), “Disability” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months. The Administrator shall have authority to determine if a Disability has occurred.

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(q) Displacement shall, except as may be otherwise determined by the Administrator (taking into account any Code Section 409A considerations), as applied to any Participant, be as defined in any Award Agreement, employment agreement, change in control agreement, consulting agreement or other similar agreement, if any, to which the Participant is a party, or, if there is no such agreement (or if such agreement does not define “Displacement”), “Displacement” shall mean the termination of the Participant’s employment or service due to the elimination of the Participant’s job or position without fault on the part of the Participant. The Administrator shall have authority to determine if a Displacement has occurred.

(r) Dividend Equivalent Awards shall mean a right granted to a Participant pursuant to Section 13 to receive the equivalent value (in cash or shares of Common Stock) of dividends paid on Common Stock.

(s) Effective Date means the effective date of the Plan, as provided in Section 4.

(t) Employee means any person who is an employee of the Company or any Affiliate (including entities which become Affiliates after the Effective Date of the Plan). For this purpose, an individual shall be considered to be an Employee only if there exists between the individual and the Company or an Affiliate the legal and bona fide relationship of employer and employee (taking into account Code Section 409A considerations if and to the extent applicable); provided, however, that, with respect to Incentive Options, “Employee” means any person who is considered an employee of the Company or any Parent or Subsidiary for purposes of Treas. Reg. Section 1.421-1(h) (or any successor provision related thereto).

(u) Exchange Act means the Securities Exchange Act of 1934, as amended.

(v) Fair Market Value per share of the Common Stock shall be established in good faith by the Administrator and, unless otherwise determined by the Administrator, the Fair Market Value shall be determined in accordance with the following provisions: (A) if the shares of Common Stock are listed for trading on The NASDAQ Stock Market (“Nasdaq”) or another national or regional stock exchange, the Fair Market Value shall be the closing sales price per share of the shares on Nasdaq or other principal stock exchange on which such securities are listed on the date immediately preceding the date an Option is granted or other determination is made (such date of determination being referred to herein as a “valuation date”), or, if there is no transaction on such date, then on the trading date nearest preceding the valuation date for which closing price information is available, and, provided further, if the shares are not listed for trading on Nasdaq or another stock exchange but are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, the Fair Market Value shall be the closing sales price for such shares as quoted on such system or by such securities dealer on the valuation date, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date immediately preceding the valuation date (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or (B) if the shares of Common Stock are not listed or reported in any of the foregoing, then the Fair Market Value shall be determined by the Administrator based on such valuation measures or other factors as it deems appropriate. Notwithstanding the foregoing, (i) with respect to the grant of Incentive Options, the Fair Market Value shall be determined by the Administrator in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with the Code Section 422; and (ii) Fair Market Value shall be determined in accordance with Code Section 409A if and to the extent required.

(w) Freestanding SAR means an SAR that is granted without relation to an Option, as provided in Section 8.

(x) Good Reason means, unless the Administrator determines otherwise, in the context of a Change of Control, a Participant’s termination of employment or service resulting from the Participant’s (i) termination for “Good Reason” as defined under the Participant’s employment, change in control, consulting or other agreement with the Company or an Affiliate, if any, or (ii) if the Participant has not entered into any agreement (or, if any such agreement does not define “Good Reason”), then, a Participant’s termination shall be for “Good Reason” if termination results due to any of the following without the Participant’s consent: (A) a material reduction in the Participant’s base salary as in effect immediately prior to the date of the Change of Control, (B) the assignment to the Participant of duties or responsibilities materially inconsistent with, or a material diminution in, the Participant’s position, authority, duties or responsibilities as in effect immediately prior to the Change of Control, or (C) the relocation of the Participant’s principal place of employment by more than 50 miles from the location at which the Participant was stationed immediately prior to the Change of Control. Notwithstanding the foregoing, with respect to Directors, unless the Administrator determines otherwise, a Director’s termination from service on the Board shall be for “Good Reason” if the Participant ceases to serve as a Director or, if the Company is not the surviving company in the Change of Control event, a member of the board of directors of the surviving entity, in either case, due to the Participant’s failure to be nominated to serve as a director of such entity or the Participant’s failure to be elected to serve as a director of such entity, but not due to the Participant’s decision not to continue service on the Board or the board of directors of the surviving entity, as the case may be. An event or condition that would otherwise constitute “Good Reason” shall constitute Good Reason only if the Company fails to rescind or cure such event or

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condition within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason, and Good Reason shall cease to exist for any event or condition described herein on the 60th day following the later of the occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice thereof prior to such date. The determination of “Good Reason” shall be made by the Administrator and its determination shall be final and conclusive.

(y) Incentive Option means an Option that is designated by the Administrator as an Incentive Option pursuant to Section 7 and intended to meet the requirements of incentive stock options under Code Section 422.

(z) Independent Contractor means an independent contractor, consultant or advisor providing services (other than capital-raising services) to the Company or an Affiliate.

(aa) Merger means the consummation of the “Mergers” (that is, the “RFMD Merger” and the “TriQuint Merger”), in each case as defined in the Merger Agreement.

(bb) Merger Agreement means that certain Agreement and Plan of Merger and Reorganization among TriQuint, Qorvo, Inc. (formerly known as Rocky Holding, Inc.) and RFMD dated as of February 22, 2014, as amended July 15, 2014, and as it may be further amended.

(cc) Merger Effective Date means the “Effective Time,” as defined in Section 1.3 of the Merger Agreement.

(dd) Nonqualified Option means an Option granted under Section 7 that is not intended to qualify as an incentive stock option under Code Section 422.

(ee) Option means a stock option granted under Section 7 that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the Option Price, and subject to such terms and conditions, as may be set forth in the Plan or an Award Agreement or established by the Administrator.

(ff) Option Period means the term of an Option, as provided in Section 7(d).

(gg) Option Price means the price at which an Option may be exercised, as provided in Section 7(b).

(hh) Other Stock-Based Award means a right, granted to a Participant under Section 12, that relates to or is valued by referenced to shares of Common Stock or other Awards relating to shares of Common Stock.

(ii) Parent shall mean a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(jj) Participant means an individual who is an Employee employed by, or a Director or Independent Contractor providing services to, the Company or an Affiliate who satisfies the requirements of Section 6 and is selected by the Administrator to receive an Award under the Plan.

(kk) Performance Award means a Performance Share Award and/or a Performance Unit Award, as provided in Section 10.

(ll) Performance Measures mean one or more performance factors which may be established by the Administrator with respect to an Award. Performance factors may be based on such corporate, business unit or division and/or individual performance factors and criteria as the Administrator in its discretion may deem appropriate; provided, however, that, if and to the extent required under Code Section 162(m) with respect to Awards granted to Covered Employees that are intended to qualify as “performance-based compensation” under Code Section 162(m), such performance factors shall be objective and shall be based upon one or more of the following criteria (as determined by the Administrator in its discretion): (i) revenues or sales; (ii) gross margins; (iii) earnings per share; (iv) net bookings; (v) product production or shipments; (vi) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (vii) net income; (viii) operating income; (ix) book value per share; (x) return on shareholders’ equity; (xi) return on investment; (xii) return on capital; (xiii) improvements in capital structure; (xiv) expense management; (xv) operating margins; (xvi) maintenance or improvement of gross margins or operating margins; (xvii) stock price or total shareholder return; (xviii) market share; (xix) profitability; (xx) costs; (xxi) cash flow or free cash flow; (xxii) working capital; (xxiii) return on assets; (xxiv) economic wealth created, and/or (xxv) strategic business criteria, based on meeting specified goals or objectives related to market penetration, geographic business expansion, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, management of litigation, management of information technology, goals relating to acquisitions or divestitures of products, product lines, subsidiaries, affiliates or joint ventures, quality matrices, customer service matrices and/or execution of pre-approved corporate strategy. In addition, with respect to Participants who are not Covered Employees, the Administrator may approve performance objectives

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based on other criteria, which may or may not be objective. To the extent that Code Section 162(m) is applicable, the Administrator shall, within the time and in the manner prescribed by Code Section 162(m), define in an objective fashion the manner of calculating the Performance Measures it selects to use for Covered Employees during any specific performance period. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its divisions, units, partnerships, joint ventures or minority investments, facilities, product lines or products or any combination of the foregoing. The targeted level or levels of performance with respect to such business criteria may be established at such levels and on such terms as the Administrator may determine, in its discretion, including but not limited to on an absolute basis, in relation to performance in a prior performance period, and/or relative to one or more peer group companies or indices, or any combination thereof. Such performance factors may be adjusted or modified due to extraordinary items, transactions, events or developments, or in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to, or in anticipation of, changes in Applicable Law, accounting principles or business conditions, in each case as determined by the Administrator (subject to any Code Section 162(m) restrictions applicable to Covered Employees for compensation that is intended to qualify as “performance-based compensation” under Code Section 162(m)).

(mm) Performance Share means an Award granted under Section 10, in an amount determined by the Administrator and specified in an Award Agreement, stated with reference to a specified number of shares of Common Stock, that entitles the holder to receive shares of Common Stock, a cash payment or a combination of Common Stock and cash (as determined by the Administrator), subject to the terms of the Plan and the terms and conditions established by the Administrator.

(nn) Performance Unit means an Award granted under Section 10, in an amount determined by the Administrator and specified in an Award Agreement, that entitles the holder to receive shares of Common Stock, a cash payment or a combination of Common Stock and cash (as determined by the Administrator), subject to the terms of the Plan and the terms and conditions established by the Administrator.

(oo) Phantom Stock Award means an Award granted under Section 11, entitling a Participant to a payment in cash, shares of Common Stock or a combination of cash and Common Stock (as determined by the Administrator), following the completion of the applicable vesting period and compliance with the terms of the Plan and other terms and conditions established by the Administrator. The unit value of a Phantom Stock Award shall be based on the Fair Market Value of a share of Common Stock.

(pp) Plan means the RF Micro Devices, Inc. 2012 Stock Incentive Plan, as amended and restated effective January 1, 2015 and assumed by Qorvo, Inc., and as it may be further amended and/or restated.

(qq) Prior Plan or Prior Plans means the 2003 Stock Incentive Plan of RF Micro Devices, Inc. (the “2003 Plan”), the RF Micro Devices, Inc. 2006 Directors Stock Option Plan (the “2006 Plan”), the 1999 Stock Incentive Plan, the Key Employees’ 1997 Stock Option Plan, the 1992 Stock Option Plan, the Nonemployee Directors’ Stock Option Plan and any other stock incentive plan maintained by the Company, in each case, as amended and/or restated, for its or an Affiliate’s employees, directors and/or independent contractors on or prior to the Effective Date of the Plan.

(rr) Qorvo means Qorvo, Inc., a Delaware corporation, and the successor parent corporation of RFMD.

(ss) RFMD Exchange Ratio has the meaning given such term in Section 2.1(b) of the Merger Agreement.

(tt) Related SAR means an SAR granted under Section 8 that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

(uu) Restricted Award means a Restricted Stock Award and/or a Restricted Stock Unit Award, as provided in Section 9.

(vv) Restricted Stock Award means shares of Common Stock granted to a Participant under Section 9. Shares of Common Stock subject to a Restricted Stock Award shall cease to be restricted when, in accordance with the terms of the Plan and the terms and conditions established by the Administrator, the shares vest and become transferable and free of substantial risks of forfeiture.

(ww) Restricted Stock Unit means a Restricted Award granted to a Participant pursuant to Section 9 which is settled, if at all, (i) by the delivery of one share of Common Stock for each Restricted Stock Unit, (ii) in cash in an amount equal to the Fair Market Value of one share of Common Stock for each Restricted Stock Unit, or (iii) in a combination of cash and shares equal to the Fair Market Value of one share of Common Stock for each Restricted Stock Unit, as determined by the Administrator. A Restricted Stock Unit represents the promise of the Company to deliver shares of Common Stock, cash or a combination thereof, as applicable, at the end of the applicable restriction period if and only to the extent the Award vests and ceases to be subject to forfeiture, subject to compliance with the terms of the Plan and Award Agreement and any terms and conditions established by the Administrator.

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(xx) Retirement shall, except as may be otherwise determined by the Administrator (taking into account any Code Section 409A considerations), as applied to any Participant, have the meaning given in an Award Agreement, employment agreement, change in control agreement, consulting agreement or other similar agreement, if any, to which the Participant is a party, or, if there is no such agreement (or if such agreement does not define “Retirement”), then “Retirement” shall, unless the Administrator determines otherwise, mean retirement in accordance with the retirement policies and procedures established by the Company. The Administrator shall have authority to determine if a Retirement has occurred.

(yy) SAR means a stock appreciation right granted under Section 8 entitling the Participant to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the Base Price, subject to the terms of the Plan and Award Agreement and any other terms and conditions established by the Administrator. References to “SARs” include both Related SARs and Freestanding SARs, unless the context requires otherwise.

(zz) Securities Act means the Securities Act of 1933, as amended.

(aaa) Shareholder or shareholders means, prior to the Merger Effective Date, a shareholder or shareholders of RFMD, and on and after the Merger Effective Date, a stockholder or stockholders of Qorvo, as applicable.

(bbb) Subsidiary shall mean a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

(ccc) Termination Date means the date of termination of a Participant’s employment or service for any reason, as determined by the Administrator.

(ddd) TriQuint means TriQuint Semiconductor, Inc., a Delaware corporation and party to the Merger.

2. Purpose

The purposes of the Plan are to encourage and enable selected Employees, Directors and Independent Contractors of the Company and its Affiliates to acquire or to increase their holdings of Common Stock and other equity-based interests in the Company in order to promote a closer identification of their interests with those of the Company and its shareholders, and to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of its operation largely depends. These purposes may be carried out through the granting of Awards to selected Participants, including the granting of: Options in the form of Incentive Stock Options and/or Nonqualified Options; SARs in the form of Freestanding SARs and/or Related SARs; Restricted Awards in the form of Restricted Stock Awards and/or Restricted Stock Units; Performance Awards in the form of Performance Shares and/or Performance Units; Phantom Stock Awards; Other Stock-Based Awards; and/or Dividend Equivalent Awards.

3. Administration of the Plan

(a) The Plan shall be administered by the Board or, upon its delegation, by the Committee (or a subcommittee thereof). To the extent required under Rule 16b-3 adopted under the Exchange Act, the Committee shall be comprised solely of two or more “non-employee directors,” as such term is defined in Rule 16b-3, or as may otherwise be permitted under Rule 16b-3. Further, to the extent required by Code Section 162(m), the Plan shall be administered by a committee comprised of two or more “outside directors” (as such term is defined in Code Section 162(m)) or as may otherwise be permitted under Code Section 162(m). In addition, Committee members shall qualify as “independent directors” under applicable stock exchange rules if and to the extent required.

(b) Subject to the provisions of the Plan, the Administrator shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, the authority to (i) determine all matters relating to Awards, including selection of individuals to be granted Awards, the types of Awards, the number of shares of Common Stock, if any, subject to an Award, and all terms, conditions, restrictions and limitations of an Award; (ii) prescribe the form or forms of Award Agreements evidencing any Awards granted under the Plan; (iii) establish, amend and rescind rules and regulations for the administration of the Plan; and (iv) construe and interpret the Plan, Awards and Award Agreements made under the Plan, to interpret rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. In addition, (i) the Administrator shall have the authority, in its sole discretion, to accelerate the date that any Award which was not otherwise exercisable, vested or earned shall become exercisable, vested or earned in whole or in part without any obligation to accelerate such date with respect to any other Award granted to any recipient; and (ii) the Administrator may in its sole discretion modify or extend the terms and conditions for exercise, vesting or earning of an Award (in each case, taking into account any Code Section 409A considerations). The Administrator may determine that a Participant’s rights, payments and/or benefits with respect to an Award (including but not limited to any shares issued or issuable and/or cash paid or payable with respect to an Award) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any

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otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for Cause, violation of policies of the Company or an Affiliate, breach of non-solicitation, noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, other conduct by the Participant that is determined by the Administrator to be detrimental to the business or reputation of the Company or any Affiliate, and/or other circumstances where such reduction, cancellation, forfeiture or recoupment is required by Applicable Law. In addition, the Administrator shall have the authority and discretion to establish terms and conditions of Awards (including but not limited to the establishment of subplans) as the Administrator determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States. In addition to action by meeting in accordance with Applicable Law, any action of the Administrator with respect to the Plan may be taken by a written instrument signed by all of the members of the Board or Committee, as appropriate, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. All determinations of the Administrator with respect to the Plan and any Award or Award Agreement will be final and binding on the Company and all persons having or claiming an interest in any Award granted under the Plan. No member of the Board or Committee, as applicable, shall be liable while acting as Administrator for any action or determination made in good faith with respect to the Plan, an Award or an Award Agreement. The members of the Board or Committee, as applicable, shall be entitled to indemnification and reimbursement in the manner and to the fullest extent provided in the Company’s certificate of incorporation and/or bylaws and/or pursuant to Applicable Law.

(c) Notwithstanding the other provisions of Section 3, the Board may expressly delegate to one or more officers of the Company or a special committee consisting of one or more directors who are also officers of the Company the authority, within specified parameters, to grant Awards to eligible Participants, and to make any or all of the determinations reserved for the Administrator in the Plan and summarized in Section 3(b) with respect to such Awards (subject to any restrictions imposed by Applicable Law and such terms and conditions as may be established by the Administrator); provided, however, that, if and to the extent required by Section 16 of the Exchange Act or Code Section 162(m), the Participant, at the time of said grant or other determination, (i) is not deemed to be an officer or director of the Company within the meaning of Section 16 of the Exchange Act; and (ii) is not deemed to be a Covered Employee as defined under Code Section 162(m). To the extent that the Administrator has delegated authority to grant Awards pursuant to this Section 3(c) to an officer and/or a special committee, references to the “Administrator” shall include references to such officer(s) and/or special committee, subject, however, to the requirements of the Plan, Rule 16b-3, Code Section 162(m) and other Applicable Law.

4. Effective Date

The Effective Date of the Plan was August 20, 2012 (the “Effective Date”). The Plan was amended and restated January 1, 2015 in connection with the assumption of the Plan by Qorvo as a result of the Merger. Awards may be granted on or after the Effective Date, but no Awards may be granted after August 19, 2022. Awards that are outstanding at the end of the Plan term (or such earlier termination date as may be established by the Board pursuant to Section 16(a)) shall continue in accordance with their terms, unless otherwise provided in the Plan or an Award Agreement.

5. Shares of Stock Subject to the Plan; Award Limitations

(a) Shares of Stock Subject to the Plan: Subject to adjustments as provided in Section 5(d), the maximum number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall not exceed the sum of (i) 17,000,000 shares, plus (ii) any shares (A) remaining available for the grant of awards as of the Effective Date under any Prior Plan, and/or (B) subject to an award granted under a Prior Plan, which award is forfeited, cancelled, terminated, expires or lapses for any reason; provided, however, that, as of the Merger Effective Date, all references to such maximum number of shares of RFMD Common Stock shall be deemed modified to refer instead to that number of shares of Qorvo Common Stock as is determined by multiplying the number of referenced shares of RFMD Common Stock by the RFMD Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Qorvo Common Stock, or as may otherwise be necessary to comply with Section 6.4(e) of the Merger Agreement or Applicable Law. Shares delivered under the Plan shall be authorized but unissued shares or shares purchased on the open market or by private purchase. The Company hereby reserves sufficient authorized shares of Common Stock to meet the grant of Awards hereunder.

(b) Award Limitations: Notwithstanding any provision in the Plan to the contrary, the following limitations shall apply to Awards granted under the Plan, in each case subject to adjustments pursuant to Section 5(d):

(i) The maximum number of shares of Common Stock that may be issued under the Plan pursuant to the grant of Incentive Options shall not exceed 17,000,000 shares; provided, however, that, as of the Merger Effective Date, such number of shares shall be deemed modified to refer instead to that number of shares of Qorvo Common Stock as is determined by multiplying the number of referenced shares of RFMD Common Stock by the RFMD Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Qorvo Common Stock, or as may otherwise be necessary to comply with Section 6.4(e) of the Merger Agreement or Applicable Law;

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(ii) In any 12-month period, no Participant may be granted Options and SARs that are not related to an Option for more than 2,000,000 shares of Common Stock (or the equivalent value thereof based on the Fair Market Value per share of the Common Stock on the date of grant of an Award); provided, however, that, as of the Merger Effective Date, such number of shares (or equivalent value thereof as described herein) shall be deemed modified to refer instead to that number of shares of Qorvo Common Stock (or equivalent value thereof) as is determined by multiplying the number of referenced shares of RFMD Common Stock (or equivalent value thereof) by the RFMD Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Qorvo Common Stock (or equivalent value thereof), or as may otherwise be necessary to comply with Section 6.4(e) of the Merger Agreement or Applicable Law;

(iii) In any 12-month period, no Participant may be granted Awards other than Options or SARs that are settled in shares of Common Stock for more than 2,000,000 shares of Common Stock (or the equivalent value thereof based on the Fair Market Value per share of the Common Stock on the date of grant of an Award); provided, however, that, as of the Merger Effective Date, such number of shares (or equivalent value thereof as described herein) shall be deemed modified to refer instead to that number of shares of Qorvo Common Stock (or equivalent value thereof) as is determined by multiplying the number of referenced shares of RFMD Common Stock (or equivalent value thereof) by the RFMD Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Qorvo Common Stock (or equivalent value thereof), or as may otherwise be necessary to comply with Section 6.4(e) of the Merger Agreement or Applicable Law.

(For purposes of Section 5(b)(ii) and (iii), an Option and Related SAR shall be treated as a single Award.)

(c) Shares Not Subject to Limitations: The following will not be applied to the share limitations of Section 5(a) above: (i) dividends, including dividends paid in shares, or dividend equivalents paid in cash in connection with outstanding Awards; (ii) Awards which are settled in cash rather than the issuance of shares; (iii) any shares subject to an Award if the Award is forfeited, cancelled, terminated, expires or lapses for any reason without the issuance of shares underlying the Award or any shares subject to an Award which shares are forfeited to, or repurchased or reacquired by, the Company; and (iv) any shares surrendered by a Participant or withheld by the Company to pay the Option Price or purchase price for an Award or shares or used to satisfy any tax withholding requirements in connection with the exercise, vesting or earning of an Award if, in accordance with the terms of the Plan, a Participant pays such Option Price or purchase price or satisfies such tax withholding requirements by either tendering previously owned shares or having the Company withhold shares. Further, (i) shares issued under the Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with a merger, acquisition or similar transaction involving the Company acquiring another entity shall not reduce the maximum number of shares of Common Stock available for delivery under the Plan; and (ii) available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan (subject to applicable stock exchange listing requirements) and will not reduce the maximum number of shares available under the Plan.

(d) Adjustments; Right to Issue Additional Securities: If there is any change in the outstanding shares of Common Stock because of a merger, consolidation or reorganization involving the Company, or if the Board declares a stock dividend, stock split distributable in shares of Common Stock or reverse stock split, combination or reclassification of the Common Stock, or if there is a similar change in the capital stock structure of the Company affecting the Common Stock (excluding conversion of convertible securities by the Company and/or the exercise of warrants by their holders), then the number of shares of Common Stock reserved for issuance under the Plan shall be correspondingly adjusted, and the Administrator shall make such adjustments to Awards or to any provisions of this Plan as the Administrator deems equitable to prevent dilution or enlargement of Awards or as may otherwise be advisable. Nothing in the Plan, an Award or an Award Agreement shall limit the ability of the Company to issue additional securities (including but not limited to the issuance of other options or other derivative securities, warrants, additional shares or classes of Common Stock, preferred stock and/or other convertible securities).

6. Eligibility

An Award may be granted only to an individual who satisfies all of the following eligibility requirements on the date the Award is granted:

(a) The individual is either (i) an Employee, (ii) a Director or (iii) an Independent Contractor. Without limiting the foregoing, on and after the Merger Effective Date, Employees, Directors and Independent Contractors of Qorvo, RFMD and TriQuint (or any other Affiliate of Qorvo) shall be eligible to participate in the Plan.

(b) With respect to the grant of Incentive Options, the individual is otherwise eligible to participate under Section 6, is an Employee of the Company or a Parent or Subsidiary and does not own, immediately before the time that the Incentive Option is granted, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary. Notwithstanding the foregoing, an Employee who owns more than 10% of the total combined voting power of the Company or a Parent or Subsidiary may be granted an Incentive Option if the Option Price is at least 110% of the Fair Market Value of the Common Stock, and the Option Period does not exceed five years. For this purpose, an individual will be deemed to own stock which is attributable to him under Code Section 424(d).

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(c) With respect to the grant of substitute awards or assumption of awards in connection with a merger, consolidation, acquisition, reorganization or similar transaction involving the Company or an Affiliate, the recipient is otherwise eligible to receive the Award and the terms of the award are consistent with the Plan and Applicable Law (including, to the extent necessary, the federal securities laws registration provisions, Code Section 409A and Code Section 424(a)).

(d) The individual, being otherwise eligible under this Section 6, is selected by the Administrator as an individual to whom an Award shall be granted (as defined above, a “Participant”).

7. Options

(a) Grant of Options: Subject to the limitations of the Plan, the Administrator may in its discretion grant Options to such eligible individuals in such numbers, subject to such terms and conditions, and at such times as the Administrator shall determine. Both Incentive Options and Nonqualified Options may be granted under the Plan, as determined by the Administrator; provided, however, that Incentive Options may only be granted to Employees of the Company or a Parent or Subsidiary. To the extent that an Option is designated as an Incentive Option but does not qualify as such under Code Section 422, the Option (or portion thereof) shall be treated as a Nonqualified Option. An Option may be granted with or without a Related SAR.

(b) Option Price: The Option Price per share at which an Option may be exercised shall be established by the Administrator and stated in the Award Agreement evidencing the grant of the Option; provided, that (i) the Option Price of an Option shall be no less than 100% of the Fair Market Value per share of the Common Stock as determined on the date the Option is granted (or 110% of the Fair Market Value with respect to Incentive Options granted to an Employee who owns stock possessing more than 10% of the total voting power of all classes of stock of the Company or a Parent or Subsidiary, as provided in Section 6(b)); and (ii) in no event shall the Option Price per share of any Option be less than the par value, if any, per share of the Common Stock. Notwithstanding the foregoing, the Administrator may in its discretion authorize the grant of substitute or assumed options of an acquired entity with an Option Price not equal to 100% of the Fair Market Value of the stock on the date of grant, if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and/or Code Section 424(a).

(c) Date of Grant: An Option shall be considered to be granted on the date that the Administrator acts to grant the Option, or on such other date as may be established by the Administrator in accordance with Applicable Law.

(d) Option Period and Limitations on the Right to Exercise Options:

(i) The Option Period shall be determined by the Administrator at the time the Option is granted and shall be stated in the Award Agreement. The Option Period shall not extend more than 10 years from the date on which the Option is granted (or five years with respect to Incentive Options granted to an Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary, as provided in Section 6(b)). Any Option or portion thereof not exercised before expiration of the Option Period shall terminate. The period or periods during which, and the terms and conditions pursuant to which, an Option may vest and become exercisable shall be determined by the Administrator in its discretion, subject to the terms of the Plan.

(ii) An Option may be exercised by giving written notice to the Company in form acceptable to the Administrator at such place and subject to such conditions as may be established by the Administrator or its designee. Such notice shall specify the number of shares to be purchased pursuant to an Option and the aggregate purchase price to be paid therefor and shall be accompanied by payment of such purchase price. Unless an Award Agreement provides otherwise, such payment shall be in the form of cash or cash equivalent; provided that, except where prohibited by the Administrator or Applicable Law (and subject to such terms and conditions as may be established by the Administrator), payment may also be made:

(A) By delivery (by either actual delivery or attestation) of shares of Common Stock owned by the Participant for such time period, if any, as may be determined by the Administrator;

(B) By shares of Common Stock withheld upon exercise;

(C) By delivery of written notice of exercise to the Company and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Company the amount of sale or loan proceeds to pay the Option Price;

(D) By such other payment methods as may be approved by the Administrator and which are acceptable under Applicable Law; or

(E) By any combination of the foregoing methods.

Shares delivered or withheld in payment on the exercise of an Option shall be valued at their Fair Market Value on the date of exercise, as determined by the Administrator or its designee.

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(iii) The Administrator shall determine the extent, if any, to which a Participant may have the right to exercise an Option following termination of the Participant’s employment or service with the Company. Such rights, if any, shall be subject to the sole discretion of the Administrator, shall be stated in the individual Award Agreement, need not be uniform among all Options issued pursuant to this Section 7, and may reflect distinctions based on the reasons for termination of employment or service. The Administrator also shall have authority, in its sole discretion (taking into account any Code Section 409A considerations), to accelerate the date for exercising all or any part of an Option which was not otherwise vested and exercisable, extend the period during which an Option may be exercised, modify the other terms and conditions of exercise, or any combination of the foregoing.

(e) Notice of Disposition: If shares of Common Stock acquired upon exercise of an Incentive Option are disposed of within two years following the date of grant or one year following the transfer of such shares to a Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Administrator may reasonably require.

(f) Limitation on Incentive Options: In no event shall there first become exercisable by an Employee in any one calendar year Incentive Options granted by the Company or any Parent or Subsidiary with respect to shares having an aggregate Fair Market Value (determined at the time an Incentive Option is granted) greater than $100,000; provided that, if such limit is exceeded, then the first $100,000 of shares to become exercisable in such calendar year will be Incentive Options and the Options (or portion thereof) for shares with a value in excess of $100,000 that first became exercisable in that calendar year will be Nonqualified Options. In the event the Code or the regulations promulgated thereunder are amended after the Effective Date of the Plan to provide for a different limitation on the Fair Market Value of shares permitted to be subject to Incentive Options, then such different limit shall be automatically incorporated herein. To the extent that any Incentive Options are first exercisable by a Participant in excess of the limitation described herein, the excess shall be considered a Nonqualified Option.

(g) Nontransferability of Options: Incentive Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers by will or the laws of intestate succession or, in the Administrator’s discretion, such transfers (for no consideration) as may otherwise be permitted in accordance with Treas. Reg. Section 1.421-1(b)(2) or Treas. Reg. Section 1.421-2(c) or any successor provisions thereto. Nonqualified Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, except for transfers (for no consideration) if and to the extent permitted by the Administrator in a manner consistent with the registration provisions of the Securities Act. Except as may be permitted by the preceding, an Option shall be exercisable during the Participant’s lifetime only by him or by his guardian or legal representative. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

8. Stock Appreciation Rights

(a) Grant of SARs: Subject to the limitations of the Plan, the Administrator may in its discretion grant SARs to such eligible individuals, in such numbers, upon such terms and at such times as the Administrator shall determine. SARs may be granted to the holder of an Option (a “Related Option”) with respect to all or a portion of the shares of Common Stock subject to the Related Option (a “Related SAR”) or may be granted separately to an eligible individual (a “Freestanding SAR”). The Base Price per share of an SAR shall be no less than 100% of the Fair Market Value per share of the Common Stock on the date the SAR is granted. Notwithstanding the foregoing, the Administrator may in its discretion authorize the grant of substitute or assumed SARs of an acquired entity with a Base Price per share not equal to at least 100% of the Fair Market Value of the stock on the date of grant, if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and/or Code Section 424(a). An SAR shall be considered to be granted on the date that the Administrator acts to grant the SAR, or on such other date as may be established by the Administrator in accordance with Applicable Law.

(b) Related SARs: A Related SAR may be granted either concurrently with the grant of the Related Option or (if the Related Option is a Nonqualified Option) at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such Related Option. The Base Price of a Related SAR shall be equal to the Option Price of the Related Option. Related SARs shall be exercisable only at the time and to the extent that the Related Option is exercisable (and may be subject to such additional limitations on exercisability as the Administrator may provide in an Award Agreement), and in no event after the complete termination or full exercise of the Related Option. Notwithstanding the foregoing, a Related SAR that is related to an Incentive Option may be exercised only to the extent that the Related Option is exercisable and only when the Fair Market Value exceeds the Option Price of the Related Option. Upon the exercise of a Related SAR granted in connection with a Related Option, the Option shall be canceled to the extent of the number of shares as to which the SAR is exercised, and upon the exercise of a Related Option, the Related SAR shall be canceled to the extent of the number of shares as to which the Related Option is exercised or surrendered.

(c) Freestanding SARs: An SAR may be granted without relationship to an Option (as defined above, a “Freestanding SAR”) and, in such case, will be exercisable upon such terms and subject to such conditions as may be determined by the Administrator, subject to the terms of the Plan.

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(d) Exercise of SARs:

(i) Subject to the terms of the Plan, SARs shall be vested and exercisable in whole or in part upon such terms and conditions as may be established by the Administrator. The period during which an SAR may be exercisable shall not exceed 10 years from the date of grant or, in the case of Related SARs, such shorter Option Period as may apply to the Related Option. Any SAR or portion thereof not exercised before expiration of the period established by the Administrator shall terminate.

(ii) SARs may be exercised by giving written notice to the Company in form acceptable to the Administrator at such place and subject to such terms and conditions as may be established by the Administrator or its designee. Unless the Administrator determines otherwise, the date of exercise of an SAR shall mean the date on which the Company shall have received proper notice from the Participant of the exercise of such SAR.

(iii) The Administrator shall determine the extent, if any, to which a Participant may have the right to exercise an SAR following termination of the Participant’s employment or service with the Company. Such rights, if any, shall be determined in the sole discretion of the Administrator, shall be stated in the individual Award Agreement, need not be uniform among all SARs issued pursuant to this Section 8, and may reflect distinctions based on the reasons for termination of employment or service. The Administrator also may, in its sole discretion (taking into account any Code Section 409A considerations), accelerate the date for exercising all or any part of an SAR which was not otherwise exercisable on the Termination Date, extend the period during which an SAR may be exercised, modify the terms and conditions to exercise, or any combination of the foregoing.

(e) Payment Upon Exercise: Subject to the limitations of the Plan, upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (i) the excess, if any, of the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the Base Price of the SAR by (ii) the number of shares of Common Stock with respect to which the SAR is being exercised. The consideration payable upon exercise of an SAR shall be paid in cash, shares of Common Stock (valued at Fair Market Value on the date of exercise of the SAR) or a combination of cash and shares of Common Stock, as determined by the Administrator.

(f) Nontransferability: Unless the Administrator determines otherwise, SARs shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, except for transfers (for no consideration) if and to the extent permitted by the Administrator in a manner consistent with the registration provisions of the Securities Act. Except as may be permitted by the preceding sentence, SARs may be exercised during the Participant’s lifetime only by him or by his guardian or legal representative. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

9. Restricted Awards

(a) Grant of Restricted Awards: Subject to the limitations of the Plan, the Administrator may in its discretion grant Restricted Awards to such individuals, for such numbers of shares of Common Stock, upon such terms and at such times as the Administrator shall determine. Such Restricted Awards may be in the form of Restricted Stock Awards and/or Restricted Stock Units that are subject to certain conditions, which conditions must be met in order for the Restricted Award to vest and be earned (in whole or in part) and no longer subject to forfeiture. Restricted Stock Awards shall be payable in shares of Common Stock. Restricted Stock Units shall be payable in cash or shares of Common Stock, or partly in cash and partly in shares of Common Stock, in accordance with the terms of the Plan and the discretion of the Administrator. The Administrator shall determine the nature, length and starting date of the period, if any, during which a Restricted Award may be earned (the “Restriction Period”), and shall determine the conditions which must be met in order for a Restricted Award to be granted or to vest or be earned (in whole or in part), which conditions may include, but are not limited to, payment of a stipulated purchase price, attainment of performance objectives, continued service or employment for a certain period of time, a combination of attainment of performance objectives and continued service, Retirement, Displacement, Disability, death, or any combination of such conditions. In the case of Restricted Awards based upon performance criteria, or a combination of performance criteria and continued service, the Administrator shall determine the Performance Measures applicable to such Restricted Awards (subject to Section 1(ll)).

(b) Vesting of Restricted Awards: Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Restricted Awards have vested and been earned and are payable and to establish and interpret the terms and conditions of Restricted Awards. The Administrator, in its sole discretion, may (subject to any Code Section 409A considerations) accelerate the date that any Restricted Award granted to a Participant shall be deemed to be vested or earned in whole or in part, without any obligation to accelerate such date with respect to other Restricted Awards granted to any Participant.

(c) Termination of Employment or Service; Forfeiture: Unless the Administrator determines otherwise, if the employment or service of a Participant shall be terminated for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and all or any part of a Restricted Award has not vested or been earned pursuant to the terms of the Plan and related Award Agreement, such Award, to the extent not then vested or earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

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(d) Share Certificates; Escrow: Unless the Administrator determines otherwise, a certificate or certificates representing the shares of Common Stock subject to a Restricted Stock Award shall be issued in the name of the Participant (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Law shall be provided) after the Award has been granted. Notwithstanding the foregoing, the Administrator may require that (i) a Participant deliver the certificate(s) (or other instruments) for such shares to the Administrator or its designee to be held in escrow until the Restricted Stock Award vests and is no longer subject to a substantial risk of forfeiture (in which case the shares will be promptly released to the Participant) or is forfeited (in which case the shares shall be returned to the Company); and/or (ii) a Participant deliver to the Company a stock power, endorsed in blank (or similar instrument), relating to the shares subject to the Restricted Stock Award which are subject to forfeiture. Unless the Administrator determines otherwise, a certificate or certificate representing shares of Common Stock issuable pursuant to a Restricted Stock Unit shall be issued in the name of the Participant (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Law shall be provided) promptly after the Award (or portion thereof) has vested and is distributable.

(e) Nontransferability: Unless the Administrator determines otherwise, Restricted Awards that have not vested shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers (for no consideration) by will or the laws of intestate succession, and the recipient of a Restricted Award shall not sell, transfer, assign, pledge or otherwise encumber shares subject to the Award until the Restriction Period has expired and until all conditions to vesting have been met. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

10. Performance Awards

(a) Grant of Performance Awards: Subject to the terms of the Plan, the Administrator may in its discretion grant Performance Awards to such eligible individuals upon such terms and conditions and at such times as the Administrator shall determine. Performance Awards may be in the form of Performance Shares and/or Performance Units. An Award of a Performance Share is a grant of a right to receive shares of Common Stock, the cash value thereof, or a combination thereof (in the Administrator’s discretion), which is contingent upon the achievement of performance or other objectives during a specified period and which has a value on the date of grant equal to the Fair Market Value of a share of Common Stock. An Award of a Performance Unit is a grant of a right to receive shares of Common Stock or a designated dollar value amount of Common Stock which is contingent upon the achievement of performance or other objectives during a specified period, and which has an initial value determined in a dollar amount established by the Administrator at the time of grant. Subject to Section 5(b), the Administrator shall have discretion to determine the number of Performance Units and/or Performance Shares granted to any Participant. The Administrator shall determine the nature, length and starting date of the period during which a Performance Award may be earned (the “Performance Period”), and shall determine the conditions which must be met in order for a Performance Award to be granted or to vest or be earned (in whole or in part), which conditions may include but are not limited to payment of a stipulated purchase price, attainment of performance objectives, continued service or employment for a certain period of time, or a combination of any such conditions. Subject to Section 1(ll), the Administrator shall determine the Performance Measures to be used in valuing Performance Awards.

(b) Earning of Performance Awards: Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Performance Awards have been earned and are payable and to interpret the terms and conditions of Performance Awards and the provisions of Section 10. The Administrator, in its sole discretion, may (subject to any Code Section 409A considerations) accelerate the date that any Performance Award granted to a Participant shall be deemed to be earned in whole or in part, without any obligation to accelerate such date with respect to other Awards granted to any Participant.

(c) Form of Payment: Payment of the amount to which a Participant shall be entitled upon earning a Performance Award shall be made in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, as determined by the Administrator in its sole discretion. Payment may be made in a lump sum or upon such terms as may be established by the Administrator (taking into account any Code Section 409A considerations).

(d) Termination of Employment or Service; Forfeiture: Unless the Administrator determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of a Participant shall terminate for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and the Participant has not earned all or part of a Performance Award pursuant to the terms of the Plan and related Award Agreement, such Award, to the extent not then earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

(e) Nontransferability: Unless the Administrator determines otherwise, Performance Awards which have not been earned shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers (for no consideration) by will or the laws of intestate succession, and the recipient of a Performance Award shall not sell, transfer, assign, pledge or otherwise encumber any shares or any other benefit subject to the Award until the Performance Period has expired and the conditions to earning the Award have been met. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

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11. Phantom Stock Awards

(a) Grant of Phantom Stock Awards: Subject to the terms of the Plan, the Administrator may in its discretion grant Phantom Stock Awards to such eligible individuals, in such numbers, upon such terms and at such times as the Administrator shall determine. A Phantom Stock Award is an Award to a Participant of a number of hypothetical share units with respect to shares of Common Stock, with a value based on the Fair Market Value of a share of Common Stock.

(b) Vesting of Phantom Stock Awards: Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Phantom Stock Awards have vested and are payable and to interpret the terms and conditions of Phantom Stock Awards. The Administrator, in its sole discretion, may (subject to any Code Section 409A considerations) accelerate the date that any Phantom Stock Award granted to a Participant shall be deemed to be earned in whole or in part, without any obligation to accelerate such date with respect to other Awards granted to any Participant.

(c) Termination of Employment or Service; Forfeiture: Unless the Administrator determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of a Participant shall be terminated for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and all or any part of a Phantom Stock Award has not vested and become payable pursuant to the terms of the Plan and related Award Agreement, such Award, to the extent not then vested or earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

(d) Payment of Phantom Stock Awards: Upon vesting of all or a part of a Phantom Stock Award and satisfaction of such other terms and conditions as may be established by the Administrator, the Participant shall be entitled to a payment of an amount equal to the Fair Market Value of one share of Common Stock with respect to each such Phantom Stock unit which has vested and is payable. Payment may be made, in the discretion of the Administrator, in cash or in shares of Common Stock valued at their Fair Market Value on the applicable vesting date or dates (or other date or dates determined by the Administrator), or in a combination thereof. Payment may be made in a lump sum or upon such terms as may be established by the Administrator (taking into account any Code Section 409A considerations).

(e) Nontransferability: Unless the Administrator determines otherwise, (i) Phantom Stock Awards shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers (for no consideration) by will or the laws of intestate succession and (ii) shares of Common Stock (if any) subject to a Phantom Stock Award may not be sold, transferred, assigned, pledged or otherwise encumbered until the Phantom Stock Award has vested and all other conditions established by the Administrator have been met. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

12. Other Stock-Based Awards

The Administrator shall have the authority to grant Other Stock-Based Awards. Such Other Stock-Based Awards may be valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock or Awards for shares of Common Stock, including but not limited to Other Stock-Based Awards granted in lieu of bonus, salary or other compensation, Other Stock-Based Awards granted with vesting or performance conditions, and/or Other Stock-Based Awards granted without being subject to vesting or performance conditions. Subject to the provisions of the Plan, the Administrator shall determine the number of shares of Common Stock to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, shares of Common Stock or a combination of cash and shares of Common Stock; and the other terms and conditions of such Awards. Unless the Administrator determines otherwise, (i) Other Stock-Based Awards shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers (for no consideration) by will or the laws of intestate succession, and (ii) shares of Common Stock (if any) subject to an Other Stock-Based Award may not be sold, transferred, assigned, pledged or otherwise encumbered until the Other Stock-Based Award has vested and all other conditions established by the Administrator have been met. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

13. Dividends and Dividend Equivalents

The Administrator may, in its sole discretion, provide that Awards other than Options and SARs earn dividends or dividend equivalents; provided, however, that dividends and dividend equivalents, if any, on unearned or unvested performance-based Awards shall not be paid (even if accrued) unless and until the underlying Award (or portion thereof) has vested and/or been earned. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant’s account. Any crediting of dividends or dividend equivalents may be subject to such additional restrictions and conditions as the Administrator may establish, including reinvestment in additional shares of Common Stock or share equivalents. Notwithstanding the other provisions herein, any dividends or dividend equivalent rights related to an Award shall be structured in a manner so as to avoid causing the Award and related dividends or dividend equivalent rights to be subject to Code Section 409A or shall otherwise be structured so that the Award and dividends or dividend equivalent rights are in compliance with Code Section 409A.

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14. Change of Control

(a) General: Notwithstanding any other provision in the Plan to the contrary, and unless an individual Award Agreement provides otherwise, the following provisions shall apply in the event of a Change of Control:

(i) To the extent that the successor or surviving company in the Change of Control event does not assume or substitute for an Award (or in which the Company is the ultimate parent corporation and does not continue the Award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Administrator) as Awards outstanding under the Plan immediately prior to the Change of Control event, (A) all outstanding Options and SARs shall become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (B) any restrictions, including but not limited to the Restriction Period, Performance Period and/or performance criteria applicable to any outstanding Award other than Options or SARs shall be deemed to have been met, and such Awards shall be deemed vested and earned in full at target.

(ii) Further, in the event that an Award is substituted, assumed or continued as provided in Section 14(a)(i) herein, the Award will nonetheless become vested (and, in the case of Options and SARs, exercisable) and any restrictions, including but not limited to the Restriction Period, Performance Period and/or performance criteria applicable to any outstanding Award other than Options or SARs shall be deemed to have been met, and such Awards shall be deemed vested and earned in full at target, if the employment or service of the Participant is terminated within six months before (in which case vesting shall not occur until the effective date of the Change of Control) or one year (or such other period after a Change of Control as may be stated in a Participant’s change in control agreement, employment agreement or similar agreement, if applicable) after the effective date of a Change of Control if such termination of employment or service (A) is by the Company not for Cause or (B) is by the Participant for Good Reason. For clarification, for the purposes of this Section 14, the “Company” shall include any successor to the Company.

(b) Effect of Change in Control or Other Agreement: Notwithstanding any other provision of the Plan to the contrary, and unless an individual Award Agreement expressly provides otherwise, in the event that a Participant has entered into a change in control agreement, employment agreement or similar agreement with the Company, the Participant shall be entitled to the greater of the benefits provided upon a change of control of the Company under this Plan or the respective change in control agreement, employment agreement or similar agreement, and such change in control agreement, employment agreement or similar agreement shall not be construed to reduce in any way the benefits otherwise provided to a Participant upon the occurrence of a Change of Control as defined in the Plan.

15. Withholding

The Company shall withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law from any amount payable in cash with respect to an Award. Prior to the delivery or transfer of any certificate for shares or any other benefit conferred under the Plan, the Company shall require any Participant or other person to pay to the Company in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Company to such authority for the account of such recipient. Notwithstanding the foregoing, the Administrator may in its discretion establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to such an Award, by electing (the “election”) to have the Company withhold shares of Common Stock from the shares to which the recipient is otherwise entitled. The number of shares to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to (but not exceeding) the amount of such obligations being satisfied. Each election must be made in writing to the Administrator in accordance with election procedures established by the Administrator.

16. Amendment and Termination of the Plan and Awards

(a) Amendment and Termination of Plan: The Plan may be amended, altered, suspended and/or terminated at any time by the Board; provided, that (i) approval of an amendment to the Plan by the shareholders of the Company shall be required to the extent, if any, that shareholder approval of such amendment is required by Applicable Law; and (ii) except for adjustments made pursuant to Section 5(d) the Company may not, without obtaining shareholder approval, (A) amend the terms of outstanding Options or SARs to reduce the Option Price or Base Price of such outstanding Options or SARs; (B) exchange outstanding Options or SARs for cash, for Options or SARs with an Option Price or Base Price that is less than the Option Price or Base Price of the original Option or SAR, or for other equity awards at a time when the original Option or SAR has an Option Price or Base Price, as the case may be, above the Fair Market Value of the Common Stock; or (C) take other action with respect to Options or SARs that would be treated as a repricing under the rules of the principal stock exchange on which shares of the Common Stock are listed.

(b) Amendment and Termination of Awards: The Administrator may amend, alter, suspend and/or terminate any Award granted under the Plan, prospectively or retroactively, but such amendment, alteration, suspension or termination of an Award shall not, without the written consent of the recipient of an outstanding Award, materially adversely affect the rights of the recipient with respect to the Award.

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(c) Amendments to Comply with Applicable Law: Notwithstanding Section 16(a) and Section 16(b) herein, the following provisions shall apply:

(i) The Administrator shall have unilateral authority to amend the Plan and any Award (without Participant consent) to the extent necessary to comply with Applicable Law or changes to Applicable Law (including but in no way limited to Code Section 409A, Code Section 422 and federal securities laws).

(ii) The Administrator shall have unilateral authority to make adjustments to the terms and conditions of Awards in recognition of unusual or nonrecurring events affecting the Company or any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law, or accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable accounting principles or Applicable Law.

17. Compliance with Applicable Law

The Company may impose such restrictions on Awards, shares of Common Stock and any other benefits underlying Awards hereunder as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities or other laws applicable to such securities. Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with Applicable Law (including but not limited to the requirements of the Securities Act). The Company will be under no obligation to register shares of Common Stock or other securities with the Securities and Exchange Commission or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or similar organization, and the Company will have no liability for any inability or failure to do so. The Company may cause a restrictive legend or legends to be placed on any certificate issued pursuant to an Award hereunder in such form as may be prescribed from time to time by Applicable Law or as may be advised by legal counsel.

18. No Right or Obligation of Continued Employment or Service or to Awards

Neither the Plan, an Award, an Award Agreement nor any other action related to the Plan shall confer upon a Participant any right to continue in the employ or service of the Company or an Affiliate as an Employee, Director or Independent Contractor, or to interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s employment or service at any time. Except as otherwise provided in the Plan, an Award Agreement or as may be determined by the Administrator, all rights of a Participant with respect to an Award shall terminate upon the termination of the Participant’s employment or service. In addition, no person shall have any right to be granted an Award, and the Company shall have no obligation to treat Participants or Awards uniformly.

19. General Provisions

(a) Shareholder Rights: Except as otherwise determined by the Administrator (and subject to the provisions of Section 9(d) regarding Restricted Awards and Section 13 regarding dividends and Dividend Equivalent Awards), a Participant and his legal representative, legatees or distributees shall not be deemed to be the holder of any shares of Common Stock subject to an Award and shall not have any rights of a shareholder unless and until certificates for such shares have been issued and delivered to him or them under the Plan. A certificate or certificates for shares of Common Stock acquired upon exercise of an Option or SAR shall be issued in the name of the Participant or his beneficiary and distributed to the Participant or his beneficiary (or, in the case of uncertificated shares, other written notice of ownership in accordance with Applicable Law shall be provided) as soon as practicable following receipt of notice of exercise and, with respect to Options, payment of the Option Price (except as may otherwise be determined by the Company in the event of payment of the Option Price pursuant to Section 7(d)(ii)(C)). Except as otherwise provided in Section 9(d) regarding Restricted Stock Awards or otherwise determined by the Administrator, a certificate for any shares of Common Stock issuable pursuant to a Restricted Award, Performance Award, Phantom Stock Award or Other Stock-Based Award shall be issued in the name of the Participant or his beneficiary and distributed to the Participant or his beneficiary (or, in the case of uncertificated shares, other written notice of ownership in accordance with Applicable Law shall be provided) after the Award (or portion thereof) has vested and been earned.

(b) Section 16(b) Compliance: To the extent that any Participants in the Plan are subject to Section 16(b) of the Exchange Act, it is the general intention of the Company that transactions under the Plan shall comply with Rule 16b-3 under the Exchange Act and that the Plan shall be construed in favor of such Plan transactions meeting the requirements of Rule 16b-3 or any successor rules thereto. Notwithstanding anything in the Plan to the contrary, the Administrator, in its sole and absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

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(c) Code Section 162(m) Performance-Based Compensation. To the extent to which Code Section 162(m) is applicable, the Company intends that compensation paid under the Plan to Covered Employees will, to the extent practicable, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m), unless otherwise determined by the Administrator. Accordingly, Awards granted to Covered Employees which are intended to qualify for the performance-based exception under Code Section 162(m) shall be deemed to include any such additional terms, conditions, limitations and provisions as are necessary to comply with the performance-based compensation exemption of Code Section 162(m), unless the Administrator, in its discretion, determines otherwise.

(d) Unfunded Plan; No Effect on Other Plans:

(i) The Plan shall be unfunded, and the Company shall not be required to create a trust or segregate any assets that may at any time be represented by Awards under the Plan. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Affiliate, including, without limitation, any specific funds, assets or other property which the Company or any Affiliate, in their discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to shares of Common Stock or other amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Affiliate. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.

(ii) The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Administrator.

(iii) The adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of stock incentive or other compensation for employees or service providers of the Company or any Affiliate.

(e) Governing Law: Prior to the Merger Effective Date, the Plan shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflict of laws provisions of any state, and in accordance with applicable federal laws of the United States. Awards outstanding before the Merger Effective Date shall (unless the Company and the Participant agree otherwise) be governed by and construed in accordance with the governing law as provided in the Award Agreement. With respect to the Plan and Awards granted on or after the Merger Effective Date, the Plan and Awards shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of any state, and in accordance with applicable federal laws of the United States.

(f) Beneficiary Designation: The Administrator may, in its discretion, permit a Participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement of Awards (if any) to which the Participant is otherwise entitled in the event of death. In the absence of such designation by a Participant, and in the event of the Participant’s death, the estate of the Participant shall be treated as beneficiary for purposes of the Plan, unless the Administrator determines otherwise. The Administrator shall have discretion to approve and interpret the form or forms of such beneficiary designation. A beneficiary, legal guardian, legal representative or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent that the Plan and/or Award Agreement provide otherwise, and to any additional restrictions deemed necessary or appropriate by the Administrator.

(g) Gender and Number: Except where otherwise indicated by the context, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.

(h) Severability: If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(i) Rules of Construction: Headings are given to the sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation or other provision of law shall (unless the Administrator determines otherwise) be construed to refer to any amendment to or successor of such provision of law.

(j) Successors and Assigns: The Plan shall be binding upon the Company, its successors and assigns, and Participants, their executors, administrators and permitted transferees and beneficiaries.

(k) Award Agreement: The grant of any Award under the Plan shall be evidenced by an Award Agreement between the Company and the Participant. Such Award Agreement may state terms, conditions and restrictions applicable to the Award and any may state such other terms, conditions and restrictions, including but not limited to terms, conditions and restrictions applicable to shares of Common Stock (or other benefits) subject to an Award, as may be established by the Administrator.

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Appendix A

(l) Right of Offset: Notwithstanding any other provision of the Plan or an Award Agreement, the Company may (subject to any Code Section 409A considerations) reduce the amount of any payment or benefit otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to or on behalf of the Company or an Affiliate that is or becomes due and payable.

(m) Uncertified Shares: Notwithstanding anything in the Plan to the contrary, to the extent the Plan provides for the issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may, in the Company’s discretion, be effected on a non-certificated basis, to the extent not prohibited by the Company’s certificate of incorporation or bylaws or by Applicable Law (including but not limited to applicable state corporate law and the applicable rules of any stock exchange on which the Common Stock may be traded).

(n) Income and Other Taxes: Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including but not limited to any taxes arising under Code Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes. The Company shall have no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for a Participant or any other person.

(o) Effect of Certain Changes in Status: Notwithstanding the other terms of the Plan or an Award Agreement, the Administrator has sole discretion to determine (taking into account any Code Section 409A considerations), at the time of grant of an Award or at any time thereafter, the effect, if any, on Awards (including but not limited to modifying the vesting, exercisability and/or earning of Awards) granted to a Participant if the Participant’s status as an Employee, Director or Independent Contractor changes, including but not limited to a change from full-time to part-time, or vice versa, or if other similar changes in the nature or scope of the Participant’s employment or service occur.

(p) Shareholder Approval: The Plan was subject to and received the approval of the shareholders of RFMD within 12 months of the Effective Date of the Plan. Subsequent shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws. Awards granted prior to such shareholder approval shall be conditioned upon and shall be effective only upon approval of the Plan by such shareholders on or before such date if and to the extent required under Applicable Laws or so determined by the Administrator.

(q) Deferrals: The Administrator may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be payable with respect to an Award. Any such deferral shall be subject to such terms and conditions as may be established by the Administrator and to any applicable Code Section 409A requirements.

(r) Fractional Shares: Except as otherwise provided in an Award Agreement or determined by the Administrator, (i) the total number of shares issuable pursuant to the exercise, vesting or earning of an Award shall be rounded down to the nearest whole share, and (ii) no fractional shares shall be issued. The Administrator may, in its discretion, determine that a fractional share shall be settled in cash.

(s) Compliance with Recoupment, Ownership and Other Policies or Agreements: Notwithstanding anything in the Plan to the contrary, the Administrator may, at any time, consistent with, but without limiting, the authority granted in Section 3(b) herein, in its discretion provide that an Award or benefits related to an Award shall be forfeited and/or recouped if the Participant, during employment or service or following termination of employment or service for any reason, engages in certain specified conduct, including but not limited to violation of policies of the Company or an Affiliate, breach of non-solicitation, noncompetition, confidentiality or other restrictive covenants, or other conduct by the Participant that is determined by the Administrator to be detrimental to the business or reputation of the Company or any Affiliate. In addition, without limiting the effect of the foregoing, as a condition to the grant of an Award or receipt or retention of shares of Common Stock, cash or any other benefit under the Plan, the Administrator may, at any time, require that a Participant agree to abide by any equity retention policy, stock ownership guidelines, compensation recovery policy and/or other policies adopted by the Company or an Affiliate, each as in effect from time to time and to the extent applicable to the Participant. Further, each Participant shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply under Applicable Law.

20. Compliance with Code Section 409A

Notwithstanding any other provision in the Plan or an Award Agreement to the contrary, if and to the extent that Code Section 409A is deemed to apply to the Plan or any Award, it is the general intention of the Company that the Plan and all such Awards shall, to the extent practicable, comply with, or be exempt from, Code Section 409A, and the Plan and any such Award Agreement shall, to the extent practicable, be construed in accordance therewith. Deferrals of shares or any other benefit issuable pursuant to an Award otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall

    2017 Proxy Statement    A-17

Appendix A

not be permitted unless such deferrals are in compliance with, or exempt from, Code Section 409A. In the event that the Company (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise, distributions that are subject to Code Section 409A to any Participant who is a “specified employee” (as defined under Code Section 409A) upon a separation from service may only be made following the expiration of the six-month period after the date of separation from service (with such distributions to be made during the seventh month following separation of service), or, if earlier than the end of the six-month period, the date of death of the specified employee, or as otherwise permitted under Code Section 409A. Without in any way limiting the effect of any of the foregoing, (i) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in the Plan or any Award Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan or Award Agreement, as applicable, and (ii) terms used in the Plan or an Award Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that the Plan or any Award shall be deemed not to comply with Code Section 409A, then neither the Company, the Administrator nor its or their designees or agents shall be liable to any Participant or other person for actions, decisions or determinations made in good faith.

[Signature Page To Follow]

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Appendix A

IN WITNESS WHEREOF, this RF Micro Devices, Inc. 2012 Stock Incentive Plan, as assumed by Qorvo, Inc. and amended and restated effective January 1, 2015, is, by the authority of the Board of Directors of the Company, executed on behalf of the Company effective as of January 1, 2015.

QORVO, INC.

By:	/s/ Robert A. Bruggeworth
Robert A. Bruggeworth
Chief Executive Officer

ATTEST:

/s/ Suzanne B. Rudy
Suzanne B. Rudy
Vice President, Corporate Treasurer &
Compliance Officer

    2017 Proxy Statement    A-19

QORVO, INC. 7628 THORNDIKE ROAD GREENSBORO, NC 27409	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Qorvo, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Qorvo, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E30721-P95480-Z70438	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QORVO, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES LISTED IN ITEM 1 AND “FOR” ITEMS 2, 3 AND 4.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
					☐	☐	☐
1.	ELECTION OF DIRECTORS

	Nominees:

	01)	Ralph G. Quinsey	07)	David H. Y. Ho
	02)	Robert A. Bruggeworth	08)	Roderick D. Nelson
	03)	Daniel A. DiLeo	09)	Dr. Walden C. Rhines
	04)	Jeffery R. Gardner	10)	Susan L. Spradley
	05)	Charles Scott Gibson	11)	Walter H. Wilkinson, Jr.
	06)	John R. Harding

					For	Against	Abstain			For	Against	Abstain

2.	To approve, on an advisory basis, the compensation of our Named Executive Officers (as defined in the proxy statement).				☐	☐	☐	4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018.	☐	☐	☐

					For	Against	Abstain

3.	To reapprove the Qorvo, Inc. 2012 Stock Incentive Plan, for purposes of Section 162(m) of the Internal Revenue Code.				☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR” the director nominees listed in Item 1 and “FOR” Items 2, 3 and 4. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.							☐

Please indicate if you plan to attend this meeting.					☐	☐

					Yes	No

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by a duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E30722-P95480-Z70438

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF QORVO, INC.

ANNUAL MEETING OF STOCKHOLDERS AUGUST 8, 2017

The stockholder(s) hereby appoint(s) Robert A. Bruggeworth and Jeffrey C. Howland, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Qorvo, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. Pacific Time on August 8, 2017, at Hotel deLuxe, 729 SW 15th Avenue, Portland, Oregon, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE AND “FOR” ITEMS 2, 3 AND 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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